[LOGO]
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                                                                    May 22, 1998

To: Securityholders of The Grand Union Company:

     We are very pleased to deliver to you the attached Disclosure Statement and Ballots pursuant to a solicitation that is being conducted to obtain sufficient acceptances of a plan of reorganization before the filing of a voluntary reorganization case under chapter 11 of the Bankruptcy Code. With the enclosed Ballot, you may vote to accept or reject Grand Union's proposed chapter 11 plan of reorganization (the 'Plan of Reorganization'). Your vote must be received by Grand Union's Voting Agent by 5:00 p.m. Eastern Time on June 22, 1998. Shortly after such date, Grand Union intends to file the Plan of Reorganization and Disclosure Statement with the United States Bankruptcy Court and request a hearing to consider confirmation and approval of the Plan of Reorganization.

     The Plan of Reorganization and its related documents are the product of negotiations over the past several months between Grand Union, an unofficial committee of noteholders owning in excess of 48% of the aggregate principal amount of Grand Union's 12% Senior Notes due September 1, 2004 (the 'Old Senior Notes') and the holders of Grand Union's preferred stock (the 'Old Preferred Stock Interests').

     The Plan of Reorganization provides for a capital restructuring. Specifically, the holders of the Old Senior Notes will exchange those Old Senior Notes for a pro rata share of all of the new common stock of Grand Union. The holders of Grand Union's Old Preferred Stock Interests will receive (i) five-year warrants to purchase approximately 10.5% in the aggregate of the new common stock at an exercise price of $19.82 per share, (ii) five-year warrants to purchase approximately 2.5% in the aggregate of the new common stock at an exercise price of $23.15 per share and (iii) four-year warrants to purchase approximately 1% in the aggregate of the new common stock at an exercise price of $12.32 per share. The holders of Grand Union's existing common stock (the 'Old Common Stock Interests') will receive five-year warrants to purchase approximately 1.5% in the aggregate of the new common stock at an exercise price of $19.82 per share. In addition, Grand Union will enter into a new $300 million senior credit facility upon consummation of the Plan of Reorganization. The result will be a reorganized company which has significantly reduced debt and a new working capital facility for its operations.

     The capital restructuring represented by the Plan of Reorganization is essential to the success of Grand Union. By reducing Grand Union's debt and providing for an increase in bank financing, the Plan of Reorganization will significantly improve Grand Union's financial condition and overall creditworthiness, thereby enhancing Grand Union's ability to make the necessary capital expenditures to compete more effectively in its operating areas.

     Grand Union is seeking your vote to accept or reject the Plan of Reorganization prior to the commencement of its chapter 11 case. By using the 'prepackaged bankruptcy' method, Grand Union anticipates that its chapter 11 case will be significantly shortened and the administration of such case will be simplified and less costly. The members of the Unofficial Noteholder Committee and the holders of Grand Union's Old Preferred Stock Interests intend to vote to accept the Plan of Reorganization. Please review the attached Disclosure Statement carefully for details about voting, recoveries, Grand Union and its financial performance, and other relevant matters. Grand Union has established the following Record Date (for determining who is entitled to vote on the Plan of Reorganization) and deadline for its Voting Agent to receive votes:

RECORD DATE: May 19, 1998.

DEADLINE FOR GRAND UNION'S VOTING AGENT
TO RECEIVE VOTES:                      June 22, 1998
                                       5:00 p.m. Eastern Time.
                                       Sincerely,
                                       J. Wayne Harris
                                       Chairman of the Board
                                         and Chief Executive Officer

                            THE GRAND UNION COMPANY
                           201 WILLOWBROOK BOULEVARD
                          WAYNE, NEW JERSEY 07470-0966
                                 (973) 890-6000

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF NEW JERSEY

 ................................................................................


In re

THE GRAND UNION COMPANY,

                  Debtor.

                                             Chapter 11 Case No. 98

 ................................................................................

               DISCLOSURE STATEMENT RELATING TO DEBTOR'S PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
             ------------------------------------------------------




WEIL, GOTSHAL & MANGES LLP
Co-Attorneys for The Grand Union Company
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

RAVIN, GREENBERG & MARKS, P.A.
Co-Attorneys for The Grand Union Company
101 Eisenhower Parkway
Roseland, New Jersey 07068
(973) 226-1500

Dated: May 22, 1998

THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A PLAN OF REORGANIZATION BEFORE THE FILING OF A VOLUNTARY REORGANIZATION CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. BECAUSE A CHAPTER 11 CASE HAS NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF ITS CHAPTER 11 CASE, THE GRAND UNION COMPANY INTENDS TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT CONFIRMING ITS PLAN OF REORGANIZATION.

                    DISCLOSURE STATEMENT, DATED MAY 22, 1998
                          Solicitation of Votes on the
                           Plan of Reorganization of
                            THE GRAND UNION COMPANY

          from the holders of The Grand Union Company's outstanding 12%
                     SENIOR NOTES DUE SEPTEMBER 1, 2004
                                      and
                           PREFERRED STOCK INTERESTS

     THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN OF REORGANIZATION IS 5:00 P.M., EASTERN TIME, ON JUNE 22, 1998, UNLESS EXTENDED.

Recommendation by The Grand Union Company

     The Board of Directors of The Grand Union Company has approved the pre-chapter 11 solicitation, the Plan of Reorganization and the transactions contemplated thereby, and recommends that all noteholders and interestholders whose votes are being solicited submit Ballots to accept the Plan of Reorganization.

Unofficial Noteholder Committee and Preferred Stockholders

     The Plan of Reorganization is the product of extensive negotiations over the past several months among The Grand Union Company, its legal, financial and other professional advisors and the members of the Unofficial Noteholder Committee (which hold in excess of 48% of the aggregate principal amount of 12% Senior Notes issued by The Grand Union Company (the 'Old Senior Notes')), with the assistance of such Committee's legal and financial advisors, and the holders of Grand Union's preferred stock (the 'Old Preferred Stock Interests') and their legal advisors. The members of the Unofficial Noteholder Committee and the holders of Old Preferred Stock Interests intend to vote to accept the Plan of Reorganization.

     HOLDERS OF THE OLD SENIOR NOTES AND OLD PREFERRED STOCK INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

     THIS OFFER OF NEW COMMON STOCK AND NEW WARRANTS IN EXCHANGE FOR THE CANCELLATION OF CERTAIN EXISTING SECURITIES PREVIOUSLY ISSUED BY THE GRAND UNION COMPANY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE 'SECURITIES ACT'), OR SIMILAR STATE SECURITIES OR 'BLUE SKY' LAWS. THE OFFER OF NEW COMMON STOCK IS BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION SPECIFIED IN SECTION 3(a)(9) OF THE SECURITIES ACT. THE ISSUANCE OF THE NEW COMMON STOCK, THE NEW WARRANTS AND THE NEW COMMON STOCK TO BE ISSUED UPON EXERCISE OF THE NEW WARRANTS WILL BE MADE PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE.

     NONE OF THE NEW COMMON STOCK OR NEW WARRANTS TO BE ISSUED ON THE CONSUMMATION DATE HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE 'SEC') OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN OF REORGANIZATION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     WITH THE EXCEPTION OF HISTORICAL INFORMATION, SOME MATTERS DISCUSSED HEREIN, INCLUDING THE PROJECTIONS AND VALUATION ANALYSIS DESCRIBED IN SECTION V BELOW, ARE 'FORWARD-LOOKING STATEMENTS' WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE HIGHLY COMPETITIVE ENVIRONMENT IN WHICH THE GRAND UNION COMPANY OPERATES, AND THE GENERAL ECONOMIC CONDITIONS IN THE GEOGRAPHIC AREAS IN WHICH THE GRAND UNION COMPANY OPERATES. NO PROJECTIONS OR OTHER FORWARD-LOOKING ANALYSES CONTAINED HEREIN WERE PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. GRAND UNION'S INDEPENDENT ACCOUNTANTS, PRICE WATERHOUSE, LLP, HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. FOR ADDITIONAL INFORMATION ABOUT THE GRAND UNION COMPANY AND ITS OPERATING AND FINANCIAL CONDITION, PLEASE SEE THE GRAND UNION COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 29, 1997 AND QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JANUARY 3, 1998, AS FILED WITH THE SEC AND ANNEXED AS EXHIBITS 2 AND 3 HERETO, RESPECTIVELY.

     THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.

     THE TERMS OF THE PLAN OF REORGANIZATION (ANNEXED AS EXHIBIT 1 HERETO) GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

     THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OF REORGANIZATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY ENTITY FOR ANY OTHER PURPOSE.

     ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

                                  INTRODUCTION
                             IMPORTANT--PLEASE READ

     The Grand Union Company ('Grand Union') is soliciting acceptances of the 'prepackaged' chapter 11 plan of reorganization (the 'Plan of Reorganization') attached as Exhibit 1 to this Disclosure Statement. This solicitation is being conducted at this time in order to obtain (prior to the commencement of a voluntary chapter 11 reorganization case by Grand Union) sufficient votes to enable the Plan of Reorganization to be confirmed by the Bankruptcy Court. Grand Union anticipates that by conducting the solicitation in advance of commencing its chapter 11 case, the pendency of the case will be significantly shortened and its administration will be simplified and less costly.

     WHO IS ENTITLED TO VOTE: The holders that beneficially own, as of the May 19, 1998 record date, any of the 12% Senior Notes due September 1, 2004 issued by Grand Union (the 'Old Senior Notes') and holders of Grand Union's preferred stock (the 'Old Preferred Stock Interests') are entitled to vote on the Plan of Reorganization. Holders of Grand Union's existing common stock (the 'Old Common Stock Interests') and warrants (the 'Old Warrants') are deemed to reject the Plan of Reorganization and are not entitled to vote to accept or reject the Plan of Reorganization.

     Grand Union is commencing this solicitation after extensive discussions with an unofficial committee of noteholders, consisting of Appaloosa Management LP, Conseco Capital Management, Contrarian Capital Advisors LLC, Farallon Capital Management, L.L.C., Lehman Brothers, Inc., Merrill Lynch Phoenix Fund, Inc., Swiss Bank Corporation and Turnberry Capital (the 'Unofficial Noteholder Committee').

     The Plan of Reorganization is the product of Grand Union's extensive negotiations with the members of the Unofficial Noteholder Committee and holders of Grand Union's Old Preferred Stock Interests, who intend to vote in favor of the Plan of Reorganization. Grand Union's Board of Directors urges you to vote to accept the Plan of Reorganization.

     Grand Union's legal advisors are Weil, Gotshal & Manges LLP and Ravin, Greenberg & Marks, P.A.; its financial advisors are Salomon Smith Barney. They can be contacted at:


Weil, Gotshal & Manges LLP                  Salomon Smith Barney
  767 Fifth Avenue                            388 Greenwich Street
  New York, New York 10153                    New York, New York 10013
  (212) 310-8000                              (212) 816-6000
  Attn: Jeffrey L. Tanenbaum, Esq.            Attn: Mr. Benjamin Waisbren
        Ted S. Waksman, Esq.
        Judy G.Z. Liu, Esq.

             and

Ravin, Greenberg & Marks, P.A.
  101 Eisenhower Parkway
  Roseland, NJ 07068
  (973) 226-1500
  Attn: Howard S. Greenberg, Esq.

     The following table summarizes the treatment for creditors and shareholders under the Plan of Reorganization. For a complete explanation, please refer to the discussion in Section IV below, entitled 'THE PLAN OF REORGANIZATION' and to the Plan of Reorganization itself.


                                                                                                                  Estimated
Class          Description                                   Treatment                                             Recovery
-----          -----------                                   ---------                                            ---------
  1     Priority Non-Tax Claims                               Unimpaired                                               100%

  2     Supplemental Term Loan Claims                         Unimpaired                                               100%

  3     Other Secured Claims                                  Unimpaired                                               100%

  4     Old Senior Note Claims                                Ratable Proportion of 100% of the initial shares of      63%*
                                                                New Common Stock

  5     General Unsecured Claims                              Unimpaired                                               100%

  6     Old Preferred Stock Interests                         Ratable Proportion of (i) five-year warrants to         9.5%**
                                                                purchase approximately 10.5% in the aggregate
                                                                of the New Common Stock at an exercise price
                                                                of $19.82 per share, (ii) five-year warrants
                                                                to purchase approximately 2.5% in the
                                                                aggregate of the New Common Stock at an
                                                                exercise price of $23.15 per share and (iii)
                                                                four-year warrants to purchase approximately
                                                                1% in the aggregate of the New Common Stock at
                                                                an exercise price of $12.32 per share

 7     Old Common Stock Interests                             Ratable Proportion of five-years warrants to             --***
                                                                purchase approximately 1.5% in the aggregate of
                                                                the New Common Stock at an exercise price of
                                                                $19.82 per share; deemed to reject the Plan

8     Old Warrants                                            No Distribution; deemed to reject the Plan                --

  * This estimate assumes that the Old Senior Notes represent claims in the aggregate principal amount of $595.4 million and does not reflect any reduction to the value of the New Common Stock to take into account the issuance of the New Warrants.

 ** Grand Union estimates the value of the New Warrants to be distributed to the holders of the Old Preferred Stock Interests to be $9.5 million.

*** Grand Union estimates the value of the New Warrants to be distributed to the holders of Old Common Stock Interests to be $1 million.

     For detailed historical and projected financial information and financial estimates, see Section V below, entitled 'PROJECTIONS AND VALUATION ANALYSIS.' ADDITIONAL FINANCIAL INFORMATION IS CONTAINED IN GRAND UNION'S MOST RECENT ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 29, 1997 AND QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JANUARY 3, 1998, ATTACHED AS EXHIBITS 2 AND 3, RESPECTIVELY, TO THIS DISCLOSURE STATEMENT.

Summary of Voting Procedures

     To be counted, your vote must be received, pursuant to the following instructions, by Grand Union's Voting Agent at the following address, before the Voting Deadline of 5:00 p.m. (Eastern Time) on June 22, 1998:

                            THE GRAND UNION COMPANY
                           c/o THE ALTMAN GROUP, INC.
                              60 EAST 42ND STREET
                            NEW YORK, NEW YORK 10165
                              TEL: (212) 681-9600

1. IF YOU ARE, AS OF THE MAY 19, 1998 RECORD DATE, THE BENEFICIAL OWNER OF OLD SENIOR NOTES (CLASS 4):

   If the Old Senior Notes are registered in your own name: Please complete the information requested on the Ballot, sign, date, and indicate your vote on the Ballot, and return the Ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

   If the Old Senior Notes are registered in 'street name':

   If your Ballot has already been signed (or 'prevalidated') by your nominee (your broker, bank, other nominee or their agent): Please complete the information requested on the Ballot, and indicate your vote on the Ballot, and return your completed Ballot in the enclosed pre-addressed postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

                                       OR

   If your Ballot has NOT been signed (or 'prevalidated') by your nominee (your broker, bank, other nominee, or their agent): Please complete the information requested on the Ballot, sign, date and indicate your vote on the Ballot, and return the Ballot to your nominee in sufficient time for your nominee to then forward your vote to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.

2. IF YOU ARE THE NOMINEE FOR A BENEFICIAL OWNER, AS OF THE MAY 19, 1998 RECORD DATE, OF OLD SENIOR NOTES (CLASS 4): Please forward a copy of this Disclosure Statement and the appropriate Ballot to each beneficial owner, AND:

            All Ballots that you have signed (or 'prevalidated') should be completed by the beneficial owners and returned by the beneficial owners directly to the Voting Agent so that such Ballots are received by the Voting Agent before the Voting Deadline.

            All Ballots that you have NOT signed (or 'prevalidated') must be collected by you, and you should complete the Master Ballot, and deliver the completed Master Ballot to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.

3. IF YOU ARE A SECURITIES CLEARING AGENCY: Please arrange for your respective participants to vote by executing an omnibus proxy in their favor.

4. IF YOU ARE, AS OF THE MAY 19, 1998 RECORD DATE, THE RECORD OWNER OF OLD PREFERRED STOCK INTERESTS (CLASS 6):

   Please complete the information requested on the Ballot, sign, date and indicate your vote on the Ballot, and return your completed Ballot in the enclosed pre-addressed postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

5. SOLICITATION REGARDING BENEFIT PLANS (HOLDERS OF OLD SENIOR NOTES ONLY):

   In addition to voting to accept or reject the Plan of Reorganization, holders of Old Senior Notes should use the Ballot to cast their votes to accept or reject (i) The Grand Union Company Executive Annual Incentive Bonus Plan (the 'EAIB Plan'), and (ii) The Grand Union Company 1995 Equity Incentive Plan, as amended (as described herein, the 'EIP'). On May 14, 1998, Grand Union's Board of Directors voted, based on the recommendation of the Compensation Committee of the Board of Directors, to amend the plan to reduce the number of shares or options to acquire shares issuable under the plan to 3,250,000 (inclusive of options proposed to be issued to the Senior Managers as described herein) and to increase the number of shares or options to acquire shares that can be granted to any individual under the plan from 2,000,000 to 3,000,000. A vote to accept the EIP by holders of the Old Senior Notes will constitute a vote in favor of the EIP including such amendment.

   For a detailed discussion of the EAIB Plan and the EIP, see Section IV.M.3. below, entitled 'PLAN OF REORGANIZATION--Miscellaneous Provisions--Benefit Plans,' and Grand Union's Proxy Statement dated November 3,

   1997 attached hereto as Exhibit 4, and incorporated herein by reference (other than as modified by the discussion in Section IV.M.3. below). Such benefit plans will be retained and/or amended only if the holders of a majority in principal amount of Old Senior Notes who cast Ballots with respect to the EAIB Plan and the EIP vote to approve the EAIB Plan and the EIP, respectively. Any options proposed to be issued and any bonuses proposed to be paid under such benefit plans in connection with the consummation of the Plan of Reorganization, as subsequently described herein, are subject to such approval. See Section IV.H. below, entitled 'PLAN OF REORGANIZATION --Senior Management Employment Agreements.'

   IF YOU ARE A HOLDER OF OLD SENIOR NOTES AND YOU HAVE RETURNED YOUR BALLOT, BUT FAILED TO INDICATE ON YOUR BALLOT WHETHER YOU ACCEPT OR REJECT THE EAIB PLAN OR THE EIP, SUCH BALLOT WILL BE COUNTED AS AN ACCEPTANCE OF THE EAIB PLAN AND/OR THE EIP. THE MEMBERS OF THE UNOFFICIAL NOTEHOLDER COMMITTEE INTEND TO VOTE IN FAVOR OF THE EAIB PLAN AND THE EIP.

                                     * * *

     For detailed voting instructions, see Section VII below, entitled 'VOTING PROCEDURES AND REQUIREMENTS' and the instructions on your Ballot or Master Ballot.


                               TABLE OF CONTENTS

I.       DESCRIPTION OF THE BUSINESS.....................................................      1
         A.  General.....................................................................      1
         B.  Store Formats and Locations; Competition....................................      1
         C.  Distribution and Supply.....................................................      1
         D.  Common Stock Formerly Traded on NASDAQ SmallCap Market......................      1
II.      KEY EVENTS LEADING TO THE SOLICITATION AND DECISION TO COMMENCE A VOLUNTARY
         CHAPTER 11 REORGANIZATION CASE..................................................      2
         A.  The 1995 Restructuring......................................................      2
         1.  Treatment of Administrative Claims and General Unsecured Claims.............      2
         2.  Bank Claims and Execution of Credit Agreement...............................      2
         3.  Exchange of Senior Notes....................................................      2
         4.  Cancellation of Subordinated Notes and Issuance of Common Stock.............      2
         5.  Issuance of Warrants........................................................      2
         6.  Cancellation of Remaining Long-Term Debt and Common Stock Interests.........      2
         B.  1996 Issuance of Old Preferred Stock Interests..............................      2
         C.  Downgrading.................................................................      3
         D.  Strategic Initiatives.......................................................      4
         E.  August 1997 Amendment of Credit Agreement and Prepetition Negotiations with       4
         Secured Banks...................................................................
         F.  Prepetition Negotiations with the Unofficial Noteholder Committee...........      5
         G.  Negotiations with Holders of Old Preferred Stock Interests..................      6
III.     ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE...................................      6
         A.  Chapter 11 Financing........................................................      6
         B.  Operational Issues After the Petition Date..................................      7
         1.  Trade Vendor Matters........................................................      7
         2.  Employee Matters............................................................      7
         3.  Consent of DIP Credit Agreement Lenders and Cash Collateral Lenders.........      7
         4.  Executory Contracts and Unexpired Leases....................................      7
         C.  Confirmation Hearing........................................................      7
IV.      THE PLAN OF REORGANIZATION......................................................      7
         A.  Introduction................................................................      7
         B.  Classification and Treatment of Claims and Equity Interests Under the Plan        8
         of Reorganization...............................................................
         C.  Securities to Be Issued Pursuant to the Plan of Reorganization..............     13
         1.  New Common Stock............................................................     13
         2.  New Warrants................................................................     13
         3.  Securities Law Matters......................................................     13
         4.  Hart-Scott-Rodino Act Filing Requirements...................................     14
         D.  Means of Implementation of the Plan of Reorganization.......................     15
         1.  Exit Facility...............................................................     15
         2.  Corporate Action Regarding Issuance of New Securities.......................     15
         3.  Registration Rights Agreement...............................................     15
         4.  New Warrant Agreement.......................................................     15
         5.  Cancellation of Existing Securities and Agreements..........................     16
         6.  General Corporate Action....................................................     16
         E.  Provisions Governing Distributions..........................................     16
         1.  Date of Distributions.......................................................     16
         2.  Disbursing Agent............................................................     16
         3.  Surrender of Instruments....................................................     16
         4.  Compensation of Professionals...............................................     17

                                       (i)

         5.  Delivery of Distributions...................................................     17
         6.  Manner of Payment Under Plan of Reorganization..............................     17
         7.  Fractional Shares...........................................................     17
         8.  Setoffs and Recoupment......................................................     17
         9.  Distributions After Consummation Date.......................................     17
         10.  Rights and Powers of Disbursing Agent......................................     17
         11.  Exculpation................................................................     18
         12.  Allocation Relating to the Old Senior Notes................................     18
         13.  Voluntary Cancellation of Old Common Stock; Return of Warrants.............     18
         14.  Allowance of Certain Claims................................................     18
         F.  Procedures for Treating Disputed Claims Under Plan of Reorganization........     18
         1.  Disputed Claims.............................................................     18
         2.  Objections to Claims........................................................     19
         3.  No Distributions Pending Allowance..........................................     19
         4.  Distributions After Allowance...............................................     19
         G.  Provisions Governing Executory Contracts and Unexpired Leases...............     19
         H.  Senior Management Employment Agreements.....................................     19
         1.  Harris Employment Agreement.................................................     19
         2.  Partridge Employment Agreement..............................................     20
         3.  Philbin Employment Agreement................................................     20
         4.  Freimark Employment Agreement...............................................     20
         5.  Management Stock Options....................................................     21
         6.  Change of Control Arrangements..............................................     21
         I.  Conditions Precedent to Consummation Date...................................     21
         1.  Conditions Precedent to Consummation Date of Plan of Reorganization.........     21
         2.  Waiver of Conditions Precedent..............................................     22
         J.  Effect of Confirmation......................................................     22
         1.  Vesting of Assets...........................................................     22
         2.  Binding Effect..............................................................     22
         3.  Discharge of Grand Union....................................................     22
         4.  Term of Injunctions or Stays................................................     22
         5.  Indemnification Obligations.................................................     23
         6.  Limited Release.............................................................     23
         K.  Waiver of Claims............................................................     23
         1.  Avoidance Actions...........................................................     23
         L.  Retention of Jurisdiction...................................................     23
         M. Miscellaneous Provisions.....................................................     24
         1.  Payment of Statutory Fees...................................................     24
         2.  Retiree Benefits............................................................     24
         3.  Benefit Plans...............................................................     24
         4.  Administrative Expenses Incurred After the Confirmation Date................     25
         5.  Section 1125(e) of the Bankruptcy Code......................................     25
         6.  Compliance with Tax Requirements............................................     25
         7.  Severability of Plan Provisions.............................................     25
         8.  Governing Law...............................................................     25
V.       PROJECTIONS AND VALUATION ANALYSIS..............................................     25
         A.  Consolidated Condensed Projected Financial Statements.......................     25
         1.  Responsibility for and Purpose of the Projections...........................     25
         2.  Summary of Significant Assumptions..........................................     26

                                      (ii)

         3.  Special Note Regarding Forward-Looking Statements...........................     28
         4.  Financial Projections.......................................................     28
         B.  Valuation...................................................................     35
VI.      CERTAIN FACTORS AFFECTING GRAND UNION...........................................     35
         A.  Certain Bankruptcy Law Considerations.......................................     35
         1.  Failure to Satisfy Vote Requirement.........................................     35
         2.  Risk of Non-Confirmation of the Plan of Reorganization......................     35
         3.  Non-Consensual Confirmation.................................................     35
         4.  Risk of Non-Occurrence of the Consummation Date.............................     35
         5.  Effect of Grand Union's Chapter 11 Case on Relations With Trade Vendors.....     36
         B.  Factors Affecting the Value of the Securities to Be Issued Under the Plan of     36
         Reorganization..................................................................
         1.  Competitive Conditions......................................................     36
         2.  Capital Requirements........................................................     36
         3.  Variances from Projections..................................................     36
         4.  Disruption of Operations....................................................     36
         5.  Lack of Trading Market......................................................     36
         6.  Dividend Policies...........................................................     37
         C.  Certain Tax Matters.........................................................     37
         D.  Pending Litigation or Demands Asserting Prepetition Liability...............     37
VII.     VOTING PROCEDURES AND REQUIREMENTS..............................................     37
         A.  Voting Deadline.............................................................     37
         B.  Holders of Claims and Equity Interests Entitled to Vote.....................     38
         C.  Vote Required for Acceptance by a Class.....................................     38
         D.  Voting Procedures...........................................................     38
         1.  Holders of Class 6 (Old Preferred Stock Interests)..........................     38
         2.  Holders of Class 4 (Old Senior Note Claims).................................     38
         3.  Delivery of Old Securities..................................................     39
         4.  Withdrawal of Ballot or Master Ballot.......................................     39
         E.  Solicitation Regarding Benefit Plans........................................     40
VIII.    CONFIRMATION OF THE PLAN OF REORGANIZATION......................................     40
         A.  Confirmation Hearing........................................................     40
         B.  Requirements for Confirmation of the Plan of Reorganization.................     40
         1.  Requirements of Section 1129(a) of the Bankruptcy Code......................     40
         2.  Requirements of Section 1129(b) of the Bankruptcy Code......................     46
IX.      FINANCIAL INFORMATION...........................................................     46
         A.  General.....................................................................     46
         B.  Selected Financial Data.....................................................     47
         C  Management's Discussion and Analysis of Financial Condition and Results of        47
         Operations......................................................................
         D.  Recent Performance..........................................................     47
X.       ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN OF REORGANIZATION.....     47
         A.  Liquidation Under Chapter 7.................................................     47
         B.  Alternative Plan of Reorganization..........................................     47
XI.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION...........     47
         A.  Consequences to Grand Union.................................................     48
         1.  Cancellation of Debt........................................................     48
         2.  Limitations on NOL Carryforwards and Other Tax Attributes...................     48
         3.  Alternative Minimum Tax.....................................................     49
         B.  Consequences to Holders of Old Senior Note Claims...........................     49
         1.  Gain or Loss................................................................     50

                                      (iii)

         2.  Distributions in Discharge of Accrued Interest..............................     50
         3.  Subsequent Sale of New Common Stock.........................................     50
         4.  Withholding.................................................................     50
         C.  Consequences to Holders of Old Preferred Stock..............................     51
         D.  Consequences to Holders of Old Common Stock.................................     51
XII.     CONCLUSION......................................................................     52

Exhibits to Disclosure Statement

Exhibit 1    Plan of Reorganization

Exhibit 2    Annual Report on Form 10-K for the Fiscal Year Ended March 29, 1997

Exhibit 3    Quarterly Report on Form 10-Q for the Period Ended January 3, 1998

Exhibit 4    Proxy Statement, dated November 3, 1997

Exhibit 5    Board of Directors

Exhibit 6    The Grand Union Company 1995 Equity Incentive Plan, as Amended

                                      (iv)

                                    GLOSSARY

     The following glossary contains important terms used throughout the Disclosure Statement. Capitalized terms used in the Disclosure Statement but not defined herein have the meanings assigned to such terms in the Plan of Reorganization.


Alternate DIP Credit Agreement............  A debtor-in-possession credit facility that Grand Union may obtain
                                            from lender(s) other than the
                                            lenders under the BT DIP Credit
                                            Agreement on terms and conditions
                                            that are more favorable to Grand
                                            Union than the BT DIP Credit
                                            Agreement and reasonably acceptable
                                            to Grand Union and an Unofficial
                                            Noteholder Committee Majority;
                                            provided, however, that the
                                            Alternate DIP Credit Agreement shall
                                            (a) be consistent with the Credit
                                            Agreement, (b) provide for the
                                            satisfaction in full of all Tranche
                                            A/B Claims, from the first advances
                                            made under such agreement, or if
                                            such agreement does not provide for
                                            the satisfaction in full of such
                                            claims in such manner, the lenders
                                            who hold Tranche A/B Claims shall
                                            have consented to the terms of the
                                            Alternate DIP Credit Agreement, (c)
                                            not affect the Supplemental Term
                                            Loan Claims, which will be
                                            reinstated and rendered unimpaired
                                            in accordance with section 1124 of
                                            the Bankruptcy Code, (d) not be in
                                            excess of $172,022,020 without (i)
                                            the consent of the lenders who hold
                                            the requisite majority of
                                            Supplemental Term Loan Claims to
                                            bind such lenders or (ii) providing
                                            adequate protection to such lenders
                                            as provided in the Credit Agreement,
                                            and (e) so long as any Tranche A/B
                                            Claims remain outstanding, not grant
                                            to the lenders under such Alternate
                                            DIP Credit Agreement any liens or
                                            priorities which are senior to, or
                                            pari passu with, the liens and
                                            priorities of the holders of Tranche
                                            A/B Claims.
Bankruptcy Code...........................  Title 11, United States Code, as
                                            applicable to the Reorganization
                                            Case.
Bankruptcy Court..........................  The United States District Court for
                                            the District of New Jersey having
                                            jurisdiction over the Reorganization
                                            Case and, to the extent of any
                                            reference made under section 157,
                                            title 28, United States Code, the
                                            unit of such District Court having
                                            jurisdiction over the Reorganization
                                            Case under section 151, title 28,
                                            United States Code.
Bankruptcy Rules..........................  The Federal Rules of Bankruptcy
                                            Procedure as promulgated by the
                                            United States Supreme Court under
                                            section 2075, title 28, United
                                            States Code, as amended from time to
                                            time, applicable to the
                                            Reorganization Case, and any Local
                                            Rules of the Bankruptcy Court.
BT DIP Credit Agreement...................  The Debtor-In-Possession Credit
                                            Agreement among Grand Union, the
                                            Agent, and the Secured Banks, dated
                                            as of the Petition Date, which
                                            amends and restates the Credit
                                            Agreement in accordance with that
                                            certain commitment letter dated
                                            March 19, 1998 among such parties
                                            and as described in section III.A.
                                            hereof.
Confirmation Date.........................  The date on which the Clerk of the
                                            Bankruptcy Court enters the
                                            Confirmation Order on its docket.
Confirmation Hearing......................  The hearing to be held by the
                                            Bankruptcy Court regarding
                                            confirmation of the Plan of
                                            Reorganization, as such hearing may
                                            be adjourned or continued from time
                                            to time.
Confirmation Order........................  The order of the Bankruptcy Court confirming the Plan of
                                            Reorganization, which shall be in a
                                            form reasonably acceptable to Grand
                                            Union, an Unofficial Noteholder
                                            Committee Majority, holders of the
                                            requisite majority of outstanding
                                            Secured Credit Agreement Claims or
                                            DIP Obligations as of the
                                            Confirmation Date necessary to bind
                                            such holders, and the holders of
                                            two-thirds of the number of shares
                                            constituting the Old Preferred Stock
                                            Interests; but, with respect to such
                                            Old Preferred Stock Interests, only
                                            to the extent that such order
                                            affects such interests.
Consummation Date.........................  The first business day on which all the conditions precedent to the
                                            Consummation Date specified in
                                            section 10.1 of the Plan of
                                            Reorganization shall have been
                                            satisfied or waived as provided in
                                            section 10.2 of the Plan of
                                            Reorganization; provided, however,
                                            that if a stay of the Confirmation
                                            Order is in effect, the Consummation
                                            Date shall be the first business day
                                            after such stay is no longer in
                                            effect. For purposes of presenting
                                            certain estimates and projections
                                            contained herein, Grand Union has
                                            assumed that the Consummation Date
                                            would occur on or about August 15,
                                            1998.

Credit Agreement..........................  The Amended and Restated Credit
                                            Agreement, among Grand Union,
                                            Bankers Trust Company, as Agent, and
                                            the Secured Banks, dated as of June
                                            15, 1995, as amended.
DIP Credit Agreement......................  Either (i) the BT DIP Credit
                                            Agreement or (ii) the Alternate DIP
                                            Credit Agreement.
DIP Obligations...........................  All obligations under the DIP Credit
                                            Agreement exclusive, in the case of
                                            the BT DIP Credit Agreement, of
                                            obligations with respect to
                                            Supplemental Term Loan Claims.
EAIB Plan.................................  The Grand Union Company Executive
                                            Annual Incentive Bonus Plan.
EIP.......................................  The Grand Union Company 1995 Equity
                                            Incentive Plan, as amended as
                                            described herein.
Exit Facility.............................  Either (i) that certain term loan and working capital facility in the
                                            aggregate principal amount of $300
                                            million to be provided by the
                                            lenders to be party thereto, SBC
                                            Warburg Dillon Read and Lehman
                                            Brothers Inc., as co-arrangers and
                                            advisors, Swiss Bank Corporation, as
                                            syndication agent, and Lehman
                                            Commercial Paper Inc., as
                                            administrative agent, for the
                                            operation of Grand Union's business
                                            after the Consummation Date, or (ii)
                                            such other exit facility that Grand
                                            Union may obtain on terms and
                                            conditions that are more favorable
                                            to Grand Union and reasonably
                                            acceptable to Grand Union and an
                                            Unofficial Noteholder Committee
                                            Majority.
Grand Union...............................  The Grand Union Company, a Delaware
                                            corporation.
New Common Stock..........................  Shares of common stock of
                                            Reorganized Grand Union to be issued
                                            and outstanding on or after the
                                            Consummation Date.
New Warrants..............................  The Series 1 Warrants, the Series 2
                                            Warrants and the Series 3 Warrants,
                                            which are issued pursuant to, and
                                            exercisable in accordance with, the
                                            terms and conditions of the New
                                            Warrant Agreement, which is annexed
                                            as Exhibit A to the Plan of
                                            Reorganization.
Old Common Stock Interest.................  Any equity interest other than an
                                            Old Preferred Stock Interest and an
                                            Old Warrant,
                                            including all rights, interests and
                                            claims (including claims for fraud,
                                            misrepresentation, rescission,
                                            reimbursement, contribution or
                                            damages) arising under or in
                                            connection with (i) all agreements
                                            entered into by Grand Union in
                                            connection with the issuance of such
                                            interests or (ii) the purchase or
                                            sale of such interests.
Old Indenture.............................  That certain Indenture, dated as of
                                            June 15, 1995, between Grand Union
                                            and the Old Indenture Trustee
                                            relating to the Old Senior Notes.
Old Indenture Trustee.....................  IBJ Schroder Bank & Trust Company or
                                            a successor indenture trustee
                                            appointed in accordance with the Old
                                            Indenture.
Old Preferred Stock Interest..............  Any of the issued and outstanding shares of Grand Union's Class A
                                            Convertible Preferred Stock and
                                            Class B Convertible Preferred Stock,
                                            including all rights, interests and
                                            claims (including claims for fraud,
                                            misrepresentation, rescission,
                                            reimbursement, contribution or
                                            damages) arising under or in
                                            connection with (i) all agreements
                                            entered into by Grand Union in
                                            connection with the issuance of such
                                            interests or (ii) the purchase or
                                            sale of such interests.
Old Senior Note Claim.....................  Any claim arising under or in connection with the Old Senior
                                            Notes.
Old Senior Notes..........................  Those certain 12% senior notes due
                                            September 1, 2004 issued by Grand
                                            Union under the Old Indenture.
Old Warrants..............................  All incentive stock options, non-qualified stock options and
                                            stock appreciation rights granted
                                            under any Grand Union-sponsored
                                            stock option plans and any other
                                            options, warrants or rights,
                                            contractual or otherwise, if any, to
                                            acquire an equity interest,
                                            including the warrants issued
                                            pursuant to the Warrant Agreement,
                                            dated as of June 15, 1995, between
                                            Grand Union and American Stock
                                            Transfer & Trust Company, as Warrant
                                            Agent.
Petition Date.............................  The date on which Grand Union commences its Reorganization Case.
                                            For purposes of presenting certain
                                            estimates and projections contained
                                            herein, Grand Union has assumed that
                                            the Petition Date will occur on or
                                            about June 22, 1998.

Plan of Reorganization....................  The Plan of Reorganization annexed hereto as Exhibit 1, including,
                                            without limitation, the exhibits and
                                            schedules thereto, as the same may
                                            be amended or modified from time to
                                            time in accordance with the
                                            provisions of the Bankruptcy Code
                                            and the terms thereof.
Purchasers................................  Trefoil Capital Investors II, L.P.
                                            and GE Investment Private Placement
                                            Partners II, A Limited Partnership.
Ratable Proportion........................  With reference to any distribution on account of any claim or equity
                                            interest in any class, a
                                            distribution equal in amount to the
                                            ratio (expressed as a percentage)
                                            that the amount of such claim or
                                            number of shares evidencing such
                                            equity interests, as applicable,
                                            bears to the aggregate amount of
                                            claims or aggregate number of
                                            outstanding shares of equity
                                            interests in the same class, as
                                            applicable.
Reorganization Case.......................  Grand Union's voluntary case filed with the Bankruptcy Court under
                                            chapter 11 of the Bankruptcy Code.
Reorganized Grand Union...................  Grand Union, as it will be reorganized as of the Consummation
                                            Date in accordance with the Plan of
                                            Reorganization.
SEC.......................................  The Securities and Exchange
                                            Commission.
Secured Banks.............................  The lending institutions party to the Credit Agreement.
Secured Credit Agreement Claim............  The Tranche A/B Claims and the
                                            Supplemental Term Loan Claims.
Securities Act............................  The Securities Act of 1933, as
                                            amended.
Senior Management Employment Agreements...  Each of (i) that certain employment agreement between Grand Union and J.
                                            Wayne Harris, dated as of August 1,
                                            1997, (ii) that certain employment
                                            agreement between Grand Union and
                                            Jack W. Partridge, dated as of
                                            January 5, 1998, (iii) that certain
                                            employment agreement between Grand
                                            Union and Gary M. Philbin, dated as
                                            of October 3, 1997, (iv) the
                                            amendments to each of such
                                            employment agreements to be executed
                                            prior to the Petition Date, which
                                            amendments shall contain such terms
                                            as are described in section IV.H.
                                            hereof, and (v) that certain
                                            employment agreement between Grand
                                            Union and Jeffrey P. Freimark to be
                                            entered into prior to the Petition
                                            Date and which shall contain the
                                            terms described in section IV.H.4.
                                            hereof; provided, however, that (a)
                                            the effectiveness of such amendments
                                            and the agreement with Mr. Freimark
                                            are subject to the occurrence of the
                                            Consummation Date and (b) such
                                            amendments or agreements, including
                                            any option provisions in (or entered
                                            into in connection with) any
                                            amendments or agreements, shall be
                                            in a form reasonably acceptable to
                                            Grand Union and an Unofficial
                                            Noteholder Committee Majority.
Senior Managers...........................  Each of J. Wayne Harris, Jack W.
                                            Partridge, Jr., Gary M. Philbin and
                                            Jeffrey P. Freimark, who serve as
                                            senior managers of Grand Union.
Series 1 Warrants.........................  The five-year warrants to purchase an aggregate of 4,324,015 shares of
                                            New Common Stock, representing the
                                            right to purchase in the aggregate
                                            approximately 12% of the shares of
                                            New Common Stock at an exercise
                                            price of $19.82 per share,
                                            consisting of rights to purchase (i)
                                            3,783,513 shares (representing
                                            approximately 10.5% of the shares of
                                            New Common Stock), which will be
                                            issued in accordance with section
                                            4.6 of the Plan of Reorganization
                                            and the New Warrant Agreement and
                                            (ii) 540,502 shares (representing
                                            approximately 1.5% of the shares of
                                            New Common Stock), which will be
                                            issued in accordance with section
                                            4.7 of the Plan of Reorganization
                                            and the New Warrant Agreement.
Series 2 Warrants.........................  The five-year warrants to purchase an aggregate of 942,791 shares of
                                            New Common Stock, representing the
                                            right to purchase in the aggregate
                                            approximately 2.5% of the shares of
                                            New Common Stock at an exercise
                                            price of $23.15 per share, to be
                                            issued in accordance with section
                                            4.6 of the Plan of Reorganization
                                            and the New Warrant Agreement.

Series 3 Warrants.........................  The four-year warrants to purchase an aggregate of 306,122 shares of
                                            New Common Stock, representing the
                                            right to purchase in the aggregate
                                            approximately 1% of the shares of
                                            New Common Stock at an exercise
                                            price of $12.32 per share, to be
                                            issued in accordance with section
                                            4.6 of the Plan of Reorganization
                                            and the New Warrant Agreement.
Supplemental Term Loan Claim..............  Any claim arising under or in connection with the Supplemental
                                            Term Loan (as defined in the Credit
                                            Agreement) or any note issued in
                                            connection therewith, which
                                            Supplemental Term Loan Claim shall
                                            not be converted to a DIP Obligation
                                            arising under or in connection with
                                            the BT DIP Credit Agreement, in
                                            accordance with the terms of such BT
                                            DIP Credit Agreement and any order
                                            of the Bankruptcy Court approving
                                            such BT DIP Credit Agreement;
                                            provided, however, that all fees and
                                            expenses reimbursable under the
                                            Credit Agreement (including, without
                                            limitation, all fees and expenses of
                                            the Agent and its legal and
                                            financial advisors) shall be deemed
                                            Tranche A/B Claims.
Tranche A/B Claim.........................  Any claim arising under the Credit
                                            Agreement that is not a Supplemental
                                            Term Loan Claim and includes any
                                            fees and expenses reimbursable under
                                            the Credit Agreement (including,
                                            without limitation, all fees and
                                            expenses of the Agent and its
                                            financial and legal advisors), all
                                            of which claims shall be converted
                                            to DIP Obligations in the event the
                                            BT DIP Credit Agreement is approved
                                            by final order of the Bankruptcy
                                            Court.
Unofficial Noteholder Committee...........  The unofficial committee of holders of Old Senior Notes, whose initial
                                            members are Appaloosa Management LP,
                                            Conseco Capital Management,
                                            Contrarian Capital Advisors LLC,
                                            Farallon Capital Management, L.L.C.,
                                            Lehman Brothers, Inc., Merrill Lynch
                                            Phoenix Fund, Inc., Swiss Bank
                                            Corporation and Turnberry Capital;
                                            provided, however, that no new
                                            members will be added to the
                                            Unofficial Noteholder Committee
                                            without the consent of Grand Union
                                            (which consent shall not be
                                            unreasonably withheld).
Unofficial Noteholder Committee
  Majority................................  At any time, the holders of a majority in principal amount of the
                                            Old Senior Notes held in the
                                            aggregate by the members of the
                                            Unofficial Noteholder Committee at
                                            such time.

                                       I.
                          DESCRIPTION OF THE BUSINESS

A. General

     Grand Union currently operates 222 retail food stores under the 'Grand Union' name in six Northeastern states. Through May 20, 1998, Grand Union's common stock was listed on the NASDAQ SmallCap Market under the symbol 'GUCO.'

     As a result of the implementation of several key strategic initiatives, Grand Union believes it has been able to stabilize its operations in the critical areas of sales, margins, promotional income and expense levels. These initiatives included a complete restaffing of senior management positions, organizational restructuring measures, elimination of regional offices and reconfiguration of the company into three operating areas. Grand Union is continuing these strategic initiatives, identifying additional areas for expense reduction and efficiency and pursuing new marketing and merchandising activities, all of which are designed to enhance its image as a high-quality, price-conscious operator in the Northeastern retail food industry.

B. Store Formats and Locations; Competition

     Grand Union's store sizes and formats vary depending upon the demographic and competitive conditions in each location in which it operates, as well as the availability of real estate. Grand Union supermarkets offer a wide selection of national brand and private label grocery and general merchandise products as well as high-quality perishables and service departments. The majority of Grand Union's sales are generated from stores which include high-margin specialty and service departments. Selected locations feature in-store cafes and pharmacies. Liquor, beer and wine departments are included in many locations, subject to the limitations of state and local law. Grand Union's supermarkets range in size from 7,000 to 64,000 square feet. Newly constructed stores are typically in excess of 40,000 square feet.

     Grand Union currently operates 222 stores in six states, including 123 in New York, 41 in Vermont, 40 in New Jersey, 13 in Connecticut, 3 in New Hampshire and 2 in Pennsylvania. There is one planned store re-opening for June 1998 in Bolton Landing, New York.

     The food retailing business is highly competitive. Grand Union competes with numerous national, regional and local supermarket chains. Grand Union also competes with convenience stores, stores owned and operated or otherwise affiliated with large food wholesalers, unaffiliated independent food stores, warehouse/merchandise clubs, discount drugstore chains and discount general merchandise chains. Some of Grand Union's competitors have greater financial resources than Grand Union has and could use those resources to take steps which would adversely affect Grand Union's competitive position.

C. Distribution and Supply

     The majority of Grand Union's merchandise is distributed to Grand Union stores by C&S Wholesale Grocers, Inc. ('C&S') pursuant to supply and distribution agreements between Grand Union and C&S. Under the agreements, C&S stocks and supplies grocery products from its own warehouses, and health and beauty care and general merchandise products from Grand Union's Montgomery, New York warehouse. Grand Union also contracts with a third party for frozen food distribution. Management believes that Grand Union's existing agreements with C&S enhance Grand Union's ability to offer consistently fresh and high-quality products to its customers at favorable prices.

D. Common Stock Formerly Traded on NASDAQ SmallCap Market

     On September 19, 1997, the NASDAQ Listing Qualifications Panel determined that Grand Union's Old Common Stock Interests no longer qualified for trading on the NASDAQ National Market and would be transferred to the NASDAQ SmallCap Market. The transfer to the NASDAQ SmallCap Market was completed as of the close of business on October 21, 1997. By letter dated February 20, 1998, the NASDAQ Stock Market, Inc. notified Grand Union that it had failed to satisfy the requirements for continued listing on the NASDAQ SmallCap Market. Grand Union appealed the decision regarding continued listing to the NASDAQ Listing Qualifications Panel. In response to Grand Union's request for continued listing on the NASDAQ SmallCap Market, the NASDAQ Stock Market, Inc. conducted a hearing upon written submission on May 14, 1998 to consider Grand Union's request and determined that continued listing was not warranted. Accordingly, the Old Common Stock Interests were delisted from the NASDAQ SmallCap Market effective as of the close of business on May 20, 1998. Effective May 21, 1998, the Common Stock is eligible for quotation on the Over-The-Counter Bulletin Board.

     Additional information concerning Grand Union and its financial condition and results of operations is set forth in Grand Union's (i) Annual Report on Form 10-K for the fiscal year ended March 29, 1997, (ii) Quarterly Report on Form 10-Q for the period ended January 3, 1998, and (iii) Proxy Statement dated November 3, 1997, for its 1997 Annual Meeting, copies of which are annexed as Exhibits 2, 3 and 4, respectively, to this Disclosure Statement.

                                      II.
              KEY EVENTS LEADING TO THE SOLICITATION AND DECISION
             TO COMMENCE A VOLUNTARY CHAPTER 11 REORGANIZATION CASE

A. The 1995 Restructuring

     On January 25, 1995, in connection with a capital restructuring plan reached with its bank lenders and with members of informal committees of certain holders of Grand Union notes, Grand Union filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the bankruptcy court for the District of Delaware. The bankruptcy court confirmed, on May 31, 1995, the Second Amended Chapter 11 Plan of The Grand Union Company, dated as of April 19, 1995, and Grand Union emerged from chapter 11 on June 15, 1995. Significant provisions of the 1995 restructuring plan included:

  1. Treatment of Administrative Claims and General Unsecured Claims

     The 1995 restructuring plan provided for the payment in full of all allowed administrative claims and all allowed general unsecured and priority claims.

  2. Bank Claims and Execution of Credit Agreement

     The 1995 restructuring plan provided for the payment in full of obligations under Grand Union's existing bank credit agreement, including principal and accrued interest. Concurrently, Grand Union entered into the Credit Agreement, which provided for a five-year revolving credit facility of $100,000,000 and a seven-year term loan facility of $104,144,371, secured by a lien on substantially all of the assets of Grand Union and its subsidiaries. For a more detailed description of the Credit Agreement, see subsection E, entitled 'August 1997 Amendment of Credit Agreement and Prepetition Negotiations with Secured Banks.'

  3. Exchange of Senior Notes

     The 1995 restructuring plan cancelled Grand Union's obligations under its 11.375% Senior Notes due 1999 and 11.25% Senior Notes due 2000, representing an aggregate principal amount of $525,000,000 plus accrued interest, in exchange for the issuance of $595,421,000 in aggregate principal amount of 12% Senior Notes due 2004 and cash payments of $54,922 for fractional charges. For the purposes of this Disclosure Statement, such 12% Senior Notes are referred to as the 'Old Senior Notes.' Interest on the Old Senior Notes is due semi-annually, on March 1 and September 1, in equal payments of approximately $36 million.

  4. Cancellation of Subordinated Notes and Issuance of Common Stock

     The 1995 restructuring plan also cancelled Grand Union's obligations under its 12.25% Senior Subordinated Notes due 2002, 12.25% Senior Subordinated Notes due 2002, Series A and 13% Senior Subordinated Notes due 1998, representing an aggregate principal amount of $566,150,000, in exchange for an aggregate of 10,000,000 shares of common stock. For the purposes of this Disclosure Statement, such common stock interests are referred to as the 'Old Common Stock Interests.'

  5. Issuance of Warrants

     The 1995 restructuring plan also provided for the issuance of warrants to holders of 15% Senior Zero Coupon Notes due 2004 and 16.5% Senior Subordinated Zero Coupon Notes due 2007, which warrants expire June 15, 2000, to purchase an aggregate of 900,000 shares of common stock, pursuant to the terms of a settlement reached among Grand Union, its then indirect parent companies, the official committee of unsecured creditors of its then parent company, and certain holders of notes issued by the parent company. The warrants are comprised of 300,000 Series 1 Warrants to purchase shares of common stock at a purchase price of $30 per share and 600,000 Series 2 Warrants to purchase shares of common stock at a purchase price of $42 per share. For the purposes of this Disclosure Statement, such warrants, together with other warrants and options previously issued by Grand Union, are referred to as the 'Old Warrants.'

  6. Cancellation of Remaining Long-Term Debt and Common Stock Interests

     The 1995 restructuring plan made no provision for the holders of the remaining long-term debt, redeemable preferred stock, common stock or warrants to purchase common stock of Grand Union's then direct parent.

B. 1996 Issuance of Old Preferred Stock Interests

     In a series of related transactions commencing on July 30, 1996, the Purchasers acquired beneficial ownership of an aggregate of approximately 70.77% of Grand Union's outstanding voting stock. On July 30, 1996, Grand Union entered into a definitive agreement (the 'Stock Purchase Agreement') to sell $100 million of Class A Convertible Preferred Stock ('Class A Preferred') to the Purchasers. Each share of the Class A Preferred was to be convertible at the option of the holder, at any time, into 6.8966 shares of common stock (i.e., the stock referred to herein as 'Old Common Stock Interests'). Pursuant to the Stock Purchase

Agreement, the Purchasers agreed to purchase, and Grand Union agreed to sell, an aggregate of 2,000,000 shares of Class A Preferred at a purchase price of $50 per share (the 'Stated Value') in stages through February 25, 1998. On September 17, 1996, the first stage of the transaction was closed, and the Purchasers acquired 800,000 shares of Class A Preferred for an aggregate purchase price of $40 million.

     At a subsequent closing held on February 25, 1997, the Purchasers purchased an additional 400,000 shares of Class A Preferred for an aggregate purchase price of $20 million. Additional subsequent closings were scheduled for August 26, 1997 and February 25, 1998 (the 'Subsequent Closings'). If the Subsequent Closings had occurred, the Purchasers would have been required to purchase an additional 800,000 shares of Class A Preferred for an aggregate purchase price of $40 million.

     Pursuant to an Acceleration and Exchange Agreement (the 'Acceleration Agreement'), dated June 12, 1997, between Grand Union and the Purchasers, at the request of Grand Union, the Purchasers agreed to accelerate to June 12, 1997 (the 'Accelerated Closing') the sale and purchase of the 800,000 shares of Class A Preferred (the 'Accelerated Shares'), which was to have occurred at the Subsequent Closings, and to exchange (the 'Exchange') the Accelerated Shares for 800,000 shares of Class B Convertible Preferred Stock ('Class B Preferred'). At the Accelerated Closing, Grand Union received the $40 million purchase price for the sale of the Accelerated Shares. Immediately following the Accelerated Closing, the Purchasers completed the Exchange pursuant to which they received an aggregate of 800,000 shares of Class B Preferred, in consideration for their surrender of the Accelerated Shares. Until February 20, 1998, each share of Class B Preferred was convertible at the option of the holder, at any time, into
20.8333 shares of common stock. Pursuant to the Acceleration Agreement, effective February 20, 1998, this conversion ratio was reset such that each share of Class B Preferred is convertible into 33.3333 shares of common stock.

     On March 20, 1997, Grand Union consummated the sale to The Roger Stangeland Family Limited Partnership (the 'Stangeland Partnership') of 60,000 shares of Class A Preferred at a purchase price of $50 per share (the 'Stangeland Shares'), pursuant to the terms of a Stock Purchase Agreement, dated February 25, 1997, as amended by Amendment No. 1 thereto dated as of March 20, 1997 (as so amended, the 'Stangeland Stock Purchase Agreement'), between Grand Union and Mr. Stangeland. Pursuant to a Stockholder Agreement dated February 25, 1997 (the 'Stangeland Stockholder Agreement'), among the Purchasers, Mr. Stangeland and Grand Union, Mr. Stangeland has granted the Purchasers certain take-along rights, the Purchasers have granted Mr. Stangeland certain tag-along rights, and the Purchasers and Grand Union have granted Mr. Stangeland certain registration rights related to the Stangeland Shares and any shares of Class A Preferred, and common stock, if any, paid as dividends with respect to the Class A Preferred (collectively, 'Securities'). Pursuant to an Addendum, dated as of March 20, 1997, to the Stangeland Stockholder Agreement, the Stangeland Partnership has succeeded to all of the rights, and has assumed all of the obligations, of Mr. Stangeland pursuant to the Stangeland Stockholder Agreement. The Purchasers disclaim any and all ownership of the Stangeland Shares or any additional Securities acquired by the Stangeland Partnership in respect of the Stangeland Shares.

     As of May 1, 1998, there were a total of 1,300,566 outstanding shares of Class A Preferred, which were convertible into an aggregate of 8,969,483 shares of common stock, and a total of 800,000 outstanding shares of Class B Preferred, which were convertible into an aggregate of 26,666,640 shares of common stock. Together, the aggregate shares of Class A Preferred and Class B Preferred account for approximately 77.75% of Grand Union's outstanding voting stock.

     On September 30, 1996, December 31, 1996 and March 31, 1997, Grand Union paid dividends on the Class A Preferred through the issuance of a total of 40,566 shares of Class A Preferred, with an aggregate Stated Value of $2,028,300. Grand Union elected to suspend the declaration of the dividends payable June 30, 1997, September 30, 1997, December 31, 1997 and March 31, 1998. The dividends on the Class A Preferred and the Class B Preferred and the accrued and unpaid dividends through March 31, 1998 have been accounted for by a charge against 'Capital in Excess of Par Value' and a corresponding increase in the carrying amounts of the Class A Preferred and Class B Preferred. The Class A Preferred and Class B Preferred have a liquidation preference over the common stock equal to the Stated Value of the outstanding shares of the preferred stock plus all accrued and unpaid dividends.

     The term 'Old Preferred Stock Interests' used throughout this Disclosure Statement includes, among other interests and rights associated with the purchase and sale of such interests, the Class A Preferred and the Class B Preferred. See 'Glossary' of Defined Terms prefixed hereto.

C. Downgrading

     During the week of July 28, 1997, Moody's Investors Service Inc. downgraded Grand Union's Credit Agreement rating to B-3 from B-2 and lowered the rating on its Old Senior Notes to Caa3 from Caa1. The rating action was prompted by Grand Union's announcement that, due to the shortfall in its operating performance, it was in default of the financial covenants contained in the Credit Agreement.

D. Strategic Initiatives

     In recent years, the supermarket industry has suffered from slow population growth, increasing competitive activity, and changing consumer shopping and eating patterns. These factors are projected to keep real supermarket sales growth essentially flat over the next several years.

     Grand Union has established various strategies to meet its long-term goals for improving financial performance. Grand Union has determined a key strategy is to focus on the requirements and preferences of 'Today's Customer.' This strategy includes identifying and understanding the ongoing changes in consumer trends, thereby allowing consumer preferences to be the drivers of change in Grand Union's offerings of services and products. In addition, Grand Union has determined that to maximize profitability, it should (i) expand its existing store base, including the development of new stores and the remodeling of existing units; (ii) implement a program for maximizing advertising and promotion allowance revenues from the company's suppliers; and (iii) perform ongoing evaluation and, when appropriate, close or modify store locations that are not providing adequate levels of contribution to operating performance.

     Due to an historically overleveraged balance sheet, Grand Union has had insufficient resources to fund capital expenditures adequately. The significant reduction in debt, and the attendant reduction in interest expense, to be effected by the Plan of Reorganization, together with the execution of the Exit Facility, will provide Grand Union with in excess of $50 million in additional availability. This substantial reduction of debt and the availability of new funds will enable Grand Union to execute a capital expenditure program that will enhance the operations, profitability and competitiveness of the company.

     EACH OF THE FOREGOING STRATEGIC INITIATIVES ARE FORWARD-LOOKING AND INVOLVE RISKS AND UNCERTAINTIES. THERE CAN BE NO ASSURANCE THAT ANY OF THE STRATEGIC INITIATIVES WILL IMPROVE THE FINANCIAL PERFORMANCE OF THE COMPANY. FOR A DESCRIPTION OF SUCH RISKS AND UNCERTAINTIES, SEE SECTION VI, ENTITLED 'CERTAIN FACTORS AFFECTING GRAND UNION.'

E. August 1997 Amendment of Credit Agreement and Prepetition Negotiations with Secured Banks

     In August 1997, the Secured Banks and Grand Union executed an amendment to the Credit Agreement. As amended, the Credit Agreement is comprised of a term loan, a revolving credit facility and a supplemental term loan. The term loan is in the aggregate principal amount of $104,144,371.

     The revolving credit commitment is for $67,877,649, of which a maximum of $60,000,000 may be utilized in the form of letters of credit. The commitment expires June 15, 2000. In each year, no more than $40,000,000 of the revolving credit facility may be outstanding in the form of borrowed money (excluding letter of credit utilization) for any 30-day period between July 15th and August 31st. As of May 12, 1998, an aggregate of $33,017,649 of letters of credit were issued and outstanding under the Credit Agreement. Grand Union incurs a commitment fee of 0.5% per annum on the average unused portion of the revolving credit facility.

     As part of the August 1997 amendment to the Credit Agreement, Grand Union obtained the supplemental term loan to enable it, among other things, to make its required September 1, 1997 interest payment on the Old Senior Notes. The supplemental term loan facility is in an aggregate principal amount of $77,977,980, which matures on March 1, 2003. The supplemental term loan increased the total amount available under the Credit Agreement to $250 million. The supplemental term loan has no required amortization and may be prepaid without penalty on or after August 31, 1998.

     The term loan and the revolving credit facility are secured by a valid and perfected first-priority security interest in all of the tangible and intangible assets of Grand Union, including the shares of its four subsidiaries and mortgages on specified leaseholds. The supplemental term loan is subordinate to the term loan and the revolving credit facility. It is secured by the same lien and security interest that secures the term loan and revolving credit facility but the rights of the lenders under the supplemental term loan in respect of such lien and security interest are subordinate to the rights of the lenders under the term loan and the revolving credit facility.

     The term loan and revolving credit facility of the Credit Agreement bear interest at the base rate (generally prime) plus 2% or the relevant one-, two-, three- or six-month Eurodollar rate plus 3.75% (including standard yield protection provisions). The supplemental term loan bears interest at 15% for the first year of the loan, increasing by .50% every six months thereafter, payable semiannually in arrears, plus additional interest accruing at 1% per annum payable only after the term loan and revolving credit facility have been paid in full and then only upon payment or prepayment of principal with respect to which such additional interest has accrued. The term loan requires quarterly principal payments of $13,018,046 from September 30, 2000 through June 15, 2002.

     The Credit Agreement contains certain restrictions and financial covenants relating to, among other things, minimum financial performance and limitations on the incurrence of additional indebtedness, asset sales, dividends, capital expenditures and prepayment of other indebtedness.

     Notwithstanding the increased commitment provided under the August 1997 amendment to the Credit Agreement, due to a continuing lack of sufficient liquidity, increasing competition and consolidation, and falling margins, Grand Union determined that its financial resources would be insufficient to satisfy the approximately $36 million interest payment due and payable on March 2, 1998 on the Old Senior Notes. Grand Union has not made the March 2, 1998 interest payment to holders of the Old Senior Notes. The failure to make such interest payment constituted a default under the Old Indenture and a cross-default under the Credit Agreement. Accordingly, in February 1998, Grand Union commenced negotiations with the Secured Banks regarding obtaining necessary waivers to avoid the consequences of an event of default under the Credit Agreement and to facilitate the restructuring contemplated by the Plan of Reorganization.

     Those negotiations resulted in an agreement by the Secured Banks to waive certain defaults under the Credit Agreement, subject to the continued satisfaction of the terms and conditions of such waiver. In addition, Grand Union and Bankers Trust Company, as agent, reached an agreement with respect to
(i) the treatment of the Secured Credit Agreement Claims and (ii) the terms of a debtor-in-possession credit facility, which are described in Section III.A. below, entitled 'ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE--Chapter 11 Financing.'

F. Prepetition Negotiations with the Unofficial Noteholder Committee

     The same industry and financial pressures that required Grand Union to commence negotiations with the Secured Banks also led Grand Union to commence negotiations regarding a restructuring of its obligations with the holders of the Old Senior Notes. In February and March 1998, the following eight institutions owning approximately 48% of the Old Senior Notes agreed to serve on the Unofficial Noteholder Committee and receive confidential, non-public information about Grand Union:

        Appaloosa Management LP
        Conseco Capital Management
        Contrarian Capital Advisors LLC
        Farallon Capital Management, L.L.C.
        Lehman Brothers, Inc.
        Merrill Lynch Phoenix Fund, Inc.
        Swiss Bank Corporation
        Turnberry Capital

     The Unofficial Noteholder Committee retained Wasserstein Perella & Co., Inc., as its financial advisor, and Wachtell, Lipton, Rosen & Katz, as its legal advisor. Grand Union is obligated to pay the reasonable professional fees and expenses incurred by the advisors to the Unofficial Noteholder Committee. Grand Union had previously retained Salomon Smith Barney as its own financial advisor.

     The financial advisor to the Unofficial Noteholder Committee can be contacted at:

        Wasserstein Perella & Co., Inc.
        31 W. 52nd Street
        New York, New York 10019-6163
        (212) 969-2700
        Attn: Mr. Alexander Greene
          Mr. Jeffrey Cohen

     Attorneys for the Unofficial Noteholder Committee can be contacted at:

        Wachtell, Lipton, Rosen & Katz
        51 W. 52nd Street
        New York, New York 10019
        (212) 403-1000
        Attn: Chaim J. Fortgang, Esq.
          Richard G. Mason, Esq.

     Grand Union participated in extensive negotiations with the Unofficial Noteholder Committee regarding the terms of a proposed financial restructuring. During this time, Grand Union failed to make the approximately $36 million interest payment due and payable on March 2, 1998, which resulted in the occurrence of events of default under the Old Indenture and the Credit Agreement. Nevertheless, negotiations between Grand Union and the Unofficial Noteholder Committee continued, and on March 30, 1998, the parties reached an agreement in principle on the terms of a restructuring to be effectuated pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code. As described more fully below, on May 13, 1998, Grand Union, the Unofficial Noteholder Committee and the holders of the Old Preferred Stock Interests reached an agreement in principle regarding the proposed treatment of the Old Preferred Stock Interests, which treatment is reflected in the Plan of Reorganization.

G. Negotiations with Holders of Old Preferred Stock Interests

     As noted above, on March 30, 1998, Grand Union and the members of the Unofficial Noteholder Committee reached an agreement in principle regarding the terms of a proposed plan of reorganization. Certain holders of Old Preferred Stock Interests advised Grand Union of their disapproval of the proposed recapitalization, as reflected in the March 30, 1998 agreement in principle. Thereafter, negotiations commenced among the holders of the Old Preferred Stock Interests, the Unofficial Noteholder Committee and Grand Union. Ultimately, a consensus among the parties was reached, culminating in the proposed Plan of Reorganization and the terms set forth therein, and the holders of Old Preferred Stock Interests indicated their intention to vote to accept the Plan of Reorganization.

     The holders of Old Preferred Stock Interests retained Dewey Ballantine LLP as their legal advisor. Attorneys for the holders of the Old Preferred Stock Interests can be reached at:

        Dewey Ballantine LLP
        1301 Avenue of the Americas
        New York, New York 10019-6092
        (212) 259-8000
        Attn: Sanford W. Morhouse, Esq.
          Richard S. Miller, Esq.

                                      III.
                 ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE

A. Chapter 11 Financing

     During its negotiations regarding the treatment of the Secured Credit Agreement Claims, Grand Union reached agreement with a syndicate of banks led by Bankers Trust Company, as agent ('Bankers Trust'), regarding the BT DIP Credit Agreement. Under the BT DIP Credit Agreement, (x) the outstanding prepetition term loan (excluding the Supplemental Term Loan) under the Credit Agreement will be converted into revolving loans, (y) all prepetition obligations (excluding the Supplemental Term Loan) under the Credit Agreement shall be converted to and deemed to be outstanding DIP Obligations and (z) the Supplemental Term Loan obligation under the Credit Agreement shall be deemed to remain prepetition obligations of Grand Union. The BT DIP Credit Agreement provides for an aggregate of not more than $250,000,000 in financing, comprised of (A) a commitment of not more than $172,022,020 in principal amount with respect to the DIP Obligations, inclusive of the revolving credit loans, term loans, all letters of credit and other obligations (excluding obligations arising under or related to the Supplemental Term Loan) outstanding as of the Petition Date under the Credit Agreement and (B) the $77,977,980 prepetition principal amount of the Supplemental Term Loan obligations outstanding as of the Petition Date under the Credit Agreement. All of Grand Union's obligations under the BT DIP Credit Agreement will continue to be guaranteed by all subsidiaries of Grand Union (collectively, the 'Guarantors'). In addition, all of the DIP Obligations under the BT DIP Credit Agreement shall constitute an allowed administrative expense claim pursuant to section 364(c)(1) of the Bankruptcy Code, having administrative expense priority subject only to a $1,000,000 carve-out for professional fees and U.S. Trustee fees. Such DIP Obligations shall be secured by a valid, enforceable, first-priority, perfected security interest (the 'DIP Liens') in all tangible and intangible assets of Grand Union and the Guarantors, whether in existence as of the Petition Date or acquired thereafter. The DIP Liens shall be (i) prior (except as described in (ii) below) to all other liens on the collateral, and (ii) junior to other valid existing liens that are permitted under the terms of the BT DIP Credit Agreement.

     Except as otherwise set forth in the BT DIP Credit Agreement and following entry of a final financing order by the Bankruptcy Court, the revolving loans under the BT DIP Credit Agreement (the 'DIP Loans') may be maintained at Grand Union's option as (i) Base Rate Loans, which shall bear interest at the applicable margin (as described below) in excess of the Base Rate (as described below), or (ii) Eurodollar Loans, which shall bear interest at the applicable margin in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by Bankers Trust for the respective interest period. Applicable margin shall not be less than 2.0% in the case of Base Rate Loans and 3.75% in the case of Eurodollar Loans. The Base Rate is the higher of (i) 0.5% in excess of the adjusted Federal Reserve reported certificate of deposit rate, (ii) .25% in excess of the Federal Funds Rate (as defined in Grand Union's existing Credit Agreement), and (iii) the rate that Bankers Trust announces from time to time as its prime lending rate.

     Under the BT DIP Credit Agreement, the Supplemental Term Loan outstanding under the Credit Agreement immediately prior to the Petition Date shall remain outstanding prepetition indebtedness of Grand Union and not be converted to DIP Obligations. Each holder of a Supplemental Term Loan Claim shall be granted, pursuant to and as limited by section 361(2) of the Bankruptcy Code, as adequate protection for use of cash collateral, a replacement lien in all of Grand Union's postpetition assets of the type which secured the Supplemental Term Loan Claims under the Credit Agreement as their sole and exclusive adequate protection in respect of the Supplemental Term Loan Claims. Such replacement liens are junior and fully subordinated in all respects to the DIP Obligations, it being the intention of the holders of Tranche A/B Claims and the holders of Supplemental Term Loan Claims that the senior rights of the holders of Tranche A/B Claims shall bear the same relationship to the Supplemental Term Loans (including the replacement liens granted under the BT DIP Credit Agreement) as that established in the Credit Agreement between the revolving loans and term loans on the one hand and the Supplemental Term Loan on the other.

     Under the Plan of Reorganization, Grand Union may accept a commitment to provide a debtor-in-possession financing agreement other than the BT DIP Credit Agreement provided that such other financing agreement meets the requirements of an Alternate DIP Credit Agreement.

B. Operational Issues After the Petition Date

     Grand Union intends to obtain certain orders from the Bankruptcy Court designed to minimize disruptions of business operations and to facilitate its reorganization. These include the following:

  1. Trade Vendor Matters

          Grand Union considers good relations with its trade and other business vendors to be essential to the continued operation of its business during the pendency of its chapter 11 case. Accordingly, Grand Union intends to request an order of the Bankruptcy Court authorizing payments to vendors as they become due in the ordinary course of business, including any amounts that may relate to claims arising prior to the Petition Date, as long as the vendors who receive such payments continue to provide Grand Union with customary shipments and credit terms (the 'Trade Order').

  2. Employee Matters

          Grand Union considers its employee workforce to be one of its most valuable assets. Continued employee cooperation and support is important to a successful reorganization. Accordingly, on the Petition Date, Grand Union intends to take actions to minimize any salary, wage, employee benefit and retiree benefit disruptions. These actions include requesting an order of the Bankruptcy Court authorizing Grand Union to pay wages, salaries, bonuses, reimbursable employee expenses and accrued and unpaid employee benefits incurred prior to the Petition Date (the 'Employee Order').

  3. Consent of DIP Credit Agreement Lenders and Cash Collateral Lenders

          The Trade Order, the Employee Order and any other first day order shall be in form and substance reasonably acceptable to (i) the holders of the requisite majority of DIP Obligations necessary to bind such holders and (ii) the holders of the requisite majority of Tranche A/B Claims necessary to bind such holders that provide, or allow Grand Union to use, funds under a cash collateral order (the 'Required Cash Collateral Lenders'); provided, however, that, to the extent the Required Cash Collateral Lenders fail to consent to any provision of the Trade Order, Employee Order or such other first day order, including the amounts that Grand Union otherwise proposes to pay under the Trade Order, the Employee Order or such other first day order, any limitation resulting from such failure to consent shall only apply for so long as such cash collateral order is in effect.

  4. Executory Contracts and Unexpired Leases

          Grand Union is a party to a large number of contracts or leases that constitute executory contracts and unexpired leases pertaining to non-residential real property and to personal property within the meaning of section 365 of the Bankruptcy Code. The Plan of Reorganization provides for the assumption of all executory contracts and unexpired leases, including the Senior Management Employment Agreements.

C. Confirmation Hearing

     Grand Union anticipates that as soon as practicable after commencing its chapter 11 case, it will seek an order of the Bankruptcy Court scheduling a hearing to consider confirmation of the Plan of Reorganization. Grand Union anticipates that notice of the confirmation hearing will be published in The Wall Street Journal (National Edition), and will be mailed to all known holders of claims and equity interests, at least 25 days before the date by which objections to confirmation must be filed with the Bankruptcy Court. See Section VIII.A. below, entitled 'CONFIRMATION OF THE PLAN OF REORGANIZATION-- Confirmation Hearing.'

                                      IV.
                           THE PLAN OF REORGANIZATION

A. Introduction

     The Plan of Reorganization provides for a major restructuring of Grand Union's financial obligations. In essence, the Plan of Reorganization (i) converts the aggregate principal amount of $595,421,000 of the Old Senior Notes plus accrued and unpaid interest thereon through the Petition Date to 100% of Grand Union's New Common Stock, subject to dilution from the issuance of New Warrants and options to management, (ii) provides the holders of Old Preferred Stock Interests with their Ratable Proportion of 3,783,513 Series 1 Warrants, the Series 2 Warrants and the Series 3 Warrants, and (iii) provides the holders of Old Common Stock Interests with their Ratable Proportion of 540,502 Series 1 Warrants. The New Common Stock and New Warrants are described in detail in subsection C below, entitled 'Securities to Be Issued Pursuant to the Plan of Reorganization.' The Plan of Reorganization also provides for Reorganized Grand Union to satisfy in full its obligations under the DIP Credit Agreement and the Credit Agreement and enter into the Exit Facility on the Consummation Date.

     The Plan of Reorganization releases all claims and causes of action, if any, held by Grand Union or any of its subsidiaries against their officers and directors, and advisors and each of their affiliates, as well as against the members of the Unofficial Noteholder Committee and their respective affiliates and advisors and any official committee of unsecured creditors appointed in the chapter 11 case, each of the Secured Banks (including the lenders under the BT DIP Credit Agreement if utilized by Grand Union), the Agent and each of the holders of Old Preferred Stock Interests and their respective affiliates and advisors. See subsection IV.J.6. below, entitled 'Effect of Confirmation--Limited Release.'

     The result of the restructuring will be a significant reduction of debt. Grand Union believes that the proposed restructuring will provide Grand Union with the necessary liquidity to fund essential capital expenditures and compete effectively in today's competitive environment.

     Grand Union and the members of the Unofficial Noteholder Committee believe that the Plan of Reorganization provides the best opportunity for enhanced recoveries for the holders of its Old Senior Notes. Grand Union believes, and will demonstrate to the Bankruptcy Court, that creditors and shareholders will receive at least as much, if not more, in value under the Plan of Reorganization than they would receive in a liquidation case under chapter 7 of the Bankruptcy Code.

     The following is a non-technical discussion of the provisions of the Plan of Reorganization. The Plan of Reorganization is attached as Exhibit 1 to this Disclosure Statement. The terms of the Plan of Reorganization govern in the event there are any discrepancies in the following discussion.

B. Classification and Treatment of Claims and Equity Interests Under the Plan of Reorganization

     One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are 'allowed' may receive distributions under a chapter 11 plan. This term is used throughout the Plan of Reorganization and the descriptions below. In general, an 'allowed' claim or 'allowed' equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the claim or equity interest, and the amount thereof, is in fact a valid obligation of the debtor. Section 502(a) of the Bankruptcy Code provides that a timely filed claim or equity interest is automatically 'allowed' unless the debtor or other party in interest objects. However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be 'allowed' in bankruptcy even if a proof of claim is filed. These include, but are not limited to, claims that are unenforceable under the governing agreement between Grand Union and the claimant or applicable nonbankruptcy law, claims for unmatured interest, property tax claims in excess of the debtor's equity in the property, claims for services that exceed their reasonable value, lease and employment contract rejection damage claims in excess of specified amounts, late-filed claims, and contingent claims for contribution and reimbursement.

     Grand Union does not intend to set a bar date by which holders of claims and equity interests must file proofs of claim and proofs of equity interest. The Plan of Reorganization contemplates that allowed General Unsecured Claims, such as trade vendor and other business claims, but exclusive of its allowed Old Senior Note Claims, will be paid in the ordinary course of business of Grand Union. If Grand Union disputes any claim, such dispute shall be resolved or adjudicated by an appropriate tribunal in a manner as if the Reorganization Case had not been commenced and shall survive the Consummation Date as if the Reorganization Case had not been commenced. If, however, a holder of a claim files a proof of claim with the Bankruptcy Court that is inconsistent with Grand Union's books and records, as reflected on its schedules of liabilities filed with the Bankruptcy Court, Grand Union may elect, at its sole option, to contest the claim by filing an objection under section 502 of the Bankruptcy Code.

     The Plan of Reorganization also provides that all tort claims, including personal injury, property damage, products liability or other similar claims against Grand Union that have not been previously compromised or settled or otherwise resolved, will be disputed claims. Any unliquidated tort claim that is not otherwise settled or resolved in the Reorganization Case will be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in any administrative or judicial tribunal of appropriate jurisdiction. Under the Plan of Reorganization, the automatic stay arising pursuant to section 362 of the Bankruptcy Code will be vacated as of the Confirmation Date as to all tort claims. Any tort claim determined and liquidated pursuant to a judgment obtained in a court other than the Bankruptcy Court in accordance with applicable non-bankruptcy law which is no longer subject to appeal or other review will be deemed to be an allowed claim in Class 5 (General Unsecured Claims) in such liquidated amount and satisfied in accordance with the Plan of Reorganization.

     The Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Because an entity may hold multiple claims and/or equity interests which give rise to different legal rights, the 'claims' and 'equity interests' themselves, rather than their holders, are classified.

     Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as 'impaired' (affected by the plan) or 'unimpaired' (unaffected by the plan). If a class of claims is 'impaired,' the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan, and the right to receive, under the chapter 11 plan, no less value than the holder would receive if the debtor were liquidated in a case filed under chapter 7 of the Bankruptcy Code. Under section 1124 of the Bankruptcy Code, a class of claims or interests is 'impaired' unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holders' acceleration rights, cures all defaults (other than those arising from the debtor's insolvency, the commencement of the case or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable and contractual rights. Typically, this means that the holder of an unimpaired claim will receive on the later of the consummation date or the date on which amounts owing are actually due and payable, payment in full, in cash, with postpetition interest to the extent appropriate and provided for under the governing agreement (or if there is no agreement, under applicable nonbankruptcy law), and the remainder of the debtor's obligations, if any, will be performed as they become due in accordance with their terms. Thus, other than its right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor's case not been commenced.

     Under certain circumstances, a class of claims or equity interests may be deemed to reject a plan of reorganization. For example, a class is deemed to reject a plan of reorganization under section 1126(g) of the Bankruptcy Code if the holders of claims or interests in such class do not receive or retain property under the plan of reorganization on account of their claims or equity interests. Under this provision of the Bankruptcy Code, the holders of equity interests in Class 8 (Old Warrants) are deemed to reject the Plan of Reorganization because they receive no distribution under the Plan of Reorganization and such plan cancels the Old Warrants. The Plan of Reorganization also deems the holders of Old Common Stock Interests to reject the Plan of Reorganization because of the small distribution provided to the holders of Old Common Stock Interests in Class 7. Grand Union intends to seek an order from the Bankruptcy Court confirming that it is not required to solicit votes from the holders of Old Common Stock Interests. If the Bankruptcy Court determines that such solicitation is required, Grand Union will conduct such solicitation after the Petition Date. Because Class 7 (Old Common Stock Interests) and Class 8 (Old Warrants) are deemed to reject the Plan of Reorganization, Grand Union is required to demonstrate that the Plan of Reorganization satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to such classes. Among these are the requirements that the plan be 'fair and equitable' and not 'discriminate unfairly' against the holders of equity interests in such classes. For a more detailed description of the requirements for confirmation, see Section VIII.B. below, entitled 'CONFIRMATION OF THE PLAN OF REORGANIZATION--Requirements for Confirmation of the Plan of Reorganization.'

     Consistent with these requirements, the Plan of Reorganization divides the allowed claims against, and allowed equity interests in, Grand Union into the following classes:


Unclassified     Administrative Expenses
Unclassified     Priority Tax Claims
Class 1          Priority Non-Tax Claims           Unimpaired
Class 2          Supplemental Term Loan Claims     Unimpaired
Class 3          Other Secured Claims              Unimpaired
Class 4          Old Senior Note Claims            Impaired
Class 5          General Unsecured Claims          Unimpaired
Class 6          Old Preferred Stock Interests     Impaired
Class 7          Old Common Stock Interests        Deemed Rejected
Class 8          Old Warrants                      Deemed Rejected

  Administrative Expenses

     Administrative expenses are the actual and necessary costs and expenses of Grand Union's chapter 11 case that are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Those expenses will include, but are not limited to, the postpetition salaries and other benefits for its employees, postpetition rent for its headquarters, amounts owed to vendors providing goods and services to Grand Union during the chapter 11 case, tax obligations incurred after the Petition Date, and certain statutory fees and charges assessed under section 1930, chapter 123, title 28, United States Code. Other administrative expenses include the actual, reasonable and necessary professional fees and expenses of Grand Union's advisors, including attorneys for the special committee of independent directors serving on Grand Union's Board of Directors, and the advisors to the Unofficial Noteholder Committee or any official committees appointed in the Reorganization Case, which fees and expenses are incurred during the pendency thereof.

     Administrative expenses representing liabilities incurred by Grand Union in the ordinary course of business, consistent with past practice, or liabilities arising under loans or advances to Grand Union after the Petition Date, whether or not incurred in the ordinary course of business, will be paid by Grand Union in accordance with the terms and conditions of the particular transaction and any related agreements and instruments. All other administrative expenses will be paid, in full, in cash, on the Consummation Date or as soon thereafter as is practicable, or on such other terms to which Grand Union and the holder of such administrative expense claim agree.

     All payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of any statutory committees will be made in accordance with the procedures established by the Bankruptcy Court and Bankruptcy Rules relating to the payment of interim and final compensation and expenses.

     In addition to the foregoing, section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other persons making a 'substantial contribution' to a chapter 11 case, and to attorneys for, and other professional advisors to, such persons. Requests for such compensation must be approved by the Bankruptcy Court after notice and a hearing at which Grand Union and other parties in interest may participate, and, if appropriate, object to such requests.

     All DIP Obligations shall be deemed allowed Administrative Expense Claims and paid in full in cash on the Consummation Date in accordance with section 2.1 of the Plan of Reorganization. Grand Union also has agreed to pay the reasonable fees and expenses of the attorneys and financial advisors to the Unofficial Noteholder Committee, the Secured Banks (including the lenders under the BT DIP Credit Agreement if utilized by Grand Union), and the Agent as Administrative Expense Claims in accordance with section 2.1 of the Plan of Reorganization without such parties being required to file an application with the Bankruptcy Court under section 503(b) of the Bankruptcy Code or otherwise seek approval of the Bankruptcy Court.

  Priority Tax Claims

     Priority Tax Claims essentially consist of unsecured claims of federal and state governmental authorities for the kinds of taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These unsecured claims are given a statutory priority in right of payment. Grand Union does not intend to set a bar date and therefore it is difficult to estimate the number and amount, if any, of Priority Tax Claims that will be filed with the Bankruptcy Court. On the Petition Date, Grand Union intends to request authorization from the Bankruptcy Court to pay certain prepetition claims of taxing authorities. Assuming the Bankruptcy Court provides Grand Union with such authority, Grand Union estimates that on the Consummation Date, based upon Grand Union's books and records, the allowed amount of remaining unpaid prepetition claims will aggregate no more than $2 million.

     With respect to any Priority Tax Claims not paid pursuant to prior Bankruptcy Court order, on the Consummation Date, except to the extent that a holder of an allowed Priority Tax Claim agrees to a different treatment of such allowed Priority Tax Claim, Reorganized Grand Union shall pay to each holder of an allowed Priority Tax Claim cash in an amount equal to such allowed Priority Tax Claim. All allowed Priority Tax Claims which are not due and payable on or before the Consummation Date shall be paid thereafter in the ordinary course of business in accordance with the terms thereof.

                    Class 1-- Priority Non-Tax Claims
                              (Unimpaired. Presumed to accept the
                              Plan of Reorganization and not entitled to vote.)

     Priority Non-Tax Claims include certain claims that are granted priority in payment under section 507(a) of the Bankruptcy Code, including certain wage, salary and other compensation obligations to employees of Grand Union. Grand Union does not intend to set a bar date and therefore it is difficult to estimate the number and amount, if any, of Priority Non-Tax Claims that will be filed with the Bankruptcy Court. On the Petition Date, Grand Union intends to request authorization from the Bankruptcy Court to pay certain prepetition employee claims that would be entitled to priority in payment in any event, if paid as of the Consummation Date. Assuming the Bankruptcy Court provides Grand Union with such authority, Grand Union believes that claims which would be included in Class 1 will be paid during the pendency of the Reorganization Case.

     With respect to any Priority Non-Tax Claims not paid pursuant to prior Bankruptcy Court order, on the Consummation Date, except to the extent that a holder of an allowed Priority Non-Tax Claim agrees to a different treatment of such allowed Priority Non-Tax Claim, each allowed Priority Non-Tax Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All allowed Priority Non-Tax Claims that are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms thereof.

                    Class 2-- Supplemental Term Loan Claims
                              (Unimpaired. Presumed to accept the
                              Plan of Reorganization and not entitled to vote.)

     Class 2 consists of the allowed Supplemental Term Loan Claims. Grand Union estimates that, as of the Petition Date, the aggregate amount of allowed Supplemental Term Loan Claims (including accrued interest through the Petition
Date) will be approximately $81.5 million.

     The Plan of Reorganization provides that each Supplemental Term Loan Claim constitutes an allowed Supplemental Term Loan Claim.

     On the Consummation Date, except to the extent that a holder of an allowed Supplemental Term Loan Claim agrees to a different treatment of such allowed Supplemental Term Loan Claim, all Supplemental Term Loan Claims shall be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, however, that (i) in accordance with the terms of the Credit Agreement the Supplemental Term Loan Claims cannot be prepaid prior to August 31, 1998 without the consent of the lenders whose Supplemental Term Loan Claims are to be prepaid and (ii) until the Supplemental Term Loan Claims are paid in full, the amounts actually borrowed under the Exit Facility cannot exceed $172,022,020 without the consent of the holders of Supplemental Term Loan Claims.

                     Class 3-- Other Secured Claims
                               (Unimpaired. Presumed to accept the
                               Plan of Reorganization and not entitled to vote.)

     Class 3 consists of allowed secured claims, other than the Class 2 Secured Credit Agreement Claims. Such claims generally would include claims arising under agreements relating to the financing of Grand Union's office equipment or equipment located at its stores. Grand Union does not intend to set a bar date and therefore it is difficult to estimate the number and amount, if any, of Other Secured Claims that will be filed with the Bankruptcy Court. Nevertheless, Grand Union estimates that, based upon its books and records, the allowed amount of Other Secured Claims, as of the Consummation Date, will not exceed approximately $7.7 million.

     On the Consummation Date, except to the extent that a holder of an allowed Other Secured Claim agrees to a different treatment of such allowed Other Secured Claim, each allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an allowed Other Secured Claim to demand or receive payment of such allowed Other Secured Claim prior to the stated maturity of such allowed Other Secured Claim from and after the occurrence of a default. All allowed Other Secured Claims that are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms thereof.

                        Class 4-- Old Senior Note Claims
                                  (Impaired. Entitled to vote.)

     Class 4 consists of the allowed claims of the holders of Old Senior Notes. The Plan of Reorganization provides that each Old Senior Note Claim constitutes an allowed Old Senior Note Claim. On the Consummation Date, each holder of an allowed Old Senior Note Claim shall receive, in full satisfaction of such allowed Old Senior Note Claim, its Ratable Proportion of 30,000,000 shares of New Common Stock (representing 100% of the initial shares of such New Common Stock), subject to possible dilution from the New Warrants and management options.

     The recovery for the holders of Old Senior Notes in Class 4 depends significantly on the value of the New Common Stock on the Consummation Date. Grand Union estimates that the overall recovery for Class 4 will be approximately 63% under the Plan of Reorganization, assuming that the Old Senior Notes represent claims in the aggregate principal amount of $595.4 million and no reduction to the value of the New Common Stock to take into account the issuance of the New Warrants. Grand Union estimates that Class 4 will receive New Common Stock valued at $374.6 million (based on an estimated value of $12.49 per share). For a discussion of the New Common Stock, see subsection C below, entitled 'Securities to Be Issued Pursuant to the Plan of Reorganization--New Common Stock,' and Section V below, entitled 'PROJECTIONS AND VALUATION ANALYSIS.'

     The members of the Unofficial Noteholder Committee have consented to the distribution to be provided to the holders of Old Preferred Stock Interests and Old Common Stock Interests under the Plan of Reorganization.

                   Class 5-- General Unsecured Claims
                             (Unimpaired. Presumed to accept the
                             Plan of Reorganization and not entitled to vote.)

     Class 5 consists of allowed General Unsecured non-priority claims which generally include the claims of trade and other business creditors for goods and services provided to Grand Union prior to the Petition Date (to the extent not paid pursuant to orders of the Bankruptcy Court prior to the Consummation Date) and other damage or general litigation claims. Grand Union does not intend to set a bar date and therefore it is difficult to estimate the number and amount, if any, of General Unsecured Claims that will be filed with the Bankruptcy Court.

     Assuming the Bankruptcy Court authorizes Grand Union to pay many trade creditors and other suppliers of goods and services in the normal course of its business as and when such obligations become due and owing during the pendency of the

Reorganization Case, Grand Union does not expect prepetition claims of this nature to be in excess of $10 million to $15 million at the Consummation Date.

     Grand Union's books and records, prepared according to generally accepted accounting principles, reflect certain accrued and other liabilities which for classification purposes in a chapter 11 proceeding could be classified as contingent and/or unliquidated. Examples of these types of liabilities include unfunded pension amounts, future obligations for benefits to be paid to retirees and amounts due under percentage of rent leases for stores, among others. As of the Consummation Date, Grand Union estimates that accrued and other liabilities (exclusive of accounts payable) will total approximately $160.4 million, as measured by generally accepted accounting principles.

     On the Consummation Date, except to the extent that a holder of an allowed General Unsecured Claim agrees to a different treatment of such allowed General Unsecured Claim, each allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All allowed General Unsecured Claims that are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms thereof.

                    Class 6-- Old Preferred Stock Interests
                              (Impaired. Entitled to vote.)

     Class 6 consists of the allowed Old Preferred Stock Interests. On the Consummation Date, the Old Preferred Stock Interests shall be cancelled, and each holder of Old Preferred Stock Interests shall receive, in full satisfaction of such Old Preferred Stock Interests, its Ratable Proportion of (i) 3,783,513 of the Series 1 Warrants (representing the right to purchase approximately 10.5% of the shares of New Common Stock at an exercise price of $19.82 per share),
(ii) the Series 2 Warrants (representing the right to purchase approximately 2.5% of the shares of New Common Stock at an exercise price of $23.15 per share) and (iii) the Series 3 Warrants (representing the right to purchase approximately 1% of the shares of New Common Stock at an exercise price of $12.32 per share).

     Grand Union estimates the value of the New Warrants to be distributed to the holders of the Old Preferred Stock Interests to be $9.5 million. For a discussion of the New Common Stock, see subsection C below, entitled 'Securities to Be Issued Pursuant to the Plan of Reorganization--New Common Stock,' and
Section V below, entitled 'PROJECTIONS AND VALUATION ANALYSIS.'

     The holders of Old Preferred Stock Interests have consented to the distribution to be provided to the holders of Old Common Stock Interests under the Plan of Reorganization.

                      Class 7-- Old Common Stock Interests
                                (Deemed to reject the Plan of
                                Reorganization. Not entitled to vote.)

     Class 7 consists of the Old Common Stock Interests. On the Consummation Date, the Old Common Stock Interests shall be cancelled and each holder of Old Common Stock Interests shall receive, with the consent of the holders of the Old Senior Notes and the Old Preferred Stock Interests (to be evidenced by their votes to accept the Plan of Reorganization), its Ratable Proportion of 540,502 of the Series 1 Warrants (representing the right to purchase approximately 1.5% of the shares of New Common Stock at an exercise price of $19.82 per share).

     Grand Union estimates the value of the Series 1 Warrants to be distributed to the holders of Old Common Stock Interests to be $1 million. For a discussion of the New Warrants, see subsection C below, entitled 'Securities to Be Issued Pursuant to the Plan of Reorganization.'

                             Class 8-- Old Warrants
                                       (Deemed to reject the Plan of
                                       Reorganization. Not entitled to vote.)

     Class 8 consists of the Old Warrants. On the Consummation Date, the Old Warrants will be cancelled, and the holders of the Old Warrants will not be entitled to, and shall not receive or retain, any property or interest in property on account of such Old Warrants.

C. Securities to Be Issued Pursuant to the Plan of Reorganization

  1. New Common Stock

     Pursuant to the Plan of Reorganization, on the Consummation Date, 60,000,000 shares of New Common Stock will be authorized under Grand Union's certificate of incorporation. Of such authorized shares, 30,000,000 shares, representing 100% of the issued and outstanding shares of New Common Stock, will be distributed to the holders of allowed Old Senior Note Claims in Class 4.

     Each share of New Common Stock will entitle its holder to one vote. Holders of New Common Stock will have the right to participate proportionately in any dividends distributed by Reorganized Grand Union. For a description of the options to purchase shares to be provided to the Senior Managers, see subsection
H.5. below, entitled 'Senior Management Employment Agreements--Management Stock Options.'

  2. New Warrants

     On the Consummation Date, Reorganized Grand Union will issue (i) the Series 1 Warrants to purchase 4,324,015 shares of New Common Stock, representing approximately 12% of the shares of New Common Stock at a price equal to $19.82 per share, (ii) the Series 2 Warrants to purchase 942,791 shares of New Common Stock, representing approximately 2.5% of the shares of New Common Stock at a price equal to $23.15 per share and (iii) the Series 3 Warrants to purchase 306,122 shares of New Common Stock, representing approximately 1% of the shares of New Common Stock at a price equal to $12.32 per share. The Series 1 Warrants and the Series 2 Warrants will expire on the fifth anniversary of the Consummation Date. The Series 3 Warrants will expire on the fourth anniversary of the Consummation Date. The New Warrants are governed by the New Warrant Agreement annexed to the Plan of Reorganization as Exhibit A. The purpose of the issuance of the Series 1 Warrants and the Series 2 Warrants is to provide value to the holders of Old Preferred Stock Interests and Old Common Stock Interests in the event the value of the New Common Stock appreciates significantly. Specifically, the Series 1 Warrants and the Series 2 Warrants will have no significant value until the New Common Stock appreciates sufficiently to provide a full recovery for the holders of allowed claims in Class 4 (Old Senior Note Claims). The likelihood of such appreciation cannot be determined at this time and there can be no assurance that it will occur. The value of the Series 3 Warrants depends on the value of the New Common Stock after the Consummation Date, which may or may not exceed the exercise price of the Series 3 Warrants.

  3. Securities Law Matters

     a. The Solicitation. Grand Union is relying on Section 3(a)(9) of the Securities Act to exempt from the registration requirements of such Act the offer to holders of the Old Senior Notes of New Common Stock, which may be deemed to be made by Grand Union pursuant to the solicitation of votes on the Plan of Reorganization.

     Grand Union has no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting votes to accept or reject the Plan of Reorganization or for soliciting any exchanges of Old Senior Notes. Grand Union has received assurances that no person will provide any information to holders of Old Senior Notes relating to the solicitation or the Plan of Reorganization other than to refer the holders of such securities to the information contained in this Disclosure Statement and in the Ballots delivered with it. In addition, none of the financial advisors to Grand Union or the Unofficial Noteholder Committee, the Voting Agent or the Old Indenture Trustee, and no broker, dealer, salesperson, agent or any other person, has been engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the solicitation, the value and terms of the New Common Stock or the Plan of Reorganization (and the transactions contemplated thereby).

     Grand Union is not making any representation to any offeree of the securities issued under the Plan of Reorganization regarding the legality of any investment therein by such offeree under appropriate legal investment or similar laws or regulations.

     b. Issuance and Resale of New Securities Under the Plan of Reorganization.
Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale of a debtor's securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor and, in the case of warrants so issued under a chapter 11 plan, also generally exempts the issuance of stock issued upon exercise of such warrants. In reliance upon this exemption, the New Common Stock and New Warrants to be issued on the Consummation Date as provided in the Plan of Reorganization, and the New Common Stock to be issued upon exercise of the New Warrants, generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an 'underwriter' with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan of

Reorganization are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

     Section 1145(b) of the Bankruptcy Code defines 'underwriter' for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is a control person of the issuer of the securities.

     Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

     c. Listing. Reorganized Grand Union will use its best efforts to continue to be a reporting company under the Securities Exchange Act of 1934 and to be listed on a nationally recognized market or exchange. By letter dated February 20, 1998, the NASDAQ Stock Market, Inc. notified Grand Union that it had failed to satisfy the requirements for continued listing on the NASDAQ SmallCap Market. Grand Union appealed the decision regarding continued listing to the NASDAQ Listing Qualifications Panel. In response to Grand Union's request for continued listing on the NASDAQ SmallCap Market, the NASDAQ Stock Market, Inc. conducted a hearing upon written submission on May 14, 1998 to consider Grand Union's request and determined that continued listing was not warranted. Accordingly, the Old Common Stock Interests were delisted from the NASDAQ SmallCap Market effective as of the close of business on May 20, 1998. Effective May 21, 1998, the Common Stock is eligible for quotation on the Over-The-Counter Bulletin Board.

     d. Registration Rights. The Plan of Reorganization provides for the execution of a registration rights agreement. Under such agreement, each of the holders of the Old Senior Notes who will receive at least 10% of the New Common Stock issued under the Plan of Reorganization will be entitled to exercise certain demand and incidental registration rights in accordance with the terms and conditions of such registration rights agreement to effect any resales thereof that require registration under the Securities Act. Within 120 days after the Consummation Date, Reorganized Grand Union will use its best efforts to file, and have the SEC declare effective, a shelf registration statement for the benefit of such holders and keep such shelf registration statement effective for up to three years from the effective date thereof. Such holders will be entitled to no more than three demand registrations in the aggregate (provided the shelf registration statement is not then effective or unless such demand registration is to be on an underwritten basis) and unlimited piggyback registrations for a period of five years from the Consummation Date.

  4. Hart-Scott-Rodino Act Filing Requirements

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act'), requires the parties to certain business combination, acquisition and/or change-in-control-related transactions to provide the United States Federal Trade Commission and Antitrust Division of the Department of Justice with certain information about the business of the parties involved and the proposed transaction. Any entity that will receive a distribution of New Common Stock under the Plan of Reorganization that satisfies the tests outlined below may be required, prior to the receipt of such shares, to file a Premerger Notification and Report Form pursuant to the HSR Act. In general, in the absence of an available exemption, if (i) an entity entitled to a distribution of New Common Stock under the Plan of Reorganization would own, at the Consummation Date, New Common Stock that exceeds $15 million in value (i.e., the statutory size of transaction threshold), and (ii) certain jurisdictional tests are satisfied relating to the amount of sales or assets (i.e., the size) of the acquiring person, the HSR Act would require that such entity file a Premerger Notification and Report Form and delay completion of the acquisition of New Common Stock pursuant to the Plan of Reorganization until the expiration of the applicable waiting periods under the HSR Act. The staff of the Premerger Notification Office of the Federal Trade Commission has taken the position that the 'debt workout' exemption to the HSR Act, codified at 16 C.F.R. Section 802.63(a), is not available to entities who desire to exchange debt claims for voting securities of an issuer if such entities acquired the debt claims after the issuer has filed for bankruptcy or after it otherwise becomes virtually certain that the debt of the issuer would be converted into voting securities. Accordingly, such exemption would not apply to such entities and such entities may be required to observe the notification and waiting period requirements of the HSR Act. If such waiting periods have not expired or been terminated as of the Consummation Date, the indenture trustee may retain, or be required to deliver, such entities' shares of New Common Stock into an escrow account, pending the expiration or termination of such waiting period. Holders of Old Senior Notes are urged to consult with their legal counsel to determine whether the requirements of the HSR Act would apply to the distribution to such entities of shares of New Common Stock under the Plan of Reorganization.

D. Means of Implementation of the Plan of Reorganization

  1. Exit Facility

     On the Consummation Date, Reorganized Grand Union will enter into the Exit Facility. On April 23, 1998, Grand Union received a letter from SBC Warburg Dillon Read Inc., Swiss Bank Corporation, Lehman Brothers Inc. and Lehman Commercial Paper Inc., pursuant to which Swiss Bank Corporation and Lehman Commercial Paper Inc. (collectively, the 'Agent Banks') committed to provide financing to Grand Union in the aggregate principal amount of $300 million upon consummation of the Plan of Reorganization. The Agent Banks, as agents for a syndicate of banks, financial institutions and other entities, including the Agent Banks (collectively, the 'New Grand Union Lenders'), will provide Grand Union with the Exit Facility. The Exit Facility will be guaranteed by all of Grand Union's subsidiaries.

     The Exit Facility will be comprised of: (i) a $230 million term loan facility (the 'Term Loan') and (ii) a $70 million revolving credit facility (the 'Revolving Credit Facility'). The Term Loan and Revolving Credit Facility will mature on the fifth anniversary of the Consummation Date. The proceeds of the Exit Facility will be used to refinance the DIP Obligations and the Supplemental Term Loan Claims and the excess portion will be used for the working capital needs of Grand Union and its subsidiaries, including capital expenditures. Up to $50 million of the Revolving Credit Facility will be available for the issuance of letters of credit. The Exit Facility will also contain customary affirmative, financial and negative covenants, including, without limitation, restrictions on liens, indebtedness and mergers or consolidations, required maintenance of a minimum ratio of EBITDA to interest and a maximum ratio of total indebtedness to EBITDA, and a limitation on the amount of capital expenditures.

     The Exit Facility will be secured by substantially all of the assets of Grand Union and its subsidiaries. The interest rate applicable to the Term Loan and the Revolving Credit Facility will be equal to, at Grand Union's election, either (i) 2% above the higher of (A) the Swiss Bank Corporation prime rate and
(B) .50% over the federal funds rate per annum (the 'Base Rate'), or (ii) LIBOR plus 3%, in each case, subject to reduction based on certain performance criteria. Grand Union will pay a commitment fee calculated at the rate of .50% per annum on the average daily unused portion of the Revolving Credit Facility. In addition, Grand Union will pay certain fees, including but not limited to:
(i) a fronting fee equal to .125% per annum of the aggregate undrawn face amount of outstanding letters of credit; (ii) an administration fee of $75,000 per annum; (iii) a facility fee; and (iv) a commitment fee of 0.5% on the amount of the commitment for the period from April 23, 1998 to the Consummation Date.

     The availability of the Exit Facility is conditioned, among other things, upon the Bankruptcy Court having entered an order confirming the Plan of Reorganization on or before August 31, 1998. The terms of the Exit Facility were the product of extensive negotiations and competitive bidding among Grand Union and the Agent Banks, which resulted in the commitment letter for such exit facility.

     In addition to the foregoing exit financing commitment, as part of the commitment relating to the BT DIP Credit Agreement, Grand Union had previously accepted a commitment from the Secured Banks to provide Grand Union with an exit facility in the aggregate amount of $250 million in accordance with that certain commitment letter dated March 19, 1998. Based upon Grand Union's determination that additional availability was needed to provide Reorganized Grand Union with greater liquidity and to fulfill the anticipated capital needs of its business plan, Grand Union does not intend to utilize such commitment. Under the Plan of Reorganization, Grand Union may accept from another lender(s) an alternative commitment to provide exit financing other than as described above upon terms and conditions more favorable to Grand Union and reasonably acceptable to Grand Union and an Unofficial Noteholder Committee Majority.

  2. Corporate Action Regarding Issuance of New Securities

     The Plan of Reorganization provides that the issuance of the New Common Stock and New Warrants by Reorganized Grand Union is authorized by the Plan of Reorganization without the need for any further corporate action.

  3. Registration Rights Agreement

     The Plan of Reorganization provides that the Registration Rights Agreement will be executed and delivered by Reorganized Grand Union.

  4. New Warrant Agreement

     The Plan of Reorganization provides that the New Warrant Agreement will be executed and delivered by Reorganized Grand Union and American Stock Transfer & Trust Company or any replacement agent reasonably acceptable to Grand Union, an Unofficial Noteholder Committee Majority and the holders of two-thirds of the number of shares constituting the Old Preferred Stock Interests.

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
  5. Cancellation of Existing Securities and Agreements

     On the Consummation Date, the Old Senior Notes, the Old Preferred Stock Interests, the Old Common Stock Interests, the Old Warrants or other agreements or commitments, contractual or otherwise, obligating Grand Union to issue, transfer or sell Old Preferred Stock Interests, Old Common Stock Interests or any other capital stock of Grand Union, shall be cancelled. Except for purposes of effectuating the distributions under the Plan of Reorganization on the Consummation Date, the Old Indenture shall be cancelled.

  6. General Corporate Action

     a. Certificates of Elimination. On the Consummation Date or as soon thereafter as is practicable, Reorganized Grand Union shall file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 151 of the Delaware General Corporation Law, the Certificates of Elimination, which certificates are required to cancel the Old Preferred Stock Interests.

     b. Board of Directors of Reorganized Grand Union. On the Consummation Date, the operation of Reorganized Grand Union shall become the general responsibility of its Board of Directors, subject to, and in accordance with its certificate of incorporation and bylaws. The initial Board of Directors of Reorganized Grand Union shall consist of eleven members, eight of whom shall be selected by the Unofficial Noteholder Committee and three of whom shall be Mr. J. Wayne Harris, Mr. Jack W. Partridge, Jr., and Mr. Gary M. Philbin in their capacities as Senior Managers and who shall serve as directors for the entire term of their employment agreements. Notwithstanding the foregoing, the initial Board of Directors may consist of fewer than eleven members so long as, unless the Unofficial Noteholder Committee agrees otherwise, the members of the Board of Directors who are not Senior Managers have at least five-sevenths (5/7ths) of the voting power on the Board of Directors. The identity of the Board of Directors of Reorganized Grand Union on the Consummation Date, and the biographical information relating to such directors, is set forth in Exhibit 5 hereto.

     c. Officers of Reorganized Grand Union. The selection of officers of Reorganized Grand Union after the Consummation Date will be as provided in its certificate of incorporation and bylaws. The biographical information on the executive officers of Reorganized Grand Union, except for Mr. Jack W. Partridge, Jr., is set forth in the Proxy Statement, dated November 3, 1997, which is annexed to this Disclosure Statement as Exhibit 4. Mr. Partridge has been a director of Grand Union since January 15, 1998 and was elected Vice Chairman and Chief Administrative Officer effective January 5, 1998. Mr. Partridge, 52, joined Grand Union after a 23-year career with The Kroger Co., the largest food retailer in the United States, where he served as Group Vice President and as a member of the company's Senior Management Committee.

E. Provisions Governing Distributions

  1. Date of Distributions

     Unless otherwise provided herein, any distributions and deliveries to be made under the Plan of Reorganization will be made on the Consummation Date or as soon as practicable thereafter. In the event that any payment or act under the Plan of Reorganization is required to be made or performed on a date that is not a business day, then the making of such payment or the performance of such act may be completed on the next succeeding business day, but will be deemed to have been completed as of the required date.

  2. Disbursing Agent

     In general, a disbursing agent is an entity designated to administratively effect the distributions to be provided under a plan of reorganization. Grand Union does not intend to set a bar date by which creditors and equity holders must file proofs of claim or proofs of equity interest. In addition, Grand Union does not anticipate designating a special disbursing agent. It is anticipated that all distributions under the Plan of Reorganization will be made by Reorganized Grand Union as disbursing agent. Grand Union reserves the right to designate another entity as a disbursing agent on the Consummation Date. A disbursing agent will not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. In the event that a disbursing agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety will be borne by Reorganized Grand Union.

  3. Surrender of Instruments

     Plans of reorganization generally require a holder of an instrument or security of a debtor to surrender such instrument or security prior to receiving a new instrument or security in exchange therefor under a plan of reorganization. This rule avoids disputes regarding who is the proper recipient of instruments or securities under a plan of reorganization. Pursuant to this rule, as a condition to receiving any distribution under the Plan of Reorganization, each holder of an Old Senior Note, Old Preferred Stock Interest and Old Common Stock Interest must surrender such Old Senior Note, Old Preferred Stock Interest and Old Common

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
Stock Interest to Reorganized Grand Union or its designee. Any holder of an Old Senior Note, Old Preferred Stock Interest or Old Common Stock Interest that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized Grand Union and furnish a bond in form, substance and amount reasonably satisfactory to Reorganized Grand Union before the first anniversary of the Consummation Date, shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan of Reorganization.

  4. Compensation of Professionals

     Each person retained or requesting compensation in the Reorganization Case pursuant to section 330 or 503(b) of the Bankruptcy Code will be required to file an application for allowance of final compensation and reimbursement of expenses in the Reorganization Case on or before a date to be determined by the Bankruptcy Court in the Confirmation Order or any other order of the Bankruptcy Court. Objections to any application made under section 7.4 of the Plan of Reorganization will be filed on or before a date to be fixed and determined by the Bankruptcy Court in the Confirmation Order or such other order of the court.

  5. Delivery of Distributions

     Subject to Bankruptcy Rule 9010, all distributions to any holder of an allowed claim or an allowed equity interest will be made at the address of such holder as set forth on the schedules of liabilities filed by Grand Union with the Bankruptcy Court or on the books and records of Grand Union or its agents, unless Grand Union or Reorganized Grand Union, as applicable, has been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such schedules for such holder. In the event that any distribution to any holder is returned as undeliverable, the disbursing agent will use reasonable efforts to determine the current address of such holder, but no distribution to such holder will be made unless and until the disbursing agent has determined the then current address of such holder, at which time such distribution will be made to such holder without interest; provided that such distributions will be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Consummation Date. After such date, all unclaimed property or interest in property shall revert to Reorganized Grand Union, and the claim of any other holder to such property or interest in property will be discharged and forever barred.

  6. Manner of Payment Under Plan of Reorganization

     At the option of the disbursing agent, any cash payment to be made under the Plan of Reorganization may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

  7. Fractional Shares

     No fractional shares of New Common Stock or cash in lieu thereof will be distributed. No New Warrants will be issued for fractional shares of New Common Stock. For purposes of distribution, fractional shares of New Common Stock and fractional New Warrants shall be rounded up to the next whole number.

  8. Setoffs and Recoupment

     Grand Union may, but shall not be required to, set off against, or recoup from, any claim and the payments to be made pursuant to the Plan of Reorganization in respect of such claim (other than Senior Note Claims, DIP Obligations or Secured Credit Agreement Claims), any claims of any nature whatsoever that Grand Union may have against the claimant; but neither the failure to do so nor the allowance of any claim under the Plan of Reorganization will constitute a waiver or release by Grand Union of any such claim it may have against such claimant.

  9. Distributions After Consummation Date

     Distributions made after the Consummation Date to holders of disputed claims that are not allowed claims as of the Consummation Date but which later become allowed claims will be deemed to have been made on the Consummation Date.

  10. Rights and Powers of Disbursing Agent

     a. Powers of the Disbursing Agent. The disbursing agent will be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan of Reorganization, (b) make all distributions contemplated by the Plan of Reorganization, (c) employ professionals to represent it with respect to its responsibilities, and (d) exercise such other powers as may be vested in the disbursing agent by order of the Bankruptcy Court, pursuant to the Plan of Reorganization, or as deemed by the disbursing agent to be necessary and proper to implement the provisions of the Plan of Reorganization.

     b. Expenses Incurred On or After the Consummation Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the disbursing agent on or after the Consummation Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the disbursing agent, will be paid in cash by Reorganized Grand Union.

  11. Exculpation

     Grand Union, Reorganized Grand Union, each of the members of the Unofficial Noteholder Committee, each of the holders of the Old Preferred Stock Interests, the Old Indenture Trustee and the disbursing agent, and their respective members, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons) will have no liability to any holder of a claim or equity interest for any act or omission arising out of, or related to, the pursuit of approval of the Disclosure Statement or the Plan of Reorganization or the solicitation of votes for, or confirmation of, the Plan of Reorganization, the consummation of the Plan of Reorganization, or the administration of the Plan of Reorganization or the property to be distributed under the Plan of Reorganization, except for willful misconduct or gross negligence as determined by a final order of the Bankruptcy Court, and in all respects, will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan of Reorganization.

  12. Allocation Relating to the Old Senior Notes

     All distributions to holders of Old Senior Note Claims shall be allocated first to the portion of each of such claims representing the principal amount of the Old Senior Notes and then, to the extent the consideration exceeds such amount, to the remainder of such claim.

  13. Voluntary Cancellation of Old Common Stock; Return of Warrants

     Any holder of an Old Common Stock Interest that does not desire to receive any consideration for the cancellation and extinguishment of its shares of Old Common Stock may send a letter to Grand Union so directing. In such event, if such holder nevertheless receives its Ratable Proportion of Series 1 Warrants in accordance with section 4.7 of the Plan of Reorganization, such holder should return such Series 1 Warrants to Reorganized Grand Union.

  14. Allowance of Certain Claims

     The Plan of Reorganization provides that the Supplemental Term Loan Claims and the DIP Obligations shall be allowed in full as set forth in the Plan of Reorganization. On or before fifteen (15) days prior to the date first set for hearing on confirmation of the Plan of Reorganization, the Agent shall serve on counsel for Grand Union and the Unofficial Noteholder Committee a schedule setting forth the proposed amounts of allowed Supplemental Term Loan Claims and, in the event the BT DIP Credit Agreement is approved by the Bankruptcy Court, the DIP Obligations, for each of the lenders who hold such claims as of the date such schedule is prepared. If no objection is raised by Grand Union or the Unofficial Noteholder Committee and served on the Agent under the BT DIP Credit Agreement within five (5) days after receipt of such schedule, the Supplemental Term Loan Claims and the DIP Obligations shall be deemed allowed in the amount set forth on the schedule together with such additional advances, interest, fees, expenses and other amounts which may accrue (less any repayments) subsequent to the date the schedule was prepared through and including the Consummation Date. In the event Grand Union or the Unofficial Noteholder Committee objects to the scheduled amounts, the only issue that may be determined by the Bankruptcy Court is the amount of each lender's allowed claim.

F. Procedures for Treating Disputed Claims Under Plan of Reorganization

  1. Disputed Claims

     Grand Union does not intend to set a bar date by which holders of claims and equity interests must file proofs of claim and proofs of equity interest. The Plan of Reorganization contemplates that, on and after the Consummation Date, except as otherwise provided in the Plan of Reorganization, all claims will be paid in the ordinary course of business of Grand Union. If Grand Union disputes any claim, such dispute shall be resolved or adjudicated by an appropriate tribunal in a manner as if the Reorganization Case had not been commenced and will survive the Consummation Date as if the Reorganization Case had not been commenced. If, however, a holder of a claim files a proof of claim with the Bankruptcy Court that is inconsistent with Grand Union's books and records reflected in its schedules of liabilities filed with the Bankruptcy Court, Grand Union may elect, at its sole option, to contest the claim by filing an objection under section 502 of the Bankruptcy Code.

     All tort claims are disputed claims. Tort claims include any personal injury, property damage, products liability or other similar claims against Grand Union that have not been compromised or settled or otherwise resolved. Any unliquidated tort claim that is not otherwise settled or resolved will be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in any administrative or judicial

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
tribunal of appropriate jurisdiction. Under the Plan of Reorganization, the automatic stay arising pursuant to section 362 of the Bankruptcy Code will be vacated as of the Confirmation Date as to all tort claims. Any tort claim determined and liquidated pursuant to a judgment obtained in any administrative or judicial tribunal and applicable non-bankruptcy law which is no longer subject to appeal or other review shall be deemed to be an allowed claim in Class 5 (General Unsecured Claims) in such liquidated amount and satisfied in accordance with the Plan of Reorganization. Nothing contained in the Plan of Reorganization shall constitute or be deemed a waiver of any claim, right or cause of action that Grand Union or Reorganized Grand Union may have against any person in connection with or arising out of any tort claim, including, without limitation, any rights under section 157(b) of title 28, United States Code.

  2. Objections to Claims

     Except insofar as a claim is allowed under the Plan of Reorganization, Reorganized Grand Union shall be entitled to object to claims. Any objections to claims shall be served and filed on or before the latest of (a) one hundred and twenty (120) days after the Consummation Date, (b) forty-five (45) days after a claim is filed with the Bankruptcy Court, or (c) such date as may be fixed by the Bankruptcy Court.

  3. No Distributions Pending Allowance

     If a holder of a claim files a proof of claim and Grand Union objects to such claim, no payment or distribution provided under the Plan of Reorganization will be made on account of such claim unless and until such disputed claim becomes an allowed claim.

  4. Distributions After Allowance

     To the extent that a disputed claim or disputed equity interest ultimately becomes an allowed claim or allowed equity interest, a distribution shall be made to the holder of such allowed claim or allowed equity interest in accordance with the provisions of the Plan of Reorganization. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any disputed claim or disputed equity interest becomes a final order, the Disbursing Agent shall provide to the holder of such claim or equity interest the distribution to which such holder is entitled under the Plan of Reorganization.

G. Provisions Governing Executory Contracts and Unexpired Leases

     As of the Consummation Date, all executory contracts and unexpired leases that exist between Grand Union and any person are specifically assumed by the Plan of Reorganization, including the Senior Management Employment Agreements. Entry of the Confirmation Order shall constitute approval, pursuant to section 365(a) of the Bankruptcy Code, of such assumptions pursuant to the Plan of Reorganization.

H. Senior Management Employment Agreements

  1. Harris Employment Agreement

     J. Wayne Harris is currently the Chairman of the Board of Directors and is employed as Grand Union's Chief Executive Officer. Grand Union and Mr. Harris will execute an amendment to his employment agreement (the 'Harris Amendment') which will amend and restate Mr. Harris' employment agreement and will become effective as of the Consummation Date. Under the terms of the Harris Amendment, Mr. Harris will be employed by Grand Union for a four-year term of employment beginning on the Consummation Date and will be entitled to receive (a) an annual salary of $600,000; (b) subject to prior approval of the EAIB Plan by the holders of a majority in principal amount of the Old Senior Notes who cast Ballots with respect thereto (as discussed at Section IV.M.3. below, entitled 'PLAN OF REORGANIZATION--Miscellaneous Provisions--Benefit Plans') and the prior approval of the bonus arrangement by the Compensation Committee of Grand Union's Board of Directors in accordance with the EAIB Plan, bonus compensation determined in accordance with the EAIB Plan up to a maximum bonus equal to 125% of his base salary paid for such period, subject to the achievement by Grand Union of specified EBITDA targets determined by the Compensation Committee; and
(c) so long as Mr. Harris does not maintain a permanent residence within 100 miles of Grand Union's principal office, payment or reimbursement of the costs of maintaining a local residence near Grand Union's principal executive offices (subject to income tax gross-up procedures) and weekly travel between Grand Union's principal executive offices and the permanent residence maintained by Mr. Harris.

     Pursuant to the Harris Amendment, for purposes of Grand Union's Supplemental Retirement Plan for Key Executives, Mr. Harris will be credited with 7 additional years of service, plus one year for each year of service with Grand Union. In addition, Mr. Harris will be credited with a total of 15 years of service (inclusive of the aforementioned years of service) if Mr. Harris completes his full term of employment under the Harris Amendment. Mr. Harris will also be entitled to other employee benefits which Grand Union believes to be customary for executives in Mr. Harris's position. The Harris Amendment will provide for rights

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
of termination, payments and other benefits on termination under certain circumstances, confidentiality, and non-competition, in each case which Grand Union believes to be customary for agreements with executives in Mr. Harris's position.

  2. Partridge Employment Agreement

     Jack W. Partridge, Jr. is currently Vice Chairman of the Board of Directors and is employed as Grand Union's Chief Administrative Officer. Grand Union and Mr. Partridge will execute an amendment to his employment agreement (the 'Partridge Amendment') which will amend and restate Mr. Partridge's employment agreement and will become effective as of the Consummation Date. Under the terms of the Partridge Amendment, Mr. Partridge will be employed by Grand Union for a four-year term of employment beginning on the Consummation Date and will earn cash compensation during the term of employment as follows: (a) base salary at an annual rate of $350,000; (b) subject to prior approval of the EAIB Plan by holders of a majority in principal amount of the Old Senior Notes who cast Ballots with respect thereto and the prior approval of the bonus arrangement by the Compensation Committee of Grand Union's Board of Directors in accordance with the EAIB Plan, bonus compensation determined in accordance with the EAIB Plan up to a maximum bonus equal to 125% of his base salary paid for such period, subject to the achievement by Grand Union of specified EBITDA targets determined by the Compensation Committee, with the exception that Mr. Partridge shall receive a guaranteed bonus payment equal to a minimum of 100% of his base salary paid to him for the first half of fiscal year 1999; and (c) so long as Mr. Partridge does not maintain a permanent residence within 100 miles of Grand Union's principal office, payment or reimbursement of the cost of maintaining a local residence near Grand Union's principal executive office (subject to income tax gross-up procedures) and appropriate travel expenses for Mr. Partridge between Grand Union's principal executive offices and such permanent residence.

     Pursuant to the Partridge Amendment, for purposes of Grand Union's Supplemental Retirement Plan for Key Executives, Mr. Partridge will be credited with 7 additional years of service, plus one year for each year of service with Grand Union. The Partridge Amendment will also contain provisions concerning other employee benefits, rights of termination, payments and other benefits on termination under certain circumstances, confidentiality, and non-competition, which Grand Union believes to be customary for agreements with executives in Mr. Partridge's position.

  3. Philbin Employment Agreement

     Gary M. Philbin is currently a member of the Board of Directors and is employed as Grand Union's President and Chief Merchandising Officer. Grand Union and Mr. Philbin will execute an amendment to his employment agreement (the 'Philbin Amendment') which will amend and restate Mr. Philbin's employment agreement and will become effective as of the Consummation Date. Under the terms of the Philbin Amendment, Mr. Philbin will be employed by Grand Union for a four-year term of employment beginning on the Consummation Date and will be entitled to receive (a) an annual salary of $350,000; (b) subject to prior approval of the EAIB Plan by the holders of a majority in principal amount of the Old Senior Notes who cast Ballots with respect thereto and the prior approval of the bonus arrangement by the Compensation Committee of Grand Union's Board of Directors in accordance with the EAIB Plan, bonus compensation determined in accordance with the EAIB Plan up to a maximum bonus equal to 125% of his base salary paid for such period, subject to the achievement by Grand Union of specified EBITDA targets determined by the Compensation Committee; and
(c) payment or reimbursement of the costs of travel by Mr. Philbin and his immediate family between the New York/New Jersey metropolitan area and the Midwestern United States.

     Pursuant to the Philbin Amendment, for purposes of Grand Union's Supplemental Retirement Plan for Key Executives, Mr. Philbin will be credited with 6 additional years of service, plus one year for each year of service with Grand Union. The Philbin Amendment will also contain provisions concerning other employee benefits, rights of termination, payments and other benefits on termination under certain circumstances, confidentiality, and non-competition, in each case which Grand Union believes to be customary for agreements with executives in Mr. Philbin's position.

  4. Freimark Employment Agreement

     Jeffrey P. Freimark is currently Grand Union's Executive Vice President and Chief Financial Officer. Grand Union and Mr. Freimark will execute an employment agreement (the 'Freimark Employment Agreement') which will become effective on the Consummation Date. Under the terms of the Freimark Employment Agreement, Mr. Freimark will be employed by Grand Union for a four-year term of employment and will receive an annual base salary in the amount of $325,000. In addition, subject to prior approval of the EAIB Plan by the holders of a majority in principal amount of the Old Senior Notes who cast Ballots with respect thereto and the prior approval of the bonus arrangement by the Compensation Committee of Grand Union's Board of Directors in accordance with the EAIB Plan, Mr. Freimark will participate in the EAIB Plan, with a maximum bonus of 100% of his base salary, based on achievement by Grand Union of certain specified EBITDA targets set by the Compensation Committee.

     Pursuant to the Freimark Employment Agreement, for purposes of Grand Union's Supplemental Retirement Plan for Key Executives, Mr. Freimark will be credited with 4 additional years of service, plus one year for each year of service with Grand Union. The Freimark Employment Agreement will also contain provisions concerning other employee benefits, rights of termination, payments and other benefits on termination under certain circumstances, confidentiality, and non-competition, which Grand Union believes are customary for agreements with executives in Mr. Freimark's position.

  5. Management Stock Options

     In connection with the consummation of the Plan of Reorganization and subject to the prior approval of the EIP by the holders of the Old Senior Notes (as discussed at Section IV.M.3. below, entitled 'PLAN OF REORGANIZATION--Miscellaneous Provisions--Benefit Plans') and the prior approval of the following stock option grants by the Compensation Committee of Grand Union's Board of Directors in accordance with the EIP, Messrs. Harris, Philbin, Partridge and Freimark, as Senior Managers, will be granted options under the EIP to purchase an aggregate of 2,138,693 shares of Grand Union's New Common Stock at the prices and on the terms described herein and in the EIP. Except as otherwise noted, all of the options are exercisable for four years from the Consummation Date, unless earlier terminated. The options will be granted to the Senior Managers in five tranches and exercisable as follows: (i) 306,122 options at an exercise price of $12.32 per share; (ii) 466,176 options exercisable when fiscal year end EBITDA is at least $125 million at an exercise price of $12.32 per share; (iii) 313,923 options exercisable when fiscal year end EBITDA is at least $135 million at an exercise price of $12.32 per share; (iv) 317,094 options exercisable when fiscal year end EBITDA is at least $145 million at an exercise price of $10.65 per share; and (v) 735,377 options exercisable when fiscal year end EBITDA is at least $155 million at an exercise price of $10.65 per share. With respect to each tranche, Messrs. Harris, Partridge, Philbin and Freimark will be entitled to 50%, 20%, 20% and 10%, respectively, of the options granted. The Compensation Committee will be required to certify in writing or in approved minutes of the Committee that the foregoing performance standards have been satisfied prior to the exercise of the respective option. The options granted to Senior Managers will vest ratably across each tranche as follows: (a) one-fifth on the Consummation Date; (b) one-fifth on each of the first three anniversaries of the Consummation Date; and (c) one-fifth on the ninetieth day immediately prior to the fourth anniversary of the Consummation Date. The vested options and shares received upon exercise of options ('Option Shares') will become transferable in tranches of 20%, 20%, 30% and 30% (expressed as a percentage of vested and unvested options) on each of the first four anniversaries, respectively, of the date of grant. Except as described in the preceding sentence and except for transfers in connection with estate planning, the options and Option Shares will not be transferable during the term of a Senior Manager's employment.

  6. Change of Control Arrangements

     Each Senior Manager's employment agreement will provide that if Reorganized Grand Union terminates a Senior Manager without 'Cause,' or if such Senior Manager resigns for 'Good Reason' (each as defined in their employment agreements), within twelve months following a 'Change of Control' (as defined below), such Senior Manager shall be entitled to severance pay equal to the sum of (i) the product of (x) 2.99 times (y) 120% of such Senior Managers' base salary then in effect, plus (ii) such Senior Managers' accrued and unpaid bonus based on the ratable portion of EBITDA through the date of termination pursuant to such Senior Managers' existing employment contracts and the continuation of certain other benefits as set forth in the agreements. 'Change of Control' shall mean, after the Consummation Date, the acquisition by any person or entity, directly or indirectly, of more than 50% of the New Common Stock; provided, however, that no Change of Control shall occur by reason of the issuance of New Common Stock to holders of the Old Senior Notes upon the Consummation Date. The employment agreements for the Senior Managers and the EIP shall continue to provide for certain termination obligations for certain events not covered under this change of control provision.

I. Conditions Precedent to Consummation Date

  1. Conditions Precedent to Consummation Date of Plan of Reorganization

     The occurrence of the Consummation Date of the Plan of Reorganization is subject to satisfaction of the following conditions precedent:

          a. Confirmation Order. The Clerk of the Bankruptcy Court shall have entered the Confirmation Order, the Confirmation Order shall not have been amended or modified in a manner so as to materially and adversely affect the treatment of (i) the Secured Credit Agreement Claims, (ii) the DIP Obligations, (iii) the Old Senior Note Claims or (iv) the Old Preferred Stock Interests.

          b. Exit Facility. The Exit Facility Documents shall have been executed and delivered and all conditions precedent to the effectiveness of such documents shall have been satisfied or waived.

          c. New Warrant Agreement. The New Warrant Agreement shall have been executed and delivered.

          d. Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered.

          e. Execution and Delivery of Other Documents. All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan of Reorganization shall have been effected.

          f. Regulatory Approvals. All authorizations, consents, and regulatory approvals required (if any) in connection with the effectiveness of the Plan of Reorganization shall have been obtained.

  2. Waiver of Conditions Precedent

     Each of the conditions precedent in section 10.1 of the Plan of Reorganization may be waived, in whole or in part, by Grand Union, with the prior written consent of an Unofficial Noteholder Committee Majority and holders of the requisite majority of any Secured Credit Agreement Claims or DIP Obligations outstanding at the time of such proposed waiver necessary to bind such holders (which consent in all cases shall not be unreasonably withheld). The condition precedent in section 10.1(a)(iv) relating to the treatment of the Old Preferred Stock Interests cannot be waived without the prior written consent of the holders of two-thirds of the number of shares constituting the Old Preferred Stock Interests, which consent shall not be unreasonably withheld. Any such waivers of a condition precedent in section 10.1 of the Plan of Reorganization may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action.

J. Effect of Confirmation

      1. Vesting of Assets

     On the Consummation Date, Grand Union, its properties and interests in property, and its operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estate of Grand Union, as debtor, shall vest in Reorganized Grand Union. From and after the Consummation Date, Reorganized Grand Union may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan of Reorganization.

      2. Binding Effect

     Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Consummation Date, on and after the Confirmation Date, the provisions of the Plan of Reorganization will bind any holder of a claim against, or equity interest in, Grand Union and such holder's respective successors and assigns, whether or not the claim or equity interest of such holder is impaired under the Plan of Reorganization and whether or not such holder has accepted the Plan of Reorganization.

      3. Discharge of Grand Union

     Except to the extent otherwise provided in the Plan of Reorganization, the treatment of all claims against or equity interests in Grand Union under the Plan of Reorganization shall be in exchange for, and in complete satisfaction, discharge and release of, all claims against or equity interests in Grand Union of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against its estate or properties or interests in property. Except as otherwise provided in the Plan of Reorganization, upon the Consummation Date, all claims against and equity interests in Grand Union will be satisfied, discharged and released in full exchange for the consideration provided under the Plan of Reorganization. Except as otherwise provided in the Plan of Reorganization, all entities shall be precluded from asserting against Grand Union or Reorganized Grand Union or their respective properties or interests in property, any other claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Consummation Date.

      4. Term of Injunctions or Stays

     Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the Consummation Date.

  5. Indemnification Obligations

     Subject to the occurrence of the Consummation Date, the obligations of Grand Union as of the Petition Date to indemnify, defend, reimburse or limit the liability of directors or officers who were directors or officers of Grand Union, respectively, against any claims or causes of action as provided in Grand Union's certificate of incorporation, bylaws or applicable state law, will survive confirmation of the Plan of Reorganization, remain unaffected thereby, and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the Petition Date.

  6. Limited Release

     On the Consummation Date, Grand Union, on behalf of itself and its subsidiaries, will release the officers and directors of Grand Union and its non-debtor subsidiaries holding office at any time prior to the Consummation Date, the members of the Unofficial Noteholder Committee, each of the Secured Banks (including the lenders under the BT DIP Credit Agreement if utilized by Grand Union), the Agent, each of the holders of Old Preferred Stock Interests and each of the respective agents, employees, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons or entities), affiliates and representatives of each of the foregoing entities from any and all claims or liabilities arising from or related to actions taken or omissions occurring in connection with the Plan of Reorganization or otherwise in their capacity as officers, directors, agents, members, employees, affiliates or advisors of each of the foregoing, as applicable.

K. Waiver of Claims

  1. Avoidance Actions

     Effective as of the Consummation Date, Grand Union will waive the right to prosecute any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code that belong to Grand Union as debtor or debtor in possession.

L. Retention of Jurisdiction

     The Bankruptcy Court will have exclusive jurisdiction of all matters arising out of, or related to, the Reorganization Case and the Plan of Reorganization pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

          a. To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of claims resulting therefrom;

          b. To determine any and all adversary proceedings, applications and contested matters;

          c. To ensure that distributions to holders of allowed claims and allowed equity interests are accomplished as provided in the Plan of Reorganization;

          d. To hear and determine any timely objections to administrative expense claims or to proofs of claim and equity interests, including, without limitation, any objections to the classification of any claim or equity interest, and to allow or disallow any disputed claim or disputed equity interest, in whole or in part;

          e. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

          f. To issue such orders in aid of execution of the Plan of Reorganization, to the extent authorized by section 1142 of the Bankruptcy Code;

          g. To consider any amendments to or modifications of the Plan of Reorganization, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

          h. To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

          i. To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan of Reorganization, the Confirmation Order, any transactions or payments contemplated by the Plan of Reorganization or any agreement, instrument or other document governing or relating to any of the foregoing;

          j. To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

          k. To hear any other matter not inconsistent with the Bankruptcy Code;

          l. To hear and determine all disputes involving the existence, scope and nature of the discharges granted under section 11.3 of the Plan of Reorganization;

          m. To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan of Reorganization; and

          n. To enter a final decree closing the Reorganization Case.

M. Miscellaneous Provisions

  1. Payment of Statutory Fees

     All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on the Consummation Date. Any such fees accrued after the Consummation Date will constitute an allowed administrative expense claim.

  2. Retiree Benefits

     On and after the Consummation Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, Reorganized Grand Union will continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period Grand Union has obligated itself to provide such benefits.

  3. Benefit Plans

     Subject to the occurrence of the Consummation Date, and with the exception of the EAIB Plan, the EIP and The Grand Union Company Associate Stock Purchase Plan as discussed below, all Grand Union-sponsored benefit plans, policies and programs, including, without limitation, all savings plans, retirement pension plans, and The Grand Union Company 1995 Non-Employee Directors' Stock Option Plan will survive confirmation of the Plan of Reorganization. The Grand Union Company Associate Stock Purchase Plan shall be terminated as of the Consummation Date.

     With respect to the EAIB Plan and the EIP, such benefits plans will be subject to a separate vote on the Ballot and will be retained only if approved by the holders of a majority in principal amount of Old Senior Notes who cast Ballots with respect thereto. The EIP, as amended, is attached hereto as Exhibit
6. As amended, the EIP provides for the issuance of up to 3,250,000 shares of New Common Stock or options to acquire such New Common Stock (inclusive of options proposed to be issued to the Senior Managers as described herein) and limits the number of shares or options to acquire shares issuable thereunder to any individual to 3,000,000.

     A detailed discussion of the EIP, prior to the above amendment, and the EAIB Plan (including the text of the EAIB Plan) is contained in Grand Union's Proxy Statement, dated November 3, 1997, attached hereto as Exhibit 4 and incorporated herein by reference. Such discussion of the EIP is modified hereby, however, to reflect the foregoing amendment, including certain technical changes highlighted in the text of the EIP in Exhibit 6 hereto. In addition, as disclosed in the Proxy Statement, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Tax Code'), a publicly held corporation may be disallowed a deduction for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of a nonqualified stock option). One exception to such disallowance applies to certain performance-based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met (including that, in the case of stock options, the exercise of such stock options is either contingent on a pre-established, objective performance goal or at an exercise price at least equal to the fair market value of the underlying shares at the date of grant). Grand Union believes that the options proposed to be issued and the bonuses proposed to be paid to Senior Managers under the EIP and the EAIB Plan in connection with the Plan of Reorganization will qualify for the performance based compensation exception to Section 162(m), other than possibly (i) the first tranche of options in that the exercise of such options is not contingent on performance and the exercise price of such options may be less than the fair market value of the underlying shares at the date of grant and (ii) the bonus proposed to be paid to Mr. Partridge for fiscal year 1999, given that Mr. Partridge would be guaranteed a minimum bonus for the first half of such year.

     All stock options proposed to be issued under the EIP to the Senior Managers in connection with the Plan of Reorganization, and any bonus arrangements proposed to be instituted under the EAIB Plan for the Senior Managers in connection with the Plan of Reorganization, as described in Section IV.H. above, entitled 'PLAN OF REORGANIZATION--Senior Management Employment Agreements,' are subject to the prior approval of the EIP and the EAIB Plan by the holders of a majority in principal amount of the Old Senior Notes who cast Ballots with respect thereto and the prior approval of the Compensation Committee of Grand Union's Board of Directors in accordance with such benefit plans.

     Accordingly, holders of Old Senior Notes should indicate their approval or rejection of the EAIB Plan and the EIP on their Ballot. Properly signed and returned Ballots that do not indicate a vote for, against or abstention with respect to the EAIB Plan or the EIP will be deemed cast for the approval of the EAIB Plan and the EIP.

  4. Administrative Expenses Incurred After the Confirmation Date

     Subject to the terms and conditions of any interim or final order of the Bankruptcy Court approving the DIP Credit Agreement or any order of the Bankruptcy Court authorizing the use of cash collateral, administrative expenses incurred by Grand Union or Reorganized Grand Union after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, shall not be subject to application and may be paid by Grand Union or Reorganized Grand Union, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval; provided, however, that no claims for professional fees and expenses incurred after the Confirmation Date shall be paid until after the occurrence of the Consummation Date.

  5. Section 1125(e) of the Bankruptcy Code

     As of the Confirmation Date, Grand Union shall be deemed to have solicited acceptances of the Plan of Reorganization in good faith and in compliance with the applicable provisions of the Bankruptcy Code. Grand Union, each of the members of the Unofficial Noteholder Committee and each of the holders of the Old Preferred Stock Interests (and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan of Reorganization. Accordingly, such entities and individuals will not be liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan of Reorganization or the offer and issuance of the securities under the Plan of Reorganization.

  6. Compliance with Tax Requirements

     In connection with the consummation of the Plan of Reorganization, Grand Union will comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions under the Plan of Reorganization will be subject to such withholding and reporting requirements.

  7. Severability of Plan Provisions

     In the event that, prior to the Confirmation Date, any term or provision of the Plan of Reorganization is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan of Reorganization shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan of Reorganization, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms. All actions taken under section 14.7 of the Plan of Reorganization shall require the consent of Grand Union, an Unofficial Noteholder Committee Majority and the holders of the requisite majority of Secured Credit Agreement Claims or DIP Obligations outstanding at the time of such proposed action necessary to bind such holders, which consents shall not be unreasonably withheld. To the extent that action under the Plan of Reorganization affects the treatment of the Old Preferred Stock Interests, such action shall require the consent of the holders of two-thirds of the number of shares constituting the Old Preferred Stock Interests, which consent shall not be unreasonably withheld.

  8. Governing Law

     Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit to the Plan of Reorganization provides otherwise, the rights, duties and obligations arising under the Plan of Reorganization will be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws.

                                       V.
                       PROJECTIONS AND VALUATION ANALYSIS

A. Consolidated Condensed Projected Financial Statements

  1. Responsibility for and Purpose of the Projections

     As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan of Reorganization, and for purposes of determining whether the Plan of Reorganization satisfies this feasibility standard, Grand Union's management has analyzed the ability of Grand Union to meet its obligations under the Plan of Reorganization and retain sufficient liquidity and capital resources to conduct its business.

     The Projections should be read in conjunction with Section VI below, entitled 'CERTAIN FACTORS AFFECTING GRAND UNION' and with the assumptions, qualifications and footnotes to tables containing the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in Grand Union's Annual Report on Form 10-K for the fiscal year ended March 29, 1997 and Grand Union's Quarterly Report on Form 10-Q for the period ended January 3, 1998 annexed hereto as Exhibits 2 and 3, respectively, the full texts of which are incorporated herein by reference, and the Selected Financial Data appearing in
Item 6 of the Form 10-K. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. GRAND UNION'S INDEPENDENT ACCOUNTANTS, PRICE WATERHOUSE LLP, HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

     GRAND UNION DOES NOT, AS A MATTER OF COURSE, PUBLISH ITS PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, GRAND UNION DOES NOT INTEND, AND DISCLAIMS ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE CONSUMMATION DATE OR TO HOLDERS OF NEW COMMON STOCK OR ANY OTHER PARTY AFTER THE CONSUMMATION DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

     THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY GRAND UNION'S MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND GRAND UNION'S CONTROL. GRAND UNION CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO REORGANIZED GRAND UNION'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

     THE FOLLOWING ASSUMPTIONS AND RESULTANT COMPUTATIONS WERE MADE SOLELY FOR PURPOSES OF PREPARING THE PROJECTIONS. REORGANIZED GRAND UNION WILL BE REQUIRED TO ESTIMATE GRAND UNION'S REORGANIZATION VALUE, THE FAIR VALUE OF ITS ASSETS, AND ITS ACTUAL LIABILITIES AS OF THE CONSUMMATION DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES. IN ALL EVENTS, THE REORGANIZATION VALUE, AS WELL AS THE DETERMINATION OF THE FAIR VALUE OF REORGANIZED GRAND UNION'S ASSETS AND THE DETERMINATION OF ITS ACTUAL LIABILITIES, WILL BE MADE AS OF THE CONSUMMATION DATE. ALTHOUGH GRAND UNION EXPECTS TO UTILIZE A CONSISTENT METHODOLOGY, THE AMOUNTS OF ANY OR ALL OF THE FOREGOING ESTIMATES AS ASSUMED IN THE PROJECTIONS, AS COMPARED WITH THE ACTUAL AMOUNTS THEREOF AS OF THE CONSUMMATION DATE, MAY BE MATERIAL.

  2. Summary of Significant Assumptions

     The projections are based on and assume the successful implementation of management's business plan, and include assumptions with respect to the future performance of Grand Union, the performance of the industry, general business and economic conditions and other matters, many of which are beyond the control of management. Therefore, while the projections are necessarily presented with numerical specificity, the actual results achieved during the projection period will vary from the projected results, and may vary substantially. No representation can be or is being made with respect to the accuracy of the projections or the ability of Grand Union to achieve the projected results. While management believes that the assumptions which underlie the projections are reasonable in light of current circumstances and in light of the information available, holders of claims and interests must make their own determinations as to the reasonableness of the assumptions and the reliability of the projections in deciding whether to vote to accept the Plan of Reorganization.

     Additional information concerning the assumptions underlying the projections is as follows:

          a. Plan Terms and Consummation. The projections assume a Consummation Date as of August 15, 1998 (5/13ths of Grand Union's fiscal year ending April 3, 1999), with allowed claims and equity interests treated in accordance with the treatment provided in the Plan of Reorganization with respect to such allowed claims and equity interests. With respect to the projection of expenses to be incurred as a result of the Reorganization Case, if the Consummation Date does not occur by August 15, 1998, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed and certain tax benefits to which Grand Union may otherwise be entitled may be lost, resulting in the payment of additional taxes by Grand Union. These expenses could significantly impact Grand Union's results of operations and cash flows.

          b. Assumptions Preceding the Consummation Date. As a basis for the projections which cover the time period from March 29, 1998 through the fiscal year ended March 29, 2003, management has estimated the results for certain periods of time leading up to the Consummation Date including: (a) the fiscal year ended March 28, 1998; (b) the first three periods of fiscal year 1999 ended June 22, 1998 (also the assumed Petition Date); and (c) the two periods assumed to occur during the pendency of the Reorganization Case. During each of these periods, Grand Union has experienced and expects a continuing reduction in amounts of promotional allowances and other vendor support, including payment and shipping terms, increased operating and administrative expenses associated with disruptions in the business and increased costs related to the proposed restructuring.

          c. General Economic Conditions. The projections were prepared assuming that economic conditions in the markets served by Grand Union do not differ markedly over the next five years from current economic conditions. Inflation in revenues and costs are assumed to remain relatively low.

          d. Sales. Sales reflect the assumed effect of store openings, closings and conversions. Sales at existing stores are projected to decline at 1.0% in fiscal year 1999 and remain constant for fiscal years 2000 to 2003. Sales at new stores and converted stores are projected to grow at 1%. With operations in very competitive markets and with little or no inflation in the cost of goods sold, the achievement of sales projected in the Plan of Reorganization will require strategic and aggressive pricing and promotion. In addition, the projections assume that there will be no significant after-effect on Grand Union from the bankruptcy process and the return of vendor support.

          e. Gross Margin. Gross margin is projected to increase 0.42% (as a percentage of sales) over the five-year period. The modest growth can primarily be attributed to greater advertising and promotion allowances from the anticipation of more square footage. It is projected that market competition will not allow significant growth in gross margin through higher prices.

          f. Operating and Administrative Expenses. It is projected that expenses, after the impact of higher occupancy costs, will be reduced by .19% (as a percentage of sales) over the five-year plan. Efficiencies from the management of the labor, training of store management and personnel and implementation of new technologies will enable the reduction in expenses.

          g. Income Taxes. The projections assume that Reorganized Grand Union will not have the benefit of any net operating loss carryforwards for income tax purposes as all net operating losses will be used to offset debt forgiveness. The combined federal, state and local income tax rate is estimated at 41%. The projections also assume a certain amount of reduction in tax basis as a result of debt forgiveness. See Section XI below, entitled 'CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION.'

          h. Capital Expenditures. Capital Expenditures consist of investment in new and converted stores, store upgrades and technological improvements. Management believes that the up-front remodeling of the existing store base, in addition to the opening of new stores, is necessary to achieve the level of operating profit contained in the projections. The projections assume a level of capital expenditures which, consistent with management's business plan, can be supported by the capital structure and operating results of Reorganized Grand Union.

          i. EBITDA. EBITDA is defined for purposes of these projections as earnings before LIFO provision, depreciation and amortization, interest expense, reorganization items, income tax provision and extraordinary items.

          j. Fresh Start Accounting. The projections have been prepared using the basic principles of 'fresh start' accounting for periods after August 15, 1998 (the conclusion of 5/13ths of Grand Union's fiscal year ending April 3, 1999). These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7 'Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.' Under 'fresh start' accounting principles, Grand Union will determine the reorganization value of the reorganized company at the Consummation Date. This value will be allocated, based on estimated fair market values, to specific tangible or identifiable intangible assets, and Grand Union will record an intangible asset equal to the reorganization value in excess of amounts allocable to identifiable assets. The projections assume that the reorganization value in excess of amounts allocable to identifiable assets will be amortized over the three years following the Consummation Date.

          k. Reorganization Value. For purposes of this Disclosure Statement and in order to prepare the projections, management has estimated the reorganization value of Reorganized Grand Union as of August 15, 1998 to be approximately $730 million. See subsection B below, entitled 'Valuation.'

          l. Working Capital. Components of working capital are projected on the basis of historic patterns applied to projected levels of operation, including a growth in the store base.

  3. Special Note Regarding Forward-Looking Statements

     Except for historical information, statements contained in this Disclosure Statement, including the projections in this section, may be considered 'forward-looking statements' within the meaning of federal securities law. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the competitive environment in which Grand Union operates, the ability of Grand Union to maintain and improve its gross sales and margins, the liquidity of Grand Union on a cash flow basis (including the ability to comply with the financial covenants of its credit arrangements and to fund Grand Union's capital expenditure program), Grand Union's success in implementing its operating initiatives, the viability of Grand Union's strategic plan, regional weather conditions, and the general economic conditions in the geographic areas in which Grand Union operates. For additional information about Grand Union and relevant risk factors, reference is made to Grand Union's Annual Report on Form 10-K for the fiscal year ended March 29, 1997 attached hereto as Exhibit 2 and Grand Union's Quarterly Report on Form 10-Q for the period ended January 3, 1998 attached hereto as Exhibit 3.

  4. Financial Projections

     Each of the following tables summarizes management's projections for the several distinct periods including:

          a. The Fiscal Year Ended March 28, 1998;

          b. The first five periods of fiscal year 1999 including the three periods prior to the Reorganization Case and the two periods during the Reorganization Case.

          c. The first partial fiscal year of Reorganized Grand Union beginning at the Consummation Date and ending on April 3, 1999; and

          d. The four fiscal years ended in 2000, 2001, 2002 and 2003.

     The projections include Projected Statements of Operations, Projected Balance Sheets (including estimates of the effects of 'fresh start' accounting), and Projected Statements of Cash Flows.

                             THE GRAND UNION COMPANY
              PROJECTED STATEMENT OF OPERATIONS Fiscal Years Ending
                        March 28, 1998 and April 3, 1999
                                  (Unaudited)
                                 (In thousands)


                                                                                                                    'Reorganized
                                                                  'Old Grand Union'                                 Grand Union'
                                                           -------------------------------                         ---------------
                                        52 Weeks Ending     Pro forma         Pro forma       20 Weeks Ending      33 Weeks Ending
                                        March 28, 1998     Adjustments      March 28, 1998    August 15, 1998       April 3, 1999
                                        ---------------    -----------      --------------    ---------------      ---------------
Sales................................     $ 2,264,192                         $2,264,192         $ 876,083        $ 1,432,744
Merchandise services.................           2,578                              2,578               957              1,579
                                        ---------------    -----------      --------------    ---------------   ---------------
  Total sales........................       2,266,770             --           2,266,770           877,040          1,434,322

Cost of sales........................      (1,631,086)        39,319(1)(2)    (1,591,767)         (630,902)          (996,509)
LIFO provision.......................            (800)                              (800)               --                 --
                                        ---------------    -----------      --------------    ---------------   ---------------
  Gross profit.......................         634,884                            674,203           246,137            437,813

Operating & administrative expenses..        (565,066)         8,386(3)         (556,680)         (220,358)          (358,481)
                                        ---------------    -----------      --------------    ---------------   ---------------
  Operating income (loss)............          69,818                            117,523            25,779             79,332

Depreciation.........................         (77,748)                           (77,748)          (28,721)           (44,482)
Unusual items........................          (3,665)                            (3,665)               --                 --
                                        ---------------    -----------      --------------    ---------------   ---------------
  EBITA..............................         (11,596)                            36,109            (2,942)            34,850

Amortization of excess reorganization
  value..............................        (104,338)                          (104,338)          (40,130)           (61,255)
Reorganization/restructuring charges.              --                                 --           601,251                 --
                                        ---------------    -----------      --------------    ---------------   ---------------
  EBIT...............................        (115,934)                           (68,229)          558,179            (26,405)

Interest expense.....................        (113,770)         2,597(4)         (111,172)          (35,266)           (28,146)
                                        ---------------    -----------      --------------    ---------------   ---------------
Earnings before taxes................        (229,703)                          (179,401)          522,912            (54,551)

Income tax (provision) benefit.......              --                                 --                --             (2,749)
                                        ---------------    -----------      --------------    ---------------   ---------------
  Net income/(loss)..................        (229,703)                          (179,401)          522,912            (57,300)

Accrued dividends on Preferred Stock.          (8,432)                            (8,432)           (2,205)                --
                                        ---------------    -----------      --------------    ---------------   ---------------
  Net (loss) income applicable to Common
     Stock...........................        (238,135)                          (187,832)          520,707            (57,300)
                                        ---------------    -----------      --------------    ---------------   ---------------
                                        ---------------    -----------      --------------    ---------------   ---------------

EBITDA (excluding LIFO provision)....     $    70,618        $47,705          $  118,323         $  25,779        $    79,332

------------------
(1) Includes adjustments for block & bulk buys which management believes adversely affected measurement of cost of sales and increased warehouse storage and distribution costs.

(2) Adjustments resulting primarily from a change in recognition of advertising and promotion income and from shortfalls in the fourth quarter as a result of uncertainties perceived by vendors relating to the restructuring, as well as other shortfalls during the year.

(3) Includes estimated cost savings initiatives implemented during the second half of FY 1998 primarily in the areas of store labor, advertising and promotion expense, and warehouse and store supplies.

(4) Estimated assuming incremental EBITDA would have reduced the borrowing needs of the company. Estimated assuming the incremental EBITDA would have been generated uniformly over the year and resulted in reduced borrowing at an assumed 10% rate.

                            THE GRAND UNION COMPANY
                       PROJECTED STATEMENT OF OPERATIONS
                      Fiscal Years Ended 2000 Through 2003
                                  (Unaudited)
                                 (In thousands)

                                                                          'Reorganized Grand Union'
                                                                      ----------------------------------
                                                   52 Weeks Ending   52 Weeks Ending      52 Weeks Ending  52 Weeks Ending
                                                    April 1, 2000     March 31, 2001      March 30, 2002    March 29, 2003
                                                   ---------------    ---------------    ---------------   ---------------

Sales...........................................     $ 2,387,712        $ 2,481,528        $ 2,589,639        $ 2,770,990
Merchandise services............................           2,487              2,487              2,487              2,487
                                                   ---------------    ---------------    ---------------    ---------------
  Total sales...................................       2,390,199          2,484,015          2,592,127          2,773,478

Cost of sales...................................      (1,676,368)        (1,742,742)        (1,814,837)        (1,941,066)
LIFO provision..................................              --                 --                 --                 --
                                                   ---------------    ---------------    ---------------    ---------------
  Gross profit..................................         713,831            741,273            777,290            832,412

Operating & administrative expenses.............        (599,586)          (618,178)          (645,419)          (690,286)
                                                   ---------------    ---------------    ---------------    ---------------
  Operating income (loss).......................         114,245            123,095            131,871            142,126

Depreciation....................................         (76,320)           (78,277)           (79,471)           (82,163)
Unusual items...................................              --                 --                 --                 --
                                                   ---------------    ---------------    ---------------    ---------------
  EBITA.........................................          37,925             44,819             52,400             59,962

Amortization of excess reorganization value.....         (99,539)           (99,539)           (38,284)                --
Reorganization/restructuring charges............              --                 --                 --                 --
                                                   ---------------    ---------------    ---------------    ---------------
  EBIT..........................................         (61,614)           (54,721)            14,115             59,962

Interest expense................................         (43,270)           (42,256)           (40,606)           (39,163)
                                                   ---------------    ---------------    ---------------    ---------------
Earnings before taxes...........................        (104,884)           (96,976)           (26,490)            20,799

Income tax (provision) benefit..................           2,191             (1,051)            (4,836)            (8,528)
                                                   ---------------    ---------------    ---------------    ---------------
  Net income/(loss).............................        (102,693)           (98,027)           (31,326)            12,271
                                                   ---------------    ---------------    ---------------    ---------------
                                                   ---------------    ---------------    ---------------    ---------------

EBITDA (excluding LIFO provision)...............     $   114,245        $   123,095        $   131,871        $   142,126



                            THE GRAND UNION COMPANY
                            PROJECTED BALANCE SHEETS
                       March 28, 1998 and August 15, 1998
                                  (Unaudited)
                                 (In thousands)

                                                                                 Fresh Start/Restructuring         Consummation
                                                    'Old Grand Union'                       Adj.                  ---------------
                                            ---------------------------------    --------------------------         Fresh Start
                                            March 28, 1998    August 15, 1998        Dr              Cr           August 15, 1998
                                            --------------    ---------------    ----------      ----------       ---------------

                      ASSETS

Current assets:
  Cash and temporary investments.........     $   44,745        $    31,000          28,255          11,334         $    47,921
  Accounts receivable....................         20,810             17,589              --              --              17,589
  Inventories............................        128,924            124,890           4,600              --             129,490
  Other current assets...................         14,962             14,211              --           9,735               4,477
                                            --------------    ---------------                                     ---------------
     Total current assets................        209,441            187,691                                             199,477
Property.................................        282,435            280,272              --          30,000             250,272
Property held under capital lease........        127,399            123,085              --              --             123,085
                                            --------------    ---------------                                     ---------------
Property/real estate/capital leases......        409,835            403,357                                             373,357
Excess reorganization value, net.........        230,731            190,601         629,695         521,678             298,618
Beneficial leases........................         40,370             35,800          27,530              --              63,330
Deferred income taxes....................         51,393             51,393              --           6,194              45,199
Other assets.............................         22,677             21,100           6,000           9,650              17,449
                                            --------------    ---------------                                     ---------------
Total assets.............................        964,446            889,942                                             997,431
                                            --------------    ---------------                                     ---------------
                                            --------------    ---------------                                     ---------------
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of obligations under capital
     leases..............................          7,562              7,562              --              --               7,562
  Accounts payable.......................         72,973             71,796              --              --              71,796
  Accrued liabilities....................         70,758             64,371              --              --              64,371
  Interest payable.......................         44,832              7,670           5,334              --               2,335
                                            --------------    ---------------                                     ---------------
     Total current liabilities...........        196,125            151,399                                             146,064
  Revolver...............................         16,997             19,623          19,623              --                  --
  Term loans.............................        182,122            182,122         104,144         152,022             230,000
  12% senior notes.......................        599,428                 --              --              --                  --
                                            --------------    ---------------                                     ---------------
Long term debt...........................        798,547            201,745                                             230,000
Capital lease obligations................        153,425            150,780              --              --             150,780
Other non-current liabilities............         93,722             96,008              --              --              96,008
Liabilities subject to compromise........             --            657,222         657,222              --                  --
                                            --------------    ---------------                                     ---------------
     Total Liabilities...................      1,241,819          1,257,153                                             622,852
Redeemable stock.........................        113,432            115,637         115,637              --                  --
Non-redeemable common stock..............            102                102             102             300                 300
Additional paid-in-capital...............        132,006            129,801         129,801         374,279             374,279
Retained earnings/(accumulated deficit)..       (522,912)          (612,751)        246,179         858,930                  --
                                            --------------    ---------------                                     ---------------
Total stockholders' equity...............       (277,373)          (367,211)                                            374,579
                                            --------------    ---------------    ----------      ----------       ---------------
     Total liabilities and stockholders'      $  964,446        $   889,942      $1,974,122      $1,974,122         $   997,431
        equity                              --------------    ---------------    ----------      ----------       ---------------
                                            --------------    ---------------    ----------      ----------       ---------------

                            THE GRAND UNION COMPANY
                            PROJECTED BALANCE SHEETS

                  As of Fiscal Years Ending 1999 Through 2003
                                  (Unaudited)
                                 (In thousands)

                                                                    'Reorganized Grand Union'
                                                ------------------------------------------------------------------------------
                                                April 3, 1999    April 1, 2000    March 31, 2001    March 30, 2002   March 29, 2003
                                                -------------    -------------    --------------    --------------   --------------

                      ASSETS

Current assets:
  Cash & temporary investments................    $  32,707        $  31,111        $   43,841        $   65,434       $   90,262
  Accounts receivable.........................       22,830           22,681            23,362            24,088           24,857
  Inventories.................................      132,324          136,823           138,447           144,272          152,182
  Other current assets........................        6,509            5,369             5,526             5,788            6,102
                                                -------------    -------------    --------------    --------------   --------------
       Total current assets...................      194,369          195,983           211,176           239,582          273,402

Property......................................      273,838          294,569           294,236           292,475          290,566
Property held under capital lease.............      116,914          107,732            99,962            92,921           86,240
                                                -------------    -------------    --------------    --------------   --------------
Property/real estate/capital leases...........      390,752          402,302           394,198           385,396          376,806

Excess reorganization value, net..............      237,363          137,824            38,284                --               --
Beneficial leases.............................       59,228           52,561            45,895            39,229           32,562
Deferred income taxes.........................       42,451           44,642            43,591            46,565           51,399
Other assets..................................       15,325           10,949             8,712             7,326            5,746
                                                -------------    -------------    --------------    --------------   --------------
Total assets..................................      939,487          844,260           741,857           718,098          739,915
                                                -------------    -------------    --------------    --------------   --------------
                                                -------------    -------------    --------------    --------------   --------------

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of obligations under capital
     leases...................................        7,562            5,333             5,327             4,681             4,681
  Accounts payable............................       75,628           75,700            78,352            82,338            87,766
  Accrued liabilities.........................       61,900           63,248            62,116            64,065            66,354
  Interest payable............................        1,705            1,402             1,366               996               967
                                                -------------    -------------    --------------    --------------    --------------
       Total current liabilities..............      146,795          145,682           147,161           152,080           159,768

  Revolver....................................           --            7,307                --                --                --
  Term loan...................................      230,000          230,000           230,000           230,000           230,000
                                                -------------    -------------    --------------    --------------    --------------
Long term debt................................      230,000          237,307           230,000           230,000           230,000

Capital lease obligations.....................      146,983          143,590           139,263           136,082           132,401

Other non-current liabilities.................       98,429          103,094           108,873           114,702           120,240
                                                -------------    -------------    --------------    --------------    --------------
       Total liabilities......................      622,207          629,673           625,297           632,864           642,410
Redeemable stock..............................           --               --                --                --                --
Non-redeemable common stock...................          300              300               300               300               300
Additional paid-in-capital....................      374,279          374,279           374,279           374,279           374,279
Retained earnings/(accumulated deficit).......      (57,300)        (159,992)         (258,019)         (289,345)         (277,074)
                                                -------------    -------------    --------------    --------------    --------------
Total stockholders' equity....................      317,280          214,587           116,560            85,234            97,505
                                                -------------    -------------    --------------    --------------    --------------
       Total liabilities and stockholders'        $ 939,487        $ 844,260        $  741,857        $  718,098        $  739,915
          equity                                -------------    -------------    --------------    --------------    --------------
                                                -------------    -------------    --------------    --------------    --------------


                            THE GRAND UNION COMPANY
                       PROJECTED STATEMENT OF CASH FLOWS

              Fiscal Years Ending March 28, 1998 and April 3, 1999
                                  (Unaudited)
                                 (In thousands)

                                                                             'Old Grand Union'             'Reorganized Grand Union'
                                                                     ----------------------------------  ---------------------------
                                                                     52 Weeks Ending    20 Weeks Ending         33 Weeks Ending
                                                                     March 28, 1998     August 15, 1998          April 3, 1999
                                                                     ---------------    ---------------  ---------------------------


Operating Activities:
  Net (loss) income...............................................      $(229,703)         $ (89,839)               $ (57,300)
  Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities:
  Depreciation....................................................         77,748             28,721                   44,482
  Deferred financing..............................................          1,539                812                      738
  Non-cash interest...............................................           (637)                --                       --

  Net changes in assets and liabilities:
  Accounts receivable.............................................         (2,835)             3,221                   (5,240)
  Inventories, net of LIFO reserve................................          2,485              4,034                   (2,833)
  Other current assets............................................           (636)               751                   (2,032)
  Accounts payable and accrued liabilities........................         24,014            (44,727)                     731
  Deferred income taxes...........................................             --                 --                    2,749
  Other assets....................................................        (11,841)               765                    1,386
  Other non-current liabilities...................................         (8,291)            (1,560)                  (3,733)
                                                                     ---------------    ---------------            ----------
  Net changes in assets and liabilities...........................          2,895            (37,517)                  (8,972)
                                                                     ---------------    ---------------            ----------

Net cash provided by (used for) operating activities before
  recorganization items...........................................       (148,158)           (97,823)                 (21,051)

  Reorganization items--amortization..............................        104,338             40,130                   61,255
                                                                     ---------------    ---------------            ----------
Net cash provided by (used for) operating activities..............        (43,820)           (57,693)                  40,204

Investment Activities:
  Capital expenditures............................................        (39,727)           (13,001)                 (53,999)
  Disposal of assets/other CAPX...................................          3,431               (826)                   2,378
                                                                     ---------------    ---------------            ----------
Net cash provided by (used for) investment activities.............        (36,297)           (13,827)                 (51,621)

Financing Activities:
  Net proceeds from revolver......................................        (19,003)             2,626                       --
  Proceeds from long-term debt....................................         77,978                 --                       --
  Long-term lease obligations.....................................             --                250                      750
  Net proceeds from sale of preferred stock.......................         40,540                 --                       --
  Payment of long-term debt.......................................            (47)          (599,428)                      --
  Obligations under capital leases discharged.....................         (8,731)            (2,895)                  (4,547)
  Changes in liabilities subject to compromise....................             --            657,222                       --
                                                                     ---------------    ---------------            ----------

Net cash provided by financing activities.........................         90,737             57,775                   (3,797)
                                                                     ---------------    ---------------            ----------

(Decrease) increase in cash and temporary investments.............         10,621            (13,745)                 (15,214)
                                                                     ---------------    ---------------            ----------
                                                                     ---------------    ---------------            ----------
Cash and temporary investment at beginning of period..............         34,119             44,745                   47,921
                                                                     ---------------    ---------------            ----------
Cash and temporary investment at end of period....................      $  44,740          $  30,997                $  32,707
                                                                     ---------------    ---------------            ----------
                                                                     ---------------    ---------------            ----------




                            THE GRAND UNION COMPANY
                       PROJECTED STATEMENT OF CASH FLOWS

                      Fiscal Years Ended 2000 Through 2003
                                  (Unaudited)
                                 (In thousands)

                                                                            'Reorganized Grand Union'
                                                              ----------------------------------------------------------------------
                                                              52 Weeks Ending   52 Weeks Ending  52 Weeks Ending    52 Weeks Ending
                                                               April 1, 2000    March 31, 2001    March 30, 2002     March 29, 2003
                                                              ---------------  ---------------    ---------------   ---------------


Operating Activities:
  Net (loss) income........................................      $(102,693)         $ (98,027)         $ (31,326)      $  12,271
  Adjustments to reconcile net (Loss) income to net cash
     provided by (used for) operating activities:
  Depreciation.............................................         76,320             78,277             79,471          82,163
  Deferred Financing.......................................          1,200              1,200              1,200           1,200
  Non-Cash Interest........................................             --                 --                 --              --

  Net changes in assets and liabilities:
  Accounts receivable......................................            149               (681)              (726)           (769)
  Inventories, net of LIFO reserve.........................         (4,500)            (1,624)            (5,826)         (7,910)
  Other current assets.....................................          1,140               (158)              (261)           (314)
  Accounts payable and accrued liabilities.................          1,116              1,485              5,564           7,689
  Deferred income taxes....................................         (2,191)             1,051             (2,974)         (4,834)
  Other assets.............................................          3,176              1,037                186             380
  Other non-current liabilities............................         (5,335)            (4,221)            (4,171)         (4,462)
                                                              ---------------    ---------------    --------------- ---------------
  Net changes in assets and liabilities....................         (6,445)            (3,111)            (8,207)        (10,219)
                                                              ---------------    ---------------    --------------- ---------------

Net cash provided by (used for) operating activities before
  reorganization items.....................................        (31,618)           (21,662)            41,139          85,416

  Reorganization items--amortization.......................         99,539             99,539             38,284              --
                                                              ---------------    ---------------    --------------- ---------------
Net cash provided by (used for) operating activities.......         67,922             77,877             79,423          85,416

Investment Activities:
  Capital expenditures.....................................        (68,600)           (50,800)           (51,400)         (54,200)
  Disposal of assets/other CAPX............................         (2,603)            (2,707)            (2,603)          (2,707)
                                                              ---------------    ---------------    --------------- ---------------
Net cash provided by (used for) investment activities......        (71,203)           (53,507)           (54,003)        (56,907)

Financing Activities:
  Net proceeds from revolver...............................          7,307             (7,307)                --              --
  Proceeds from long-term debt.............................             --                 --                 --              --
  Long-term lease obligations..............................          1,000              1,000              1,000           1,000
  Net proceeds from sale of perferred stock................             --                 --                 --              --
  Payment of long-term debt................................             --                 --                 --              --
  Obligations under capital leases discharged..............         (6,622)            (5,333)            (4,827)         (4,681)
  Changes in liabilities subject to compromise.............             --                 --                 --              --
                                                              ---------------    ---------------    --------------- ---------------

Net cash provided by financing activities..................          1,685            (11,640)            (3,827)         (3,681)
                                                              ---------------    ---------------    --------------- ---------------

(Decrease) increase in cash and temporary investments......         (1,596)            12,730             21,593          24,828
                                                              ---------------    ---------------    --------------- ---------------
                                                              ---------------    ---------------    --------------- ---------------
Cash and temporary investments at beginning of period......         32,707             31,111             43,841          65,434
                                                              ---------------    ---------------    --------------- ---------------
Cash and temporary investment at end of period.............      $  31,111          $  43,841          $  65,434       $  90,262
                                                              ---------------    ---------------    --------------- ---------------
                                                              ---------------    ---------------    --------------- ---------------

                                       34

B. Valuation

     THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN THE PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

     Management estimates that the reorganization value of Grand Union is $730 million. Grand Union has selected a valuation multiple of 6.2 times EBITDA. This is based on the assumed pro-forma EBITDA of $118 million, a review of comparable companies' values, recent transactions and other factors. Accordingly, Grand Union's estimate of the reorganization value is set forth below:

                                                   6.2x EBITDA
                                                     --------------

Reorganization Value..............................   $730.0 million
Less Debt(1)......................................   $355.4 million
New Equity Value..................................   $374.6 million

------------------
(1) Amount includes estimated cash balances as of the Consummation Date attributable to cash available in the store operations as well as all excess cash that may be available due to borrowings under the new term loan.

                                      VI.
                     CERTAIN FACTORS AFFECTING GRAND UNION

A. Certain Bankruptcy Law Considerations

  1. Failure to Satisfy Vote Requirement

     If the holders of Old Senior Note Claims (Class 4) vote to accept the Plan of Reorganization in accordance with the requirements of the Bankruptcy Code, Grand Union intends to file a voluntary petition for reorganization under chapter 11 of the Bankruptcy Code and to seek, as promptly as practicable thereafter, confirmation of the Plan of Reorganization. In the event that sufficient votes are not received, Grand Union may nevertheless file a petition for relief under chapter 11 of the Bankruptcy Code. In such event, Grand Union may seek to accomplish an alternative restructuring of its capitalization and its obligations to creditors and equity holders. There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to holders of the Old Senior Notes, other creditors and equity holders, as those proposed in the Plan of Reorganization.

  2. Risk of Non-Confirmation of the Plan of Reorganization

     Although Grand Union believes that the Plan of Reorganization will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan of Reorganization will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

  3. Non-Consensual Confirmation

     In the event any impaired class of claims or equity interests does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent's request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any 'insider' in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan of reorganization 'does not discriminate unfairly' and is 'fair and equitable' with respect to the dissenting impaired classes. See Section VIII below, entitled 'CONFIRMATION OF THE PLAN OF REORGANIZATION--Requirements for Confirmation of the Plan of Reorganization--Requirements of Section 1129(b) of the Bankruptcy Code.' Because the Plan of Reorganization deems Class 7 (Old Common Stock Interests) and Class 8 (Old Warrants) to reject the Plan of Reorganization, these requirements must be satisfied with respect to such classes. Grand Union believes that the Plan of Reorganization satisfies these requirements.

  4. Risk of Non-Occurrence of the Consummation Date

     Although Grand Union believes that the Consummation Date will occur soon after the Confirmation Date, there can be no assurance as to such timing. Moreover, if the conditions precedent to the Consummation Date have not occurred or been waived within six months after the Confirmation Date, the Bankruptcy Court may vacate the Confirmation Order, in which event the Plan of Reorganization would be deemed null and void, and Grand Union may propose and solicit votes on an alternative plan of reorganization that may not be as favorable to parties in interest as the Plan of Reorganization.

  5. Effect of Grand Union's Chapter 11 Case on Relations With Trade Vendors

     The commencement of a chapter 11 case by Grand Union may adversely affect its business and cause certain trade suppliers and vendors to cease shipping goods to Grand Union. Although Grand Union believes that it has good relationships with its suppliers and trade vendors and intends to seek authority from the Bankruptcy Court on the Petition Date to pay certain prepetition claims of suppliers and trade vendors on the condition that they continue to provide customary goods and services to Grand Union on customary credit and shipping terms, there can be no assurance that such suppliers and vendors will continue to generally provide such goods and services to Grand Union after the commencement of the Reorganization Case.

B. Factors Affecting the Value of the Securities to Be Issued Under the Plan of Reorganization

  1. Competitive Conditions

     The food retailing business is highly competitive. Grand Union competes with numerous national, regional and local supermarket chains. Grand Union also competes with convenience stores, stores owned and operated or otherwise affiliated with large food wholesalers, unaffiliated independent food stores, warehouse/merchandise clubs, discount drugstore chains and discount general merchandise chains. Some of Grand Union's competitors have greater financial resources than Grand Union has and could use those resources to take steps that would adversely affect Grand Union's competitive position.

  2. Capital Requirements

     The business of Reorganized Grand Union is expected to have substantial capital expenditure needs. Although (i) Grand Union intends to enter into the Exit Facility, which will provide Grand Union with $50 million of additional funds, and (ii) the Plan of Reorganization significantly decreases Grand Union's debt obligations, Grand Union's ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.

  3. Variances from Projections

     The fundamental premise of the Plan of Reorganization is the deleveraging of Grand Union and the implementation and realization of Grand Union's business plan, as reflected in the projections contained in this Disclosure Statement. The projections reflect numerous assumptions concerning the anticipated future performance of Reorganized Grand Union and its subsidiaries, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to establish market strength, consumer purchasing trends and preferences, and the ability to stabilize and grow the company's sales base and control future operating expenses. Grand Union believes that the assumptions underlying the projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of Reorganized Grand Union. Therefore, the actual results achieved throughout the periods covered by the projections necessarily will vary from the projected results, and such variations may be material and adverse.

     Moreover, the estimated percentage recovery by holders of allowed claims in Class 4 (Old Senior Note Claims) and Class 6 (Old Preferred Stock Interests) is based upon Grand Union's estimate of the values of the New Common Stock. Because the market and economic conditions upon which such values are based are beyond the control of Grand Union, the actual results achieved necessarily will vary from the estimate. Such variations may be material and adverse.

  4. Disruption of Operations

     The commencement and pendency of Grand Union's chapter 11 case could adversely affect Grand Union's relationships with its customers and suppliers, as well as Grand Union's ability to retain or attract high-quality employees. In such event, weakened operating results may occur that could give rise to variances from Grand Union's projections.

  5. Lack of Trading Market

     Reorganized Grand Union will seek the listing of the New Common Stock on a nationally recognized market or exchange. Through May 20, 1998, Grand Union's existing common stock was listed on the NASDAQ SmallCap Market. By letter dated February 20, 1998, the NASDAQ Stock Market, Inc. notified Grand Union that it had failed to satisfy the requirements for continued listing on the NASDAQ SmallCap Market. Grand Union appealed the decision regarding continued listing to the NASDAQ Listing Qualifications Panel. In response to Grand Union's request for continued listing on the NASDAQ SmallCap Market, the NASDAQ Stock Market, Inc. conducted a hearing upon written submission on May 14, 1998 to consider Grand Union's request and determined that continued listing was not warranted. Accordingly, the Old Common Stock Interests were delisted from the NASDAQ SmallCap Market effective as of the close of business on May 20, 1998. Effective May 21, 1998, the

Common Stock is eligible for quotation on the Over-The-Counter Bulletin Board. There can be no assurance that the New Common Stock would be listed on the NASDAQ Stock Market or other nationally recognized market or that an active trading market for the New Common Stock would develop and continue. In addition, there can be no assurance as to the degree of price volatility in the market for the New Common Stock that does develop. Accordingly, no assurance can be given that a holder of New Common Stock will be able to sell such securities in the future or as to the price at which any such sale may occur. If such markets were to exist, the securities could trade at prices higher or lower than the value ascribed to them in this Disclosure Statement, depending upon many factors, including prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, Reorganized Grand Union and its subsidiaries.

  6. Dividend Policies

     Grand Union does not anticipate that any dividends will be paid on the New Common Stock in the foreseeable future. In addition, the covenants in the Exit Facility will limit the ability of Reorganized Grand Union to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which may prohibit their ability to invest in the New Common Stock.

C. Certain Tax Matters

     For a summary of certain federal income tax consequences of the Plan of Reorganization to holders of claims and equity interests and to Grand Union, see
Section XI below, entitled 'CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION.'

D. Pending Litigation or Demands Asserting Prepetition Liability

     As of the date of this Disclosure Statement, there were no pending demands or litigation asserting prepetition liability which Grand Union believes will have a material adverse effect upon the operations or financial position of Grand Union, Reorganized Grand Union or its subsidiaries, if determined unfavorably to Grand Union. For a description of any material legal proceedings pending against Grand Union, see the information set forth in Item 4 of Grand Union's Annual Report on Form 10-K for the fiscal year ended March 29, 1997, a copy of which is annexed as Exhibit 2 to this Disclosure Statement.

                                      VII.
                       VOTING PROCEDURES AND REQUIREMENTS

A. Voting Deadline

     IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASS 4 (OLD SENIOR NOTE CLAIMS) AND HOLDERS OF INTERESTS IN CLASS 6 (OLD PREFERRED STOCK INTERESTS) TIMELY EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN OF REORGANIZATION. All known holders of Old Senior Note Claims and Old Preferred Stock Interests entitled to vote on the Plan of Reorganization have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement.

     Grand Union has engaged The Altman Group, Inc. as its Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan of Reorganization. IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW BEFORE THE VOTING DEADLINE OF 5:00 P.M., EASTERN TIME, ON JUNE 22, 1998.

     IF YOU MUST RETURN YOUR BALLOT TO YOUR BANK, BROKER OR OTHER NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE.

     IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT GRAND UNION'S VOTING AGENT AT THE NUMBER SET FORTH BELOW. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OF REORGANIZATION WILL NOT BE COUNTED.

     IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT:

        THE ALTMAN GROUP, INC.
        60 EAST 42ND STREET
        NEW YORK, NEW YORK 10165
        TEL: 212-681-9600

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
     Additional copies of this Disclosure Statement are available upon request made to the Voting Agent, at the address set forth immediately above.

B. Holders of Claims and Equity Interests Entitled to Vote

     Class 4 (Old Senior Note Claims) and Class 6 (Old Preferred Stock Interests) are the only classes of claims and equity interests under the Plan of Reorganization that are impaired and entitled to vote to accept or reject the Plan of Reorganization. Each holder of a Class 4 (Old Senior Note Claim) or Class 6 (Old Preferred Stock Interest) as of the May 19, 1998 record date established by Grand Union for purposes of this solicitation may vote to accept or reject the Plan of Reorganization.

C. Vote Required for Acceptance by a Class

     Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims occurs when holders of at least two-thirds in dollar amount and more than one half in number of the allowed claims of that class that cast ballots for acceptance or rejection of the plan of reorganization vote to accept the plan. Thus, acceptance of the Plan of Reorganization by Class 4 (Old Senior Note Claims) will occur only if at least two-thirds in dollar amount and a majority in number of the holders of Old Senior Note Claims that cast their Ballots vote in favor of acceptance. Acceptance by a class of interests occurs when holders of at least two-thirds of the allowed interests of that class that cast ballots for acceptance or rejection of the Plan of Reorganization vote to accept the Plan. Thus, acceptance of the Plan of Reorganization by Class 6 (Old Preferred Stock Interests) will occur only if the holders of two-thirds of the number of shares held by holders of Old Preferred Stock Interests that cast their Ballots vote to accept the Plan of Reorganization.

     A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

D. Voting Procedures

  1. Holders of Class 6 (Old Preferred Stock Interests)

     All record holders of Old Preferred Stock Interests in Class 6 should complete the enclosed Ballot and return it to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline.

  2. Holders of Class 4 (Old Senior Note Claims)

     Grand Union is providing copies of this Disclosure Statement, Ballots and, where appropriate, Master Ballots, to all registered holders (as of the May 19, 1998 record date) of Old Senior Notes in Class 4. Registered holders may include brokers, banks and other nominees. If such registered holders do not hold for their own accounts, they or their agents (collectively with such registered holders, 'Nominees') should provide copies of this Disclosure Statement and appropriate Ballots to their customers and to beneficial owners. Any beneficial owner who has not received a Ballot should contact his, her or its Nominee, or the Voting Agent.

     Beneficial Owners. Any beneficial owner, as of the record date, of Old Senior Notes in his, her or its own name can vote by completing and signing the enclosed Ballot and returning it directly to the Voting Agent (using the enclosed pre-addressed, postage-paid envelope) so as to be received by the Voting Agent before the Voting Deadline. If no envelope was enclosed, contact the Voting Agent for instructions.

     Any beneficial owner holding, as of the record date, Old Senior Notes in 'street name' through a Nominee can vote by completing and signing the Ballot (unless the Ballot has already been signed, or 'prevalidated,' by the Nominee), and returning it to the Nominee in sufficient time for the Nominee to then forward the vote so as to be received by the Voting Agent before the Voting Deadline of 5:00 p.m (Eastern Time) on June 22, 1998. Any Ballot submitted to a Nominee will not be counted until such Nominee properly completes and timely delivers a corresponding Master Ballot to the Voting Agent. If your Ballot has already been signed (or 'prevalidated') by your Nominee, you must complete the Ballot and return it directly to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline.

     Nominees. A Nominee which, on the record date, is the registered holder of Old Senior Notes for a beneficial owner can obtain the votes of the beneficial owners of such securities, consistent with customary practices for obtaining the votes of securities held in 'street name,' in one of the following two ways:

          The Nominee may 'prevalidate' a Ballot by (i) signing the Ballot; (ii) indicating on the Ballot the name of the registered holder, the amount of securities held by the Nominee for the beneficial owner, and the account numbers for the accounts in which such securities are held by the Nominee; and (iii) forwarding such Ballot, together with the Disclosure Statement, return envelope and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested in the Ballot; review the certifications contained in the Ballot, and return the Ballot directly to the Voting Agent in the pre-addressed, postage-paid envelope so that it is received by the Voting Agent

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
     before the Voting Deadline. A list of the beneficial owners to whom 'prevalidated' Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

                                       OR

          If the Nominee elects not to prevalidate Ballots, the Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his, her or its vote on the Ballot, complete the information requested in the Ballot, review the certifications contained in the Ballot, execute the Ballot and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballots, execute the Master Ballot and deliver the Master Ballot to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline. All Ballots returned by beneficial owners should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline. Please note: the Nominee should advise the beneficial owner to return his, her or its Ballot to the Nominee by a date calculated by the Nominee to allow it to prepare and return the Master Ballot to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline.

     Securities Clearing Agencies. Grand Union expects that The Depository Trust Company, as a nominee holder of Old Senior Notes, will arrange for its participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, such participant will be authorized to vote its record date positions held in the name of such securities clearing agencies.

     Other. If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing, and unless otherwise determined by Grand Union, must submit proper evidence satisfactory to Grand Union of their authority to so act.

     For purposes of voting to accept or reject the Plan of Reorganization, the beneficial owners of such securities will be deemed to be the 'holders' of such claims represented by such securities. Unless otherwise ordered by the Bankruptcy Court, Ballots or Master Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan of Reorganization has not been indicated, will not be counted as to the Plan of Reorganization. Grand Union, in its discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots or Master Ballots.

     Except as provided below, unless the Ballot or Master Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot or Master Ballot, Grand Union may, in its sole discretion, reject such Ballot or Master Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan of Reorganization by the Bankruptcy Court.

     In the event of a dispute with respect to any Old Senior Note Claim, any vote to accept or reject the Plan of Reorganization cast with respect to such claim will not be counted for purposes of determining whether the Plan of Reorganization has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

  3. Delivery of Old Securities

     Grand Union is not at this time requesting the delivery of, and neither Grand Union nor the Voting Agent will accept, certificates representing any Old Senior Notes or any equity securities, including Old Preferred Stock Interests. In connection with the Consummation Date, Grand Union will furnish all such holders with appropriate letters of transmittal to be used to remit such securities in exchange for the distribution under the Plan of Reorganization. Information regarding such remittance procedure (together with all appropriate materials) will be distributed by Grand Union after confirmation of the Plan of Reorganization.

  4. Withdrawal of Ballot or Master Ballot

     Any voter that has delivered a valid Ballot or Master Ballot may withdraw its vote by delivering a written notice of withdrawal to the Voting Agent before the Voting Deadline. To be valid, the notice of withdrawal must (a) be signed by the party who signed the Ballot or Master Ballot to be revoked, and (b) be received by the Voting Agent before the Voting Deadline. Grand Union may contest the validity of any withdrawals.

     Any holder that has delivered a valid Ballot or Master Ballot may change its vote by delivering to the Voting Agent a properly completed subsequent Ballot or Master Ballot so as to be received before the Voting Deadline. In the case where more than one timely, properly completed Ballot or Master Ballot is received, only the Ballot or Master Ballot that bears the latest date will be counted.

E. Solicitation Regarding Benefit Plans

     In addition to voting to accept or reject the Plan of Reorganization, holders of Old Senior Note Claims should use the Ballot to cast their vote to accept or reject (i) the EAIB Plan, and (ii) the EIP. Such benefit plans will be retained only if the holders of a majority in principal amount of Old Senior Notes who cast Ballots with respect to the EAIB Plan and the EIP vote to approve the EAIB Plan and the EIP. For a detailed discussion of the EAIB Plan and the EIP, see Section IV.M.3. below, entitled 'PLAN OF REORGANIZATION--Miscellaneous Provisions--Benefit Plans.' Any options proposed to be issued and any bonuses proposed to be paid under such benefit plans in connection with consummation of the Plan of Reorganization are subject to such approval. See Section IV.H. above, entitled 'PLAN OF REORGANIZATION--Senior Management Employment Agreements'. IF YOU ARE A HOLDER OF OLD SENIOR NOTES, YOU RETURN YOUR BALLOT, AND YOU FAIL TO INDICATE ON YOUR BALLOT WHETHER YOU ACCEPT OR REJECT THE EAIB PLAN OR THE EIP, SUCH BALLOT WILL BE COUNTED AS AN ACCEPTANCE OF THE EAIB PLAN AND/OR THE EIP. THE MEMBERS OF THE UNOFFICIAL NOTEHOLDER COMMITTEE INTEND TO VOTE IN FAVOR OF THE EAIB PLAN AND THE EIP.

                                     VIII.
                   CONFIRMATION OF THE PLAN OF REORGANIZATION

A. Confirmation Hearing

     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. As promptly as practicable after the commencement by Grand Union of its chapter 11 case, Grand Union will request the Bankruptcy Court to schedule a confirmation hearing. Notice of the confirmation hearing will be provided to all creditors and equity holders or their representatives. The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

     Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan of reorganization. Any objection to confirmation of the Plan of Reorganization must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of claims or interests held or asserted by the objector against Grand Union's estate or property, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon (i) Weil, Gotshal & Manges LLP, Co-Attorneys for Grand Union, 767 Fifth Avenue, New York, New York 10153, Attention: Jeffrey L. Tanenbaum, Esq.; (ii) Ravin, Greenberg & Marks, P.A., Co-Attorneys for Grand Union, 101 Eisenhower Pkwy, Roseland, New Jersey 07068, Attention: Howard S. Greenberg, Esq.; (iii) The United States Trustee for the District of New Jersey, 1 Newark Center, Suite 2100, Newark, New Jersey 07102, Attention: Patricia A. Staiano, Esq.; (iv) Wachtell, Lipton, Rosen & Katz, Attorneys for the Unofficial Noteholder Committee, 51 West 52nd Street, New York, New York 10019, Attention: Chaim J. Fortgang, Esq.; (v) Dewey Ballantine LLP, Attorneys for the holders of Old Preferred Stock Interests, 1301 Avenue of the Americas, New York, New York 10019, Attention: Richard S. Miller, Esq.; (vi) Skadden, Arps, Slate, Meagher & Flom (Illinois), Attorneys for the Agent on behalf of the Secured Banks, 333 W. Wacker Drive, Suite 2100, Chicago, Illinois 60606, Attention: John Wm. Butler, Jr., Esq., and (vii) Skadden, Arps, Slate, Meagher & Flom LLP, Attorneys for the Agent on behalf of the Secured Banks, One Riverfront Plaza, Newark, New Jersey 07102, Attention: Robert J. Del Tufo, so as to be received no later than the date and time designated in the notice of the confirmation hearing.

     Objections to confirmation of the Plan of Reorganization are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B. Requirements for Confirmation of the Plan of Reorganization

  1. Requirements of Section 1129(a) of the Bankruptcy Code

          a. General Requirements. At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

             (1) The Plan of Reorganization complies with the applicable provisions of the Bankruptcy Code.

             (2) Grand Union has complied with the applicable provisions of the Bankruptcy Code.

             (3) The Plan of Reorganization has been proposed in good faith and not by any means proscribed by law.

             (4) Any payment made or promised by Grand Union or by a person issuing securities or acquiring property under the Plan of Reorganization for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the Plan of Reorganization and incident to the chapter 11 case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan of Reorganization is reasonable, or if such payment is to be fixed after confirmation of the Plan of Reorganization, such payment is subject to the approval of the Bankruptcy Court as reasonable.

             (5) Grand Union has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan of Reorganization, as a director, officer or voting trustee of Grand Union, an affiliate of Grand Union participating in a Plan of Reorganization with Grand Union, or a successor to Grand Union under the Plan of Reorganization, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and Grand Union has disclosed the identity of any insider that will be employed or retained by Grand Union, and the nature of any compensation for such insider.

             (6) With respect to each class of claims or equity interests, each holder of an impaired claim or impaired equity interest either has accepted the Plan of Reorganization or will receive or retain under the Plan of Reorganization on account of such holder's claim or equity interest, property of a value, as of the Consummation Date, that is not less than the amount such holder would receive or retain if Grand Union were liquidated on the Consummation Date under chapter 7 of the Bankruptcy Code. See discussion of 'Best Interests Test' below.

             (7) Except to the extent the Plan of Reorganization meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each class of claims or equity interests has either accepted the Plan of Reorganization or is not impaired under the Plan of Reorganization.

             (8) Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan of Reorganization provides that administrative expenses and priority claims other than priority tax claims will be paid in full on the Consummation Date and that priority tax claims will receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the Consummation Date, equal to the allowed amount of such claims.

             (9) At least one class of impaired claims has accepted the Plan of Reorganization, determined without including any acceptance of the Plan of Reorganization by any insider holding a claim in such class.

             (10) Confirmation of the Plan of Reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of Grand Union or any successor to Grand Union under the Plan of Reorganization, unless such liquidation or reorganization is proposed in the Plan of Reorganization. See discussion of 'Feasibility' below.

             (11) The Plan of Reorganization provides for the continuation after the Consummation Date of payment of all Retiree Benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan of Reorganization, for the duration of the period Grand Union has obligated itself to provide such benefits.

          b. Best Interests Test. As described above, the Bankruptcy Code requires that each holder of an impaired claim or equity interest either
     (a) accepts the plan of reorganization or (b) receives or retains under the plan property of a value, as of the Consummation Date, that is not less than the value such holder would receive or retain if Grand Union were liquidated under chapter 7 of the Bankruptcy Code on the Consummation Date.

     The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of Grand Union's assets and properties in the context of a chapter 7 liquidation case. The gross amount of cash available would be the sum of the proceeds from the disposition of Grand Union's assets and the cash held by Grand Union at the time of the commencement of the chapter 7 case. The next step, however, is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of Grand Union's business and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code (see discussion below). Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) are compared to the value of the property that is proposed to be distributed under the Plan of Reorganization on the Consummation Date.

     Grand Union's costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by Grand Union during the chapter 11 case and allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. Moreover, additional claims would arise by reason of the breach or rejection of obligations incurred and executory contracts or leases entered into by Grand Union both prior to, and during the pendency of, the chapter 11 case.

     The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, with interest, and no equity holder receives any distribution until all creditors are paid in full, with interest. Grand Union believes that in a chapter 7 case, holders of Old Preferred Stock Interests, Old Common Stock Interests and Old Warrants would receive no distributions of property.

     After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the 'forced sale' atmosphere that would prevail, and (iii) substantial increases in claims which would be satisfied on a priority basis, Grand Union has determined that confirmation of the Plan of Reorganization will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of Grand Union under chapter 7 of the Bankruptcy Code.

     Moreover, Grand Union believes that the value of any distributions from the liquidation proceeds to each class of allowed claims in a chapter 7 case would be the same or less than the value of distributions under the Plan of Reorganization because such distributions in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the chapter 7 case, the delay could be further prolonged and administrative expenses further increased.

     Grand Union's liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the assets of Grand Union. The analysis is based upon a number of significant assumptions which are described. The liquidation analysis does not purport to be a valuation of Grand Union's assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

     c. Liquidation Analysis. The chapter 7 liquidation period is assumed to average six months following the appointment of a chapter 7 trustee. While some assets may be liquidated in less than six months, other assets may be more difficult to collect or sell, requiring a liquidation period substantially longer than six months. This time would allow for the collection of receivables, sale of assets and wind down of daily operations.

     Estimates were made of the cash proceeds which might be realized from the liquidation of Grand Union's assets. For certain assets, such as real property, estimates of liquidation were made for each asset individually. For other assets, such as fixtures and equipment, liquidation values were assessed for general classes of assets by estimating the percentage recoveries which Grand Union might achieve through their disposition.

     Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of Grand Union or a chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of Grand Union's assets will result in an accurate estimate of the proceeds which would be realized were Grand Union to undergo an actual liquidation. The actual amounts of claims against the estate could vary significantly from Grand Union's estimate, depending on the claims asserted during the pendency of the chapter 7 case. This liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments or other potential claims. This analysis also does not include potential recoveries from avoidance actions. No value was assigned to additional proceeds which might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of Grand Union could vary materially from the estimates provided herein.

     The liquidation analysis set forth below was based on the estimated and unaudited book values of Grand Union's assets on March 28, 1998. Management of Grand Union does not believe that more current historical information or projected information would vary significantly. However, this analysis is subject to any changes due to Grand Union's continued operation since that date. The book values used were obtained from Grand Union's monthly internal financial statements and accounting records. These values have not been subject to any review, compilation or audit by any independent accounting firm.

                            THE GRAND UNION COMPANY
                              LIQUIDATION ANALYSIS
                                ($ in thousands)

                                                                                  Estimated                   Estimated
                                                                                   Balance     Estimated        Liq.
                                                                                  03/28/98     Recovery       Proceeds
                                                                                  ---------    ---------      ---------

Cash and Investments............................................................  $  44,745         100%       $44,745
Accounts Receivable.............................................................     20,810          54%        11,153
Inventories.....................................................................    128,924          51%        65,909
Other Current Assets............................................................     14,962           0%            --
Property
  Property Owned................................................................    282,435          21%        59,177
  Property Held with Beneficial Leases (net of related liabilities).............        N/A         N/A        201,702
Other Non-Current Assets
  Excess Reorganization Value...................................................    230,733           0%            --
  Debt Issuance Costs...........................................................     10,624           0%            --
  Deferred Income Tax...........................................................     51,393           0%            --
  Other Assets..................................................................     12,053          26%         3,081
                                                                                  ---------    ---------      ---------
Proceeds Available for Distribution.............................................                               385,766



                                                                                  Estimated    Estimated          %
                                                                                    Claim      Recovery       Recovery
                                                                                  ---------    ---------      ---------
Secured Claims:
Revolver........................................................................     17,000      17,000           100%
Term Loan.......................................................................     77,978      77,978           100%
15% Note--Supplemental Term Loan................................................    104,144     104,144           100%
Letters of Credit...............................................................     43,527      43,527           100%
                                                                                  ---------    ---------      ---------
                                                                                    242,649     242,649           100%
Pre- and Post-Petition Interest
  Revolver......................................................................      1,036       1,036           100%
  Term Loan.....................................................................      6,528       6,528           100%
  15% Note--Supplemental Term Loan..............................................      6,313       6,313           100%
  Letters of Credit.............................................................      2,720       2,720           100%
                                                                                  ---------    ---------      ---------
                                                                                     16,596      16,596           100%
  Total Secured Claims..........................................................    259,245     259,245           100%
Proceeds available for payment of administrative claims.........................                126,521
Priority Administrative Claims
Trustee Fees....................................................................      5,786       5,786           100%
Professional Fees...............................................................      5,000       5,000           100%
Wind Down Costs.................................................................     18,185      18,185           100%
Reclamation Claims..............................................................      9,850       9,850           100%
Perishable Agricultural Commodities Act Claims..................................      6,250       6,250           100%
                                                                                  ---------    ---------       ---------
                                                                                     45,071      45,071           100%
Other Priority Claims:
Employee Claims.................................................................     27,809      27,809           100%
Accrued Taxes...................................................................      8,328       8,328           100%
                                                                                  ---------    ---------      ---------
                                                                                     36,137      36,137           100%
Proceeds available for payment of unsecured claims..............................                 45,313
General Unsecured Claims
12% Sr. Notes...................................................................    595,421      29,344             5%
Accounts Payable................................................................     55,727       2,746             5%
Accrued Liabilities.............................................................     18,265         900             5%
Accrued Interest................................................................     43,178       2,128             5%
Lease Rejection Claims..........................................................     86,745       4,275             5%
Executory Contracts.............................................................     56,238       2,772             5%
Medical, Insurance, and Pension Liability.......................................     56,243       2,772             5%
Other Liabilities...............................................................      7,632         376             5%
                                                                                  ---------    ---------      ---------
                                                                                  $ 919,449     $45,313             5%

                       FOOTNOTES TO LIQUIDATION ANALYSIS

A. Cash and Cash Equivalents

    Cash consists of all cash in banks or operating accounts, cash held at stores, and liquid investments with maturities of three months or less and is assumed to be fully recoverable.

B. Accounts Receivable

     1. Trade Accounts Receivable primarily consists of trade vendor balances related to advertising and promotional allowances, coupons, and pharmacy receivables. The collection of these receivables are primarily administered by third parties which is assumed to improve the potential recovery. The recovery of accounts receivable is based on management's estimate of collection, given such factors as the aging and historical collection patterns of the receivables and the effect of the liquidation on collection.

     2. Notes Receivable primarily consists of subtenant receivables. Certain notes receivable have been assumed to be uncollectable as they relate to items subject to dispute or pending litigation.

     3. Other Receivables includes insurance proceeds related to claims for storm and natural disaster damages. Management believes that a liquidation will have little effect on the value and assumes the insurance proceeds are fully recoverable.

C. Inventory

    Inventory is comprised of grocery, general merchandise, and perishable inventories at stores and warehouses. Each category of inventory has been estimated separately. The overall inventory recovery is derived from the individual estimates and aggregates to 51%.

D. Other Current Assets

    Other current assets consists primarily of prepaid expenses and operating supplies. Prepaid expenses include prepaid rent, insurance, taxes, and deposits. Operating supplies include store and warehouse supplies such as bags and film. Both prepaids and operating supplies are assumed to have no estimated liquidation value. Where applicable, prepaid expenses were offset against corresponding claims.

E. Property, Plant and Equipment

     1. Property Owned includes owned land, buildings, fixtures and equipment, and leasehold improvements.

          a) Land and Buildings. To estimate the potential recovery from the liquidation of these properties, management assessed each property value based on past appraisals and knowledge of the real estate market.

          b) Fixtures and Equipment include warehouse equipment, office fixtures, scanning equipment, store equipment, and shopping carts. Based on management's review of these assets, results achieved in similar liquidations and sales, and discussions with 2nd tier equipment vendors, the overall recovery was estimated to be 6% of the net book value.

          c) Leasehold improvements associated with property under capital leases. No value has been ascribed in liquidation as the improvements will revert to the lessor upon the discontinuation of the leases, or inure to the benefit of the assignees of leases with beneficial value.

     2. Property Held with Beneficial Leases is comprised of stores, parking lots, and real property, which have been financed through capital lease arrangements. To determine the estimated recovery from the liquidation of these properties, management retained an outside real estate specialist to assess the market value of each property. For the purpose of the liquidation analysis, both base term (excluding CAM and taxes) and lease options were included in the calculation of the beneficial lease value. A 9% discount rate was used to determine the net present value of the leasehold. These estimated liquidation values could vary dramatically from the amounts which might be achieved in an actual chapter 7 liquidation.

F. Other Non-Current Assets

    Other non-current assets include deposits, net excess reorganization value, debt issuance costs, and deferred income tax. In the opinion of management, deposits are assumed to have some recoverable value while the remainder of other current assets are assumed to have no estimated recoverable value in liquidation.

G. Credit Agreement

    The facility evidenced by the Credit Agreement is secured by substantially all of the assets of Grand Union and its subsidiaries. Post-petition interest on the revolving credit facility has been assumed to accrue at 10.5%, the term loan has been assumed to accrue at 10.5%, and the supplemental term loan has been assumed to accrue at approximately 15.0% for six months during the liquidation period. The post-petition revolver and term loan interest rate was assumed to increase due to an Event of Default.

H. Bank Letters of Credit

    The letters of credit issued by the Bank back certain worker's compensation and general liability claims, contracts of C&S Distributors, Inc. ('C&S'), and other items. For the purposes of this analysis, management has assumed that all letters of credit are fully drawn to cover these liabilities.

I. Trustee Fees

    Trustee fees are estimated at an amount which management believes would be ultimately allowed by the Bankruptcy Court.

J. Professional Fees

    Professional fees represent the costs of a chapter 7 case related to attorneys, accountants, appraisers and other professionals retained by the trustee. Based on management's review of the nature of these costs and the outcomes of similar liquidations, fees were estimated at $5.0 million.

K. Wind Down Costs

    Wind down costs consist of store expenses, occupancy costs, and corporate overhead to be incurred during the chapter 7 liquidation period. Management assumed that the liquidation would occur over a six month period and that such expenses, costs and overhead would decrease over time.

L. Reclamation Claims

    Reclamation claims represent claims from vendors to reclaim inventory that Grand Union received ten days prior to the Petition Date. Management made separate assumptions for inventory supplied by C&S and by direct store delivery vendors.

M. PACA Claims

    PACA claims represent pre-petition claims on perishable foods such as produce. Management has assumed PACA claims of $7.0 million less the PACA deposit of $750,000.

N. Employee Claims

    Employee claims entitled to priority, including wages, vacation, and other related compensation, have been estimated at $3,000 per employee for full-time employees and $1,500 per employee for part-time employees. At March 28, 1998, Grand Union employed 4,558 full-time and 9,423 part-time employees.

O. Lease Rejection Claims

    Lease rejection claims comprise claims resulting from Grand Union's rejection of unexpired leases. In accordance with section 502(b)(6) of the Bankruptcy Code, each lease rejection claim was calculated as the greater of one year, or 15%, not to exceed three years, of the remaining term of each lease. For the purpose of this analysis, rent was assumed to include rent, CAM, and taxes.

P. Executory Contracts

    Executory contracts include those with C&S, management, equipment lessors and unions. Claim estimates were based on each individual contract.

Q. Other Liabilities

    Other liabilities include certain rent liability, restructure reserves, and bank fees.

          d. Feasibility. The Bankruptcy Code requires a debtor to demonstrate that confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor unless so provided by the plan of reorganization. For purposes of determining whether the Plan of Reorganization meets this requirement, Grand Union has analyzed its ability to meet its obligations as contemplated thereunder. As part of this analysis, Grand Union has prepared the projections contained in Section V above, entitled 'PROJECTIONS AND VALUATION ANALYSIS-- Projections.' These projections are based upon the assumption that the Plan of Reorganization will be confirmed by the Bankruptcy Court, and for projection purposes, that the Consummation Date of the Plan of Reorganization and its substantial consummation will take place on or about August 15, 1998. The projections include (i) Pro Forma Condensed Consolidated Balance Sheet, (ii) Condensed Consolidated Projected Balance Sheets, (iii) Condensed Consolidated Projected Statements of Operations, and (iv) Condensed Consolidated Projected Cash Flow Statements, and (v) Operating Assumptions. Based upon the projections, Grand Union believes it will be able to make all payments required to be made pursuant to the Plan of Reorganization.

  2.  Requirements of Section 1129(b) of the Bankruptcy Code

     The Bankruptcy Court may confirm the Plan of Reorganization over the rejection or deemed rejection of the Plan of Reorganization by a class of claims or equity interests if the Plan of Reorganization 'does not discriminate unfairly' and is 'fair and equitable' with respect to such class.

     No Unfair Discrimination. This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under a plan of reorganization. The test does not require that the treatment be the same or equivalent, but that such treatment be 'fair.'

     Fair and Equitable Test. This test applies to classes of different priority (e.g., unsecured versus secured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards, depending on the type of claims or interests in such class:

          Secured Claims. Each holder of an impaired secured claim either (i) retains its liens on the property (or if sold, on the proceeds thereof) to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the consummation date of the plan, of at least the allowed amount of such claim or (ii) receives the 'indubitable equivalent' of its allowed secured claim.

          Unsecured Claims. Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed unsecured claim, or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan of reorganization.

          Equity Interests. Either (i) each equity interest holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan of reorganization.

     Grand Union believes the Plan of Reorganization will satisfy the 'fair and equitable' requirement notwithstanding that Class 7 (Old Common Stock Interests) and Class 8 (Old Warrants) are deemed to reject the Plan of Reorganization, because as to Class 7 and Class 8, no class that is junior to such a dissenting class will receive or retain any property on account of the claims or equity interests in such class.

     As to Class 4 (Old Senior Notes) and Class 6 (Old Preferred Stock Interests), the holders of Old Senior Notes and Old Preferred Stock Interests have affirmatively consented to the distribution to the holders of Old Common Stock Interests. Because the distribution to a class of interests junior to Class 4 (Old Senior Notes) and Class 6 (Old Preferred Stock Interests) is predicated upon the consent of the holders of Old Senior Notes and Old Preferred Stock Interests, Grand Union believes that the Plan of Reorganization is 'fair and equitable' with respect to such classes and complies with the absolute priority rule.

                                      IX.
                             FINANCIAL INFORMATION

A. General

     The audited consolidated balance sheets for each of the three fiscal years ended March 29, 1997, March 30, 1996 and April 1, 1995 and the related consolidated statements of operations and consolidated statements of cash flows of Grand Union and its subsidiaries are contained in Item 8--'Financial Statements and Supplementary Data' in Grand Union's Annual Report on Form 10-K for the fiscal year ended March 29, 1997, a copy of which is annexed as Exhibit 2 to this Disclosure Statement, and the full text of which is incorporated herein by reference. This financial information is provided to permit the holders of claims and equity interests to better understand Grand Union's historical business performance and the impact of the Reorganization Case on Grand Union's business.

B. Selected Financial Data

     See Item 6 'Selected Financial Data' set forth in the Annual Report on Form 10-K for the fiscal year ended March 29, 1997 annexed as Exhibit 2 to this Disclosure Statement.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations

     For a detailed discussion by management of Grand Union's financial condition, results of operations, and liquidity and capital resources, see Item 7 'Management's Discussion and Analysis of Financial Condition and Results of Operations' in the Annual Report on Form 10-K for the fiscal year ended March 29, 1997 annexed as Exhibit 2 to this Disclosure Statement.

D. Recent Performance

     See Grand Union's Quarterly Report on Form 10-Q for the period ended January 3, 1998 annexed as Exhibit 3 to this Disclosure Statement.

                                       X.
                          ALTERNATIVES TO CONFIRMATION
                 AND CONSUMMATION OF THE PLAN OF REORGANIZATION

     If the Plan of Reorganization is not confirmed and consummated, the alternatives to the Plan of Reorganization include (i) liquidation of Grand Union under chapter 7 of the Bankruptcy Code and (ii) an alternative chapter 11 plan of reorganization.

A. Liquidation Under Chapter 7

     If no plan can be confirmed, Grand Union's chapter 11 case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the assets of Grand Union for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recovery of holders of claims and equity interests and Grand Union's liquidation analysis are set forth in Section VIII above, entitled 'CONFIRMATION OF THE PLAN OF REORGANIZATION--Requirements for Confirmation of the Plan of Reorganization-- Requirements of Section 1129(a) of the Bankruptcy Code--Best Interests Test.' Grand Union believes that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan of Reorganization because of (a) the likelihood that the assets of Grand Union would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (b) additional administrative expenses involved in the appointment of a trustee, and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of Grand Union's operations. In a chapter 7 liquidation, Grand Union believes that there would be no distribution to the holders of equity interests.

B. Alternative Plan of Reorganization

     If the Plan of Reorganization is not confirmed, Grand Union (or if Grand Union's exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different chapter 11 plan of reorganization. Such a plan of reorganization might involve either a reorganization and continuation of Grand Union's business or an orderly liquidation of its assets under chapter 11. With respect to an alternative plan, Grand Union has explored various alternatives in connection with the formulation and development of the Plan of Reorganization. Grand Union believes that the Plan of Reorganization, as described herein, enables creditors and equity holders to realize the most value under the circumstances. In a liquidation under chapter 11, Grand Union's assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, Grand Union believes that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors and equity holders than the Plan of Reorganization because of the greater return provided by the Plan of Reorganization.

                                      XI.
                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                         OF THE PLAN OF REORGANIZATION

     The following discussion summarizes certain federal income tax consequences of the implementation of the Plan of Reorganization to Grand Union and certain holders of claims and equity interests. The following summary does not address the federal income tax consequences to (i) holders whose claims are entitled to reinstatement or payment in full in cash under the Plan of Reorganization (e.g., holders of Priority Non-Tax Claims), or (ii) holders whose equity interests are extinguished (e.g., holders of Old Warrants).

     The following summary is based on the Tax Code, Treasury regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service ('IRS') as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

     The federal income tax consequences of the Plan of Reorganization are complex and are subject to significant uncertainties. Grand Union has not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan of Reorganization. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan of Reorganization, nor does it purport to address the federal income tax consequences of the Plan of Reorganization to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

     ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR EQUITY INTEREST. ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN OF REORGANIZATION.

A. Consequences to Grand Union

     Grand Union expects to report a consolidated net operating loss ('NOL') carryforward for federal income tax purposes of approximately $220 million for its taxable year ended March 31, 1998 and expects to incur additional NOLs during its current taxable year. A portion of such NOL carryforwards is subject to prior limitations, and the amount of such NOL carryforwards and other losses remain subject to adjustment by the IRS. See Item 8, 'Financial Statements' in the Annual Report on Form 10-K, annexed as Exhibit 2 to the Disclosure Statement, Note 6 (Income Taxes). Moreover, as discussed below, such NOL carryforwards (and possibly certain other tax attributes of Grand Union) may be reduced or subject to limitation upon the implementation of the Plan of Reorganization.

  1. Cancellation of Debt

     In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes--such as its NOL carryforwards and current year NOLs, tax credits, and tax basis in assets--by the amount of any cancellation of debt ('COD'). COD is the amount by which the indebtedness discharged exceeds any consideration given in exchange therefor. Any reduction in tax attributes generally occurs on a separate company basis, even though Grand Union files a consolidated federal income tax return. As a result of the discharge of the allowed Old Senior Note Claims pursuant to the Plan of Reorganization, Grand Union will suffer COD and attribute reduction, except to the extent that one or more statutory exceptions to COD and attribute reduction apply (such as where the payment of the cancelled debt would have given rise to a tax deduction). Grand Union believes that it will recognize significant COD, which will result in significant attribute reduction for federal income tax purposes. The extent of such COD and resulting attribute reduction will depend on the fair market value of the New Common Stock distributed in discharge of the allowed Old Senior Note Claims. Based on the estimated reorganization value of Grand Union (see Section V above, entitled 'PROJECTIONS AND VALUATION ANALYSIS'), Grand Union anticipates that such attribute reduction will substantially reduce or eliminate its NOL carryforwards and any NOLs that it incurs in its current taxable year and may reduce the tax basis in its assets.

  2. Limitations on NOL Carryforwards and Other Tax Attributes

     Following the implementation of the Plan of Reorganization, any consolidated NOLs (and carryforwards thereof) and certain other tax attributes of Grand Union allocable to periods prior to the Consummation Date also will be subject to the limitations imposed by Section 382 of the Tax Code.

     Under Section 382, if a corporation undergoes an 'ownership change,' the amount of its pre-change losses that may be utilized to offset future taxable income is, in general, subject to an annual limitation. Such limitation also may apply to certain losses or deductions which are 'built-in' (i.e., economically accrued but unrecognized) as of the date of the ownership change that are subsequently recognized. The issuance of New Common Stock pursuant to the Plan of Reorganization will constitute an ownership change of Grand Union.

     The amount of the annual limitation to which Grand Union would be subject generally should be equal to the product of (i) the lesser of the value of the equity of Reorganized Grand Union immediately after the ownership change or the value of Grand Union's consolidated gross assets immediately before such change (with certain adjustments) and (ii) the 'long-term tax exempt rate' in effect for the month in which the ownership change occurs (5.05% for ownership changes occurring in May 1998). However, if Grand Union does not continue its historic business or use a significant portion of its business assets in a new business for two years after the ownership change, the annual limitation would be zero.

     As stated above, Section 382 also can operate to limit built-in losses recognized subsequent to the date of the ownership change. If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and all items of 'built-in' income and deductions), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as a pre-change loss and similarly will be subject to the annual limitation. Conversely, if the loss corporation has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. In general, a loss corporation's net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. Based on the estimated reorganization value of Grand Union (see Section V above, entitled 'PROJECTIONS AND VALUATION ANALYSIS'), Grand Union currently anticipates that it will be in a net unrealized built-in gain position on the Consummation Date.

     An exception to the foregoing annual limitation (and built-in gain and loss) rules generally applies where qualified (so-called 'old and cold') creditors of the debtor receive at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed chapter 11 plan. Under this exception, a debtor's pre-change losses are not limited on an annual basis but are reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of the debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

     An old and cold creditor includes a creditor who has held its debt for at least 18 months prior to the chapter 11 case. In addition, any stock received by a creditor who does not become a direct or indirect 5% shareholder of the reorganized debtor generally will be treated as received by an old and cold creditor, other than in the case of any creditor whose participation in the plan makes evident to the debtor that the creditor has not owned the debt for the requisite period. Accordingly, subject to any subsequent trading in the Old Senior Note Claims, Grand Union anticipates that it would qualify for this exception. However, if Grand Union so desires it may elect not to apply this exception and instead remain subject to the annual limitation and built-in gain and loss rules described above.

  3. Alternative Minimum Tax

     In general, an alternative minimum tax ('AMT') is imposed on a corporation's alterative minimum taxable income at a 20% rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as recomputed for AMT purposes).

     In addition, if a corporation undergoes an 'ownership change' within the meaning of Section 382 of the Tax Code and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation's aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

     Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

B. Consequences to Holders of Old Senior Note Claims

     Pursuant to the Plan of Reorganization, holders of Old Senior Note Claims will receive, in exchange for their allowed claims, New Common Stock.

     The federal income tax consequences of the Plan of Reorganization to a holder of an Old Senior Note Claim depends, in part, on whether such claims constitute 'securities' for federal income tax purposes. The term 'security' is not defined in the Tax Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a 'security' depends upon an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities. The following discussion assumes that the Old Senior Note Claims constitute 'securities' for federal income tax purposes. However, each holder is urged to consult its tax advisor regarding the status of such claims.

  1. Gain or Loss

     In general, each holder of an allowed Old Senior Note Claim will not recognize any gain or loss upon implementation of the Plan of Reorganization (except possibly in respect of any claim for accrued interest). See 'Distributions in Discharge of Accrued Interest,' below. Accordingly, a holder's aggregate tax basis in the New Common Stock received in satisfaction of its claim will equal the holder's adjusted tax basis in its claim (including any claim for accrued interest), increased by any interest income recognized in respect of its claim and decreased by any deduction claimed in respect of any unpaid previously accrued interest. In general, the holder's holding period for the New Common Stock received will include the holder's holding period for the claim, except to the extent the New Common Stock was issued in respect of a claim for accrued interest.

  2. Distributions in Discharge of Accrued Interest

     Pursuant to the Plan of Reorganization, all distributions in respect of allowed Old Senior Note Claims will be allocated first to the principal amount of the Old Senior Notes, with any excess allocated to unpaid accrued interest. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes. In general, to the extent any amount received (whether stock, cash or other property) by a holder of a debt is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. Each holder of an Old Senior Note Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

  3. Subsequent Sale of New Common Stock

     Any gain recognized by a holder upon a subsequent taxable disposition of New Common Stock received pursuant to the Plan of Reorganization in satisfaction of an Old Senior Note Claim (or any stock or other property received for it in a later tax-free exchange) will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its claim and any ordinary loss deduction incurred upon satisfaction of its claim, less any income (other than interest income) recognized by the holder upon satisfaction of its claim, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holder's claim had been satisfied in full but which was not included by reason of the cash method of accounting.

     In addition, the Treasury Department is expected to promulgate regulations that will provide that any accrued 'market discount' not treated as ordinary income upon a tax-free exchange of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan of Reorganization, any holder of an Old Senior Note Claim which has accrued market discount would carry over such accrued market discount to the New Common Stock received pursuant to the Plan of Reorganization, such that any gain recognized by the holder upon a subsequent disposition of such New Common Stock also would be treated as ordinary income to the extent of any accrued market discount not previously included in income. In general, a claim will have accrued 'market discount' if such claim was acquired after its original issuance at a discount to its adjusted issue price.

  4. Withholding

     All distributions to holders of allowed claims under the Plan of Reorganization are subject to any applicable withholding. Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to 'backup withholding' at a 31% rate. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ('TIN'), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

C. Consequences to Holders of Old Preferred Stock

     Pursuant to the Plan of Reorganization, holders of Old Preferred Stock will receive, in exchange for their allowed Old Preferred Stock Interests, New Warrants.

     In general, a holder of Old Preferred Stock will recognize gain or loss (subject to the 'wash sale' rules discussed below) in an amount equal to the difference between (i) the fair market value of the warrants received by such holder and (ii) the tax basis in its Old Preferred Stock. The character of any gain or loss recognized as long-term, mid-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Old Preferred Stock constitutes a capital asset in the hands of the holder, and whether the Old Preferred Stock has been held for more than eighteen months or one year at the Consummation Date.

     To the extent a loss would otherwise be recognizable on the exchange, such loss may be effectively deferred under the 'wash sale' rules of the Tax Code.
Section 1091(a) of the Tax Code provides for the disallowance of a loss on the sale or other disposition of shares of stock or securities where it appears that, within a period beginning 30 days before the date of such sale or disposition and ending 30 days after such date, the holder acquired, or has entered into a contract or option to acquire, substantially identical stock or securities. If the Old Preferred Stock Interests and the New Common Stock receivable upon exercise of the New Warrants are considered 'substantially identical' and the exchange of Old Preferred Stock Interests for the New Warrants results in a loss to the holder, such loss may be disallowed and added to the tax basis of the New Warrants received. The extent to which such loss would be disallowed is unclear. Holders of Old Preferred Stock Interests should consult their tax advisors.

D. Consequences to Holders of Old Common Stock

     Pursuant to the Plan of Reorganization, holders of Old Common Stock Interests will receive, in cancellation of their allowed Common Stock Interests, Series 1 Warrants. However, under section 7.13 of the Plan of Reorganization, any holder of Old Common Stock that does not desire to receive any consideration in cancellation of its shares of Old Common Stock may send a letter to Grand Union so directing.

     A holder of Old Common Stock Interests that receives Series 1 Warrants in cancellation of its Old Common Stock Interests generally will recognize gain or, subject to the 'wash sale' rules of the Tax Code, loss in an amount equal to the difference between (i) the fair market value of the Series 1 Warrants received by such holder and (ii) the tax basis in its Old Common Stock. To the extent a loss would otherwise be recognizable on the exchange, such loss will be disallowed, either in whole or in part, under Section 1091 (the 'wash sale' rules) of the Tax Code and added to the tax basis of the Series 1 Warrants received. The extent to which such loss would be disallowed is unclear. Holders of Old Common Stock Interests should consult their tax advisors. The character of any gain or loss recognized as long-term, mid-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Old Common Stock Interests constitute a capital asset in the hands of the holder, and whether the Old Common Stock Interests have been held for more than eighteen months or one year at Consummation Date.

     In addition, holders of Old Common Stock Interests who acquired their stock under The Grand Union Company Associate Stock Purchase Plan should consult their tax advisors regarding the particular tax consequences to them of the cancellation of their stock pursuant to the Plan of Reorganization.

     THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN OF REORGANIZATION.

                                      XII.
                                   CONCLUSION

     Grand Union believes the Plan of Reorganization is in the best interests of all creditors and equity holders and urges the holders of impaired claims in Class 4 (Old Senior Note Claims) and impaired interests in Class 6 (Old Preferred Stock Interests) to vote to accept the Plan of Reorganization and to evidence such acceptance by returning their Ballots so that they will be received not later than 5:00 p.m. (Eastern Time) on June 22, 1998.

May 22, 1998
                                       Respectfully submitted,
                                       The Grand Union Company

                                       By: /s/ JEFFREY P. FREIMARK
                                               ---------------------------------
                                       Name: Jeffrey P. Freimark
                                       Title: Executive Vice President and
                                                Chief Financial Officer

CO-ATTORNEYS:

/s/ JEFFREY L. TANENBAUM
---------------------------------
Jeffrey L. Tanenbaum (JT 9797)
Judy G.Z. Liu (JL 6449)
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

/s/ HOWARD S. GREENBERG
--------------------------------
Howard S. Greenberg (HSG 8559)
Ravin, Greenberg & Marks, P.A.
101 Eisenhower Parkway
Roseland, NJ 07068
(973) 226-1500

                                   EXHIBIT 1
                             PLAN OF REORGANIZATION

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF NEW JERSEY

 ..............................................................................


In re

THE GRAND UNION COMPANY,

                  Debtor.
                                                          Chapter 11 Case No.
                                                          98 B

 ..............................................................................




                         DEBTOR'S PLAN OF REORGANIZATION
                         -------------------------------
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                    ---------------------------------------

WEIL, GOTSHAL & MANGES LLP                RAVIN, GREENBERG & MARKS, P.A.
Co-Attorneys for The Grand                Co-Attorneys for The Grand
  Union Company                             Union Company
767 Fifth Avenue                          101 Eisenhower Parkway
New York, New York 10153                  Roseland, NJ 07068
(212) 310-8000                            (973) 226-1500




Dated: June [  ], 1998

                               TABLE OF CONTENTS
                                                                                                                            Page
                                                                                                                           -----
DEBTOR'S PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE..................................................       1
SECTION 1.       DEFINITIONS AND INTERPRETATION..........................................................................       1
                 A.      Definitions.....................................................................................       1
                 B.      Interpretation; Application of Definitions and Rules of Construction............................       5
SECTION 2.       PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS.........................
                                                                                                                                5
                 2.1.    Administrative Expense Claims...................................................................       5
                 2.2.    Priority Tax Claims.............................................................................       6
SECTION 3.       CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS...........................................................       6
SECTION 4.       PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS.................................................       6
                 4.1.    Priority Non-Tax Claims (Class 1)...............................................................       6
                 4.2.    Supplemental Term Loan Claims (Class 2).........................................................       6
                 4.3.    Other Secured Claims (Class 3)..................................................................       6
                 4.4.    Old Senior Note Claims (Class 4)................................................................       7
                 4.5.    General Unsecured Claims (Class 5)..............................................................       7
                 4.6.    Old Preferred Stock Interests (Class 6).........................................................       7
                 4.7.    Old Common Stock Interests (Class 7)............................................................       7
                 4.8.    Old Warrants (Class 8)..........................................................................       7
SECTION 5.       IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION OF THIS PLAN OF
                 REORGANIZATION..........................................................................................       7
                 5.1.    Holders of Claims and Equity Interests Entitled to Vote.........................................       7
SECTION 6.       MEANS OF IMPLEMENTATION.................................................................................       7
                 6.1.    Exit Facility...................................................................................       7
                 6.2.    Issuance of New Securities......................................................................       7
                 6.3.    Registration Rights Agreement...................................................................       7
                 6.4.    New Warrant Agreement...........................................................................       8
                 6.5.    Cancellation of Existing Securities and Agreements..............................................       8
                 6.6.    Corporate Action................................................................................       8
SECTION 7.       PROVISIONS GOVERNING DISTRIBUTIONS......................................................................       8
                 7.1.    Date of Distributions...........................................................................       8
                 7.2.    Disbursing Agent................................................................................       8
                 7.3.    Surrender of Instruments........................................................................       8
                 7.4.    Compensation of Professionals...................................................................       9
                 7.5.    Delivery of Distributions.......................................................................       9
                 7.6.    Manner of Payment Under Plan of Reorganization..................................................       9
                 7.7.    Fractional Shares...............................................................................       9
                 7.8.    Setoffs and Recoupment..........................................................................       9
                 7.9.    Distributions After Consummation Date...........................................................       9
                 7.10.   Rights and Powers of Disbursing Agent...........................................................       9
                 7.11.   Exculpation.....................................................................................       9
                 7.12.   Allocation Relating to Old Senior Notes.........................................................      10
                 7.13.   Voluntary Cancellation of Old Common Stock; Return of Warrants..................................      10
                 7.14    Allowance of Certain Claims.....................................................................      10
SECTION 8.       PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER PLAN OF REORGANIZATION....................................      10
                 8.1.    Disputed Claims.................................................................................      10
                 8.2.    Objections to Claims............................................................................      10
                 8.3.    No Distributions Pending Allowance..............................................................      11
                 8.4.    Distributions After Allowance...................................................................      11
SECTION 9.       PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES...........................................      11
SECTION 10.      CONDITIONS PRECEDENT TO CONSUMMATION DATE...............................................................      11
                 10.1.   Conditions Precedent to Consummation Date of Plan of Reorganization.............................      11
                 10.2.   Waiver of Conditions Precedent..................................................................      11

                                       i

SECTION 11.      EFFECT OF CONFIRMATION..................................................................................      11
                 11.1.   Vesting of Assets...............................................................................      11
                 11.2.   Binding Effect..................................................................................      12
                 11.3.   Discharge of Debtor.............................................................................      12
                 11.4.   Term of Injunctions or Stays....................................................................      12
                 11.5.   Indemnification Obligations.....................................................................      12
                 11.6.   Limited Release.................................................................................      12
SECTION 12.      WAIVER OF CLAIMS........................................................................................      12
                 12.1.   Avoidance Actions...............................................................................      12
SECTION 13.      RETENTION OF JURISDICTION...............................................................................      12
SECTION 14.      MISCELLANEOUS PROVISIONS................................................................................      13
                 14.1.   Payment of Statutory Fees.......................................................................      13
                 14.2.   Retiree Benefits................................................................................      13
                 14.3.   Benefit Plans...................................................................................      13
                 14.4.   Administrative Expenses Incurred After the Confirmation Date....................................      13
                 14.5.   Section 1125(e) of the Bankruptcy Code..........................................................      14
                 14.6.   Compliance with Tax Requirements................................................................      14
                 14.7.   Severability of Plan Provisions.................................................................      14
                 14.8.   Governing Law...................................................................................      14
                 14.9.   Notices.........................................................................................      14


Exhibit to Plan of Reorganization
Exhibit A        New Warrant Agreement

                        DEBTOR'S PLAN OF REORGANIZATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

     The Grand Union Company proposes the following chapter 11 Plan of Reorganization, dated as of [date], 1998, pursuant to section 1121(a) of the Bankruptcy Code:

SECTION 1. DEFINITIONS AND INTERPRETATION

A. Definitions.

     The following terms used herein shall have the respective meanings defined below:

     1.1. Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Reorganization Case allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtor's estate, (b) any actual and necessary costs and expenses of operating the Debtor's business, (c) any indebtedness or obligations incurred or assumed by the Debtor in Possession during the Reorganization Case, including, without limitation, the DIP Obligations, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 or 503 of the Bankruptcy Code, and (e) any fees or charges assessed against the Debtor's estate under section 1930, title 28, United States Code.

     1.2. Agent means Bankers Trust Company, as agent under the Credit Agreement (prior to the Petition Date) and the BT DIP Credit Agreement (on and after the Petition Date), or any successor agent appointed in accordance with such agreements.

     1.3. Allowed means, with reference to any Claim or Equity Interest, (a) any Claim or Equity Interest as to which no objection to allowance has been interposed on or before the Confirmation Date or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Equity Interest as to which the liability of the Debtor and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court or (c) any Claim or Equity Interest expressly allowed hereunder.

     1.4. Alternate DIP Credit Agreement means a debtor-in-possession credit facility that the Debtor may obtain from lender(s) other than the lenders under the BT DIP Credit Agreement on terms and conditions that are more favorable to Grand Union than the BT DIP Credit Facility and reasonably acceptable to Grand Union and an Unofficial Noteholder Committee Majority; provided, however, that the Alternate DIP Credit Agreement shall (a) be consistent with the Credit Agreement, (b) provide for the satisfaction in full of all Tranche A/B Claims from the first advances made under such agreement, or if such facility does not provide for the satisfaction in full of such claims in such manner, the lenders who hold Tranche A/B Claims shall have consented to the terms of the Alternate DIP Credit Agreement, (c) not affect the Supplemental Term Loan Claims, which will be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, (d) not be in an amount in excess of $172,022,020 without
(i) the consent of the lenders who hold the requisite majority of Supplemental Term Loan Claims necessary to bind such lenders or (ii) providing adequate protection to such lenders as provided in the Credit Agreement, and (e) so long as any Tranche A/B Claims remain outstanding, not grant to the lenders under such Alternate DIP Credit Agreement any liens or priorities which are senior to, or pari passu with, the liens and priorities of the holders of Tranche A/B Claims.

     1.5. Bankruptcy Code means title 11, United States Code, as applicable to the Reorganization Case, as in effect on the Confirmation Date.

     1.6. Bankruptcy Court means the United States District Court for the District of New Jersey having jurisdiction over the Reorganization Case and, to the extent of any reference made under section 157, title 28, United States Code, the unit of such District Court having jurisdiction over the Reorganization Case under section 151, title 28, United States Code.

     1.7. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075, title 28, United States Code, as amended from time to time, applicable to the Reorganization Case, and any Local Rules of the Bankruptcy Court.

     1.8. Benefit Plans means all benefit plans, policies and programs sponsored by The Grand Union Company, including, without limitation, all savings plans, retirement pension plans, The Grand Union Company Executive Annual Incentive Bonus Plan as amended as described in the Disclosure Statement, The Grand Union Company 1995 Equity Incentive Plan and The Grand Union Company 1995 Non-Employee Directors' Stock Option Plan.

     1.9. BT DIP Credit Agreement means the Debtor-In-Possession Credit Agreement among the Debtor, the Agent, and the Secured Banks, dated as of the Petition Date, which amends and restates the Credit Agreement in accordance with that certain commitment letter dated March 19, 1998 among such parties and as described in section III.A. of the Disclosure Statement.

     1.10. BT Exit Facility Commitment means that certain commitment for an exit facility in the aggregate principal amount of $250 million provided by Bankers Trust, as agent for lenders to be party thereto, and evidenced by that certain commitment letter dated March 19, 1998.

     1.11. Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

     1.12. Cash means legal tender of the United States of America.

     1.13. Certificates of Elimination means the certificates to be filed by Reorganized Grand Union with the Secretary of State of the State of Delaware to cancel the certificates of designation relating to the Old Preferred Stock Interests in accordance with sections 6.5 and 6.6 hereof.

     1.14. Claim means (a) any right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, known or unknown, or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, known or unknown.

     1.15. Class means any group of substantially similar Claims or Equity Interests classified by this Plan of Reorganization pursuant to section 1129(a)(1) of the Bankruptcy Code.

     1.16. Collateral means any property or interest in property of the Debtor's estate subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code.

     1.17. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

     1.18. Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan of Reorganization, as such hearing may be adjourned or continued from time to time.

     1.19. Confirmation Order means the order of the Bankruptcy Court confirming this Plan of Reorganization, which shall be in a form reasonably acceptable to the Debtor, an Unofficial Noteholder Committee Majority, holders of the requisite majority of outstanding Secured Credit Agreement Claims or DIP Obligations as of the Confirmation Date necessary to bind such holders, and the holders of two-thirds of the number of shares constituting the Old Preferred Stock Interests; but, with respect to such Old Preferred Stock Interests, only to the extent that such order affects such interests.

     1.20. Consummation Date means the first Business Day on which all the conditions precedent to the Consummation Date specified in section 10.1 hereof shall have been satisfied or waived as provided in section 10.2 hereof; provided, however, that if a stay of the Confirmation Order is in effect, the Consummation Date shall be the first Business Day after such stay is no longer in effect.

     1.21. Credit Agreement means the Amended and Restated Credit Agreement, among the Debtor, the Agent and the Secured Banks, dated as of June 15, 1995, as amended.

     1.22. Debtor means The Grand Union Company, a Delaware corporation, the debtor in the Reorganization Case.

     1.23. Debtor in Possession means the Debtor in its capacity as a debtor in possession in the Reorganization Case under sections 1107(a) and 1108 of the Bankruptcy Code.

     1.24. DIP Credit Agreement means (i) the BT DIP Credit Agreement or (ii) the Alternate DIP Credit Agreement.

     1.25. DIP Obligations means all obligations under the DIP Credit Agreement exclusive, in the case of the BT DIP Credit Agreement, of any obligations with respect to Supplemental Term Loan Claims.

     1.26. Disbursing Agent means any entity in its capacity as a disbursing agent under section 7.2 hereof.

     1.27. Disclosure Statement means that certain disclosure document relating to the Debtor's Plan of Reorganization, including, without limitation, all exhibits and schedules thereto, distributed to the holders of Old Senior Notes and Old Preferred Stock Interests on May 22, 1998 in reliance upon the exemption from registration specified in section 3(a)(9) of the Securities Act.

     1.28. Disputed Claim means, with respect to a Claim or Equity Interest, any such Claim or Equity Interest proof of which was filed with the Bankruptcy Court and (a) which has been or hereafter is listed on the Schedules as unliquidated, disputed or contingent, and which has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, or (b) as to which the Debtor or any other party in interest has interposed a timely objection in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection has not been withdrawn or determined by a Final Order. Prior to (i) the time an objection has been filed and (ii) the expiration of the time within which to object to such Claim or Equity Interest set forth herein or otherwise established by order of the Bankruptcy Court, a Claim or Equity Interest shall be considered a Disputed Claim or Disputed Equity Interest to the extent that the amount of the Claim or Equity Interest specified in a proof of Claim or Equity Interest exceeds the amount of the Claim or Equity Interest scheduled by the Debtor as not disputed, contingent or unliquidated.

     1.29. Exchange Act means the Securities and Exchange Act of 1934, as amended.

     1.30. Exit Facility means (i) that certain term loan and working capital facility in the aggregate principal amount of $300 million to be provided by the lenders to be party thereto, SBC Warburg Dillon Read and Lehman Brothers Inc., as co-arrangers and advisors, Swiss Bank Corporation, as syndication agent, and Lehman Commercial Paper Inc., as administrative agent, for the operation of the Debtor's business after the Consummation Date, which facility is to be evidenced by the Exit Facility Documents, or (ii) such other exit facility that the Debtor may obtain on terms and conditions that are reasonably acceptable to the Debtor and an Unofficial Noteholder Committee Majority.

     1.31. Exit Facility Documents means the documents evidencing the Exit Facility to be executed on the Consummation Date by Reorganized Grand Union, the lenders to be party thereto and the respective agents and arrangers for such Exit Facility in a form reasonably acceptable to the Debtor and an Unofficial Noteholder Committee Majority.

     1.32. Equity Interest means the interest of any holder of equity securities of the Debtor represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in the Debtor, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire any such interest.

     1.33. Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Case, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

     1.34. General Unsecured Claim means any Unsecured Claim other than an Old Senior Note Claim.

     1.35. Lien means any charge against, encumbrance upon or other interest in property, the purpose of which is to secure payment of a debt or performance of an obligation.

     1.36. New Common Stock means the shares of common stock of Reorganized Grand Union to be issued and outstanding as of the Consummation Date.

     1.37. New Warrants means the Series 1 Warrants, the Series 2 Warrants and the Series 3 Warrants, which are issued pursuant to, and exercisable in accordance with, the terms and conditions of the New Warrant Agreement.

     1.38. New Warrant Agreement means the warrant agreement governing the issuance of the New Warrants, a copy of which is annexed hereto as Exhibit A.

     1.39. Old Common Stock Interest means any Equity Interest other than an Old Preferred Stock Interest and an Old Warrant, including all rights, interests and Claims (including Claims for fraud, misrepresentation, rescission, reimbursement, contribution or damages) arising under or in connection with (i) all agreements entered into by the Debtor in connection with the issuance of such interests or (ii) the purchase or sale of such interests.

     1.40. Old Indenture means that certain Indenture, dated as of June 15, 1995, between the Debtor and the Old Indenture Trustee relating to the Old Senior Notes.

     1.41. Old Indenture Trustee means IBJ Schroder Bank & Trust Company or a successor indenture trustee appointed in accordance with the Old Indenture.

     1.42. Old Preferred Stock Interest means any of the issued and outstanding shares of the Debtor's Class A Convertible Preferred Stock and the Debtor's Class B Convertible Preferred Stock, including all rights, interests and Claims (including Claims for fraud, misrepresentation, rescission, reimbursement, contribution or damages) arising under or in connection with (i) all agreements entered into by the Debtor in connection with the issuance of such interests or
(ii) the purchase or sale of such interests.

     1.43. Old Senior Note Claim means a Claim arising under or in connection with the Old Senior Notes and the Old Indenture.

     1.44. Old Senior Notes mean those 12% senior notes due September 1, 2004 issued by the Debtor under the Old Indenture.

     1.45. Old Warrants means all incentive stock options, non-qualified stock options and stock appreciation rights granted under any Debtor-sponsored stock option plans and any other options, warrants or rights, contractual or otherwise, if any, to acquire an Equity Interest, including the warrants issued pursuant to the Warrant Agreement, dated as of June 15, 1995, between the Debtor and American Stock Transfer & Trust Company, as Warrant Agent.

     1.46. Other Secured Claims means any Secured Claim not constituting a Secured Credit Agreement Claim.

     1.47. Petition Date means [date], 1998, the date on which the Debtor commenced its Reorganization Case.

     1.48. Plan of Reorganization means this Plan of Reorganization dated as of [date], 1998, including, without limitation, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

     1.49. Priority Non-Tax Claim means any Claim other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(2), (3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

     1.50. Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

     1.51. Ratable Proportion means, with reference to any distribution on account of any Claim or Equity Interest in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Claim or number of shares evidencing such Equity Interests, as applicable, bears to the aggregate amount of Claims or aggregate number of outstanding shares of Equity Interests in the same Class, as applicable.

     1.52. Registration Rights Agreement means a Registration Rights Agreement to be signed by Reorganized Grand Union for the benefit of certain holders of Old Senior Note Claims that receive New Common Stock under this Plan of Reorganization, containing such terms as are described in section IV.C.3.d. of the Disclosure Statement, in a form reasonably acceptable to the Debtor and an Unofficial Noteholder Committee Majority.

     1.53. Reorganization Case means the Debtor's voluntary case filed with the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

     1.54. Reorganized Grand Union means the Debtor, as it will be reorganized as of the Consummation Date in accordance with this Plan of Reorganization.

     1.55. Schedules means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtor under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through the Confirmation Date.

     1.56. Secured Banks means the lending institutions party to the Credit Agreement.

     1.57. Secured Claim means a Claim secured by a Lien on Collateral to the extent of the value of such Collateral (i) as set forth in this Plan of Reorganization, (ii) as agreed to by the holder of such Claim and the Debtor (with the consent of an Unofficial Noteholder Committee Majority, which shall not be unreasonably withheld) or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

     1.58. Secured Credit Agreement Claim means the Tranche A/B Claims and the Supplemental Term Loan Claims.

     1.59. Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     1.60. Senior Managers means each of J. Wayne Harris, Jack W. Partridge, Jr., Gary M. Philbin and Jeffrey P. Freimark, who serve as senior managers of the Debtor.

     1.61. Senior Management Employment Agreements means (i) that certain employment agreement between the Debtor and J. Wayne Harris, dated August 1, 1997, (ii) that certain employment agreement between the Debtor and Jack W. Partridge, dated January 5, 1998, (iii) that certain employment agreement between the Debtor and Gary M. Philbin, dated October 3, 1997, (iv) the amendments to each of such employment agreements to be executed prior to the Petition Date, which amendments shall contain such terms as are described in section IV.H. of the Disclosure Statement, and (v) that certain employment agreement between the Debtor and Jeffrey P. Freimark to be entered into prior to the Petition Date and which shall contain the terms described in section IV.H.4. of the Disclosure Statement; provided, however, that (a) the effectiveness of such amendments and the agreement with Mr. Freimark are subject to the occurrence of the Consummation Date and (b) such amendments and agreements, including any option provisions in (or entered into in connection with) any amendments or agreements, shall be in a form reasonably acceptable to the Debtor and an Unofficial Noteholder Committee Majority.

     1.62. Series 1 Warrants means the five-year warrants to purchase an aggregate of 4,324,015 shares of New Common Stock, representing the right to purchase in the aggregate approximately 12% of the shares of New Common Stock at an exercise price of $19.82 per share, consisting of rights to purchase (i) 3,783,513 shares (representing approximately 10.5% of the shares of New Common Stock), which will be issued in accordance with section 4.6 hereof and the New Warrant Agreement and (ii) 540,502 shares (representing approximately 1.5% of the shares of New Common Stock), which will be issued in accordance with section
4.7 hereof and the New Warrant Agreement.

     1.63. Series 2 Warrants means the five-year warrants to purchase an aggregate of 942,791 shares of New Common Stock, representing the right to purchase in the aggregate approximately 2.5% of the shares of New Common Stock at an exercise price of $23.15 per share, to be issued in accordance with section 4.6 hereof and the New Warrant Agreement.

     1.64. Series 3 Warrants means the four-year warrants to purchase an aggregate of 306,122 shares of New Common Stock, representing the right to purchase in the aggregate approximately 1% of the shares of New Common Stock at an exercise price of $12.32 per share, to be issued in accordance with section
4.6 hereof and the New Warrant Agreement.

     1.65. Supplemental Term Loan Claim means any Claim arising under or in connection with the Supplemental Term Loan (as defined in the Credit Agreement) or any note issued in connection therewith, which Supplemental Term Loan Claim shall not be converted to a DIP Obligation arising under or in connection with the BT DIP Credit Agreement, in accordance with the terms of such BT DIP Credit Agreement and any order of the Bankruptcy Court approving such BT DIP Credit Agreement; provided, however, that all fees and expenses reimbursable under the Credit Agreement (including, without limitation, all fees and expenses of the Agent and its financial and legal advisors) shall be deemed Tranche A/B Claims.

     1.66. Tort Claim means any Claim related to personal injury, property damage, products liability or other similar Claims against the Debtor.

     1.67. Tranche A/B Claim means any Claim under the Credit Agreement that is not a Supplemental Term Loan Claim and includes any fees and expenses reimbursable under the Credit Agreement (including, without limitation, all fees and expenses of the Agent and its financial and legal advisors), all of which shall be converted to DIP Obligations in the event the BT DIP Credit Agreement is approved by Final Order of the Bankruptcy Court.

     1.68. Unofficial Noteholder Committee means the unofficial committee of holders of Old Senior Notes, whose initial members are Appaloosa Management LP, Conseco Capital Management, Contrarian Capital Advisors LLC, Farallon Capital Management, L.L.C., Lehman Brothers, Inc., Merrill Lynch Phoenix Fund, Inc., Swiss Bank Corporation, and Turnberry Capital; provided, however, that no new members shall be added to the Unofficial Noteholder Committee without the consent of the Debtor, which consent shall not be unreasonably withheld.

     1.69. Unofficial Noteholder Committee Majority means at any time, the holders of a majority in principal amount of the Old Senior Notes held in the aggregate by the members of the Unofficial Noteholder Committee at such time.

     1.70. Unsecured Claim means any Claim against the Debtor that is not an Administrative Expense Claim, a Priority Non-Tax Claim, a Priority Tax Claim or a Secured Claim.

     1.71. U.S. Trustee means the United States Trustee appointed under section 581, title 28, United States Code to serve in the District of New Jersey.

B. Interpretation; Application of Definitions and Rules of Construction.

     Unless otherwise specified, all section, schedule or exhibit references in this Plan of Reorganization are to the respective section in, article of, or schedule or exhibit to, this Plan of Reorganization, as the same may be amended, waived or modified from time to time. The words 'herein,' 'hereof,' 'hereto,' 'hereunder' and other words of similar import refer to this Plan of Reorganization as a whole and not to any particular section, subsection or clause contained in this Plan of Reorganization. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of this Plan of Reorganization. The headings in this Plan of Reorganization are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

SECTION 2. PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

     2.1. Administrative Expense Claims.

     (a) On the Consummation Date, except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment of such Administrative Expense Claim, Reorganized Grand Union shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Allowed Administrative Expense Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtor in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtor in Possession, whether or not incurred in the ordinary course of business, shall be assumed and paid by the Debtor in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

     (b) All DIP Obligations, including any Claims under the Credit Agreement which have been converted on or after the Petition Date to obligations under the BT DIP Credit Agreement in accordance with any order of the Bankruptcy Court, shall be deemed Allowed Administrative Expense Claims and paid in full in Cash on the Consummation Date in accordance with this section 2.1.

     (c) The Debtor shall pay the reasonable professional fees and expenses of the attorneys and the financial advisor to the Unofficial Noteholder Committee, the Secured Banks (including the lenders under the BT DIP Credit Agreement if utilized by the Debtor), and the Agent as Administrative Expense Claims in accordance with subsection 2.1(a) above without such parties being required to file with the Bankruptcy Court an application under section 503(b) of the Bankruptcy Code or otherwise seek approval of the Bankruptcy Court.

     2.2. Priority Tax Claims.

     On the Consummation Date, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment of such Allowed Priority Tax Claim, Reorganized Grand Union shall pay to each holder of an Allowed Priority Tax Claim Cash in an amount equal to such Allowed Priority Tax Claim. All Allowed Priority Tax Claims which are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms thereof.

SECTION 3. CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

     Claims against and Equity Interests in the Debtor are divided into the following Classes:

     Class 1--Priority Non-Tax Claims

     Class 2--Supplemental Term Loan Claims

     Class 3--Other Secured Claims

     Class 4--Old Senior Note Claims

     Class 5--General Unsecured Claims

     Class 6--Old Preferred Stock Interests

     Class 7--Old Common Stock Interests

     Class 8--Old Warrants

SECTION 4. PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS

     4.1. Priority Non-Tax Claims (Class 1).

     On the Consummation Date, except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a different treatment of such Allowed Priority Non-Tax Claim, each Allowed Priority Non-Tax Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms thereof.

     4.2. Supplemental Term Loan Claims (Class 2).

     Each Supplemental Term Loan Claim constitutes an Allowed Supplemental Term Loan Claim. On the Consummation Date, except to the extent that a holder of an Allowed Supplemental Term Loan Claim agrees to a different treatment of such Allowed Supplemental Term Loan Claim, all Supplemental Term Loan Claims shall be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, however, that (i) in accordance with the terms of the Credit Agreement, the Supplemental Term Loan Claims cannot be prepaid prior to August 31, 1998 without the consent of the lenders whose Supplemental Term Loan Claims are to be prepaid and (ii) until the Supplemental Term Loan Claims are paid in full, the amounts actually borrowed under the Exit Facility cannot exceed $172,022,020 without the consent of the holders of Supplemental Term Loan Claims.

     4.3. Other Secured Claims (Class 3).

     On the Consummation Date, except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment of such Allowed Other Secured Claim, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default. All Allowed Other Secured Claims which are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms thereof.

     4.4. Old Senior Note Claims (Class 4).

     Each Old Senior Note Claim constitutes an Allowed Old Senior Note Claim. On the Consummation Date, each holder of an Allowed Old Senior Note Claim shall receive, in full satisfaction of such Allowed Old Senior Note Claim, its Ratable Proportion of 30,000,000 shares of New Common Stock (representing 100% of the initial shares of New Common Stock), subject to dilution by the exercise of the New Warrants.

     4.5. General Unsecured Claims (Class 5).

     On the Consummation Date, except to the extent that a holder of an Allowed General Unsecured Claim agrees to a different treatment of such Allowed General Unsecured Claim, each Allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed General Unsecured Claims which are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms thereof.

     4.6. Old Preferred Stock Interests (Class 6).

     Each Old Preferred Stock Interest constitutes an Allowed Old Preferred Stock Interest. On the Consummation Date, the Old Preferred Stock Interests shall be cancelled, and each holder of Old Preferred Stock Interests shall receive, in full satisfaction of such Old Preferred Stock Interests, its Ratable Proportion of (i) 3,783,513 of the Series 1 Warrants, (ii) the Series 2 Warrants and (iii) the Series 3 Warrants.

     4.7. Old Common Stock Interests (Class 7).

     On the Consummation Date, the Old Common Stock Interests shall be cancelled and each holder of Old Common Stock Interests shall receive, with the consent of the holders of the Old Senior Notes and Old Preferred Stock Interests (to be evidenced by their vote to accept the Plan of Reorganization), its Ratable Proportion of 540,502 of the Series 1 Warrants.

     4.8. Old Warrants (Class 8).

     On the Consummation Date, the Old Warrants shall be cancelled, and each holder of Old Warrants shall not receive or retain any property or interest in property on account of such Old Warrants.

SECTION 5. IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED;
           ACCEPTANCE OR REJECTION OF THIS PLAN OF REORGANIZATION

     5.1. Holders of Claims and Equity Interests Entitled to Vote.

     Each of Class 1 (Priority Non-Tax Claims), Class 2 (Supplemental Term Loan Claims), Class 3 (Other Secured Claims) and Class 5 (General Unsecured Claims) is unimpaired by the Plan of Reorganization and the holders of Claims in each of such Classes are conclusively presumed to have accepted the Plan of Reorganization and are not entitled to vote to accept or reject this Plan of Reorganization.

     Each of Class 4 (Old Senior Note Claims) and Class 6 (Old Preferred Stock Interests) is impaired and the holders of Old Senior Note Claims and Old Preferred Stock Interests are entitled to vote to accept or reject this Plan of Reorganization.

     Each of Class 7 (Old Common Stock Interests) and Class 8 (Old Warrants) is impaired by the Plan of Reorganization and the holders of Equity Interests in each of such Classes are conclusively presumed to have rejected this Plan of Reorganization and are not entitled to vote to accept or reject this Plan of Reorganization.

SECTION 6. MEANS OF IMPLEMENTATION

     6.1. Exit Facility.

     On the Consummation Date, the Exit Facility Documents shall be executed and delivered.

     6.2. Issuance of New Securities.

     The issuance of the New Common Stock and the New Warrants by Reorganized Grand Union is hereby authorized without the need for any further corporate action.

     6.3. Registration Rights Agreement.

     The Registration Rights Agreement shall be executed and delivered by Reorganized Grand Union. Reorganized Grand Union will use its best efforts to continue to be a reporting company under the Securities Exchange Act of 1934 and listed on a nationally recognized market or exchange.

     6.4. New Warrant Agreement.

     The New Warrant Agreement shall be executed and delivered by Reorganized Grand Union and American Stock Transfer & Trust Company or any replacement agent reasonably acceptable to the Debtor, an Unofficial Noteholder Committee Majority and the holders of two-thirds of the number of shares constituting the Old Preferred Stock Interests.

     6.5. Cancellation of Existing Securities and Agreements.

     On the Consummation Date, the Old Senior Notes, the Old Preferred Stock Interests, the Old Common Stock Interests, the Old Warrants or other agreements or commitments, contractual or otherwise, obligating the Debtor to issue, transfer or sell Old Preferred Stock Interests, Old Common Stock Interests or any other capital stock of the Debtor shall be cancelled. Except for purposes of effectuating the distributions under this Plan of Reorganization on the Consummation Date, the Old Indenture shall be cancelled.

     6.6. Corporate Action.

     (a) Certificates of Elimination. On the Consummation Date or as soon thereafter as is practicable, Reorganized Grand Union shall file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 151 of the Delaware General Corporation Law, the Certificates of Elimination.

     (b) Board of Directors of Reorganized Grand Union. On the Consummation Date, the operation of Reorganized Grand Union shall become the general responsibility of its Board of Directors, subject to, and in accordance with, its certificate of incorporation and bylaws. The initial Board of Directors of Reorganized Grand Union shall consist of eleven members, eight of whom shall be selected by the Unofficial Noteholder Committee and three of whom shall be Mr.
J. Wayne Harris, Mr. Jack W. Partridge and Mr. Gary M. Philbin in their capacities as Senior Managers of the Reorganized Debtor and who shall serve as directors for the entire term of their employment agreements. Notwithstanding the foregoing, the initial Board of Directors may consist of fewer than eleven members so long as, unless the Unofficial Noteholder Committee agrees otherwise, the members of the Board of Directors who are not Senior Managers have at least five-sevenths (5/7ths) of the voting power on the Board of Directors. The initial members of the Board of Directors of Reorganized Grand Union are or shall be disclosed in the Disclosure Statement or an amendment or supplement to the Disclosure Statement or such other filing as may be made with the Bankruptcy Court.

     (c) Officers of Reorganized Grand Union. The initial officers of Reorganized Grand Union are or shall be disclosed in the Disclosure Statement or an amendment or supplement to the Disclosure Statement or such other filing as may be made with the Bankruptcy Court. The selection of officers of Reorganized Grand Union after the Consummation Date shall be as provided in its certificate of incorporation and bylaws.

SECTION 7. PROVISIONS GOVERNING DISTRIBUTIONS

     7.1. Date of Distributions.

     Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Consummation Date or as soon as practicable thereafter and deemed made on the Consummation Date. In the event that any payment or act under this Plan of Reorganization is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     7.2. Disbursing Agent.

     All distributions under this Plan of Reorganization shall be made by Reorganized Grand Union as Disbursing Agent or such other entity designated by Reorganized Grand Union as a Disbursing Agent on the Consummation Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by Reorganized Grand Union.

     7.3. Surrender of Instruments.

     As a condition to receiving any distribution under this Plan of Reorganization, each holder of an Old Senior Note, Old Preferred Stock Interest and Old Common Stock Interest must surrender such Old Senior Note, Old Preferred Stock Interest and Old Common Stock Interest to Reorganized Grand Union or its designee. Any holder of an Old Senior Note, Old Preferred Stock Interest or Old Common Stock Interest that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized Grand Union and furnish a bond in form, substance, and amount reasonably satisfactory to Reorganized Grand Union before the first anniversary of the Consummation Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution under this Plan of Reorganization.

     7.4. Compensation of Professionals.

     Each person retained or requesting compensation in the Reorganization Case pursuant to section 330 or 503(b) of the Bankruptcy Code shall be required to file an application for allowance of final compensation and reimbursement of expenses in the Reorganization Case on or before a date to be determined by the Bankruptcy Court in the Confirmation Order or any other order of the Bankruptcy Court. Objections to any application made under this section 7.4 shall be filed on or before a date to be fixed and determined by the Bankruptcy Court in the Confirmation Order or such other order.

     7.5. Delivery of Distributions.

     Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or an Allowed Equity Interest shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtor or its agents, unless the Debtor or Reorganized Grand Union, as applicable, have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Consummation Date. After such date, all unclaimed property or interest in property shall revert to Reorganized Grand Union, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

     7.6. Manner of Payment Under Plan of Reorganization.

     At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

     7.7. Fractional Shares.

     No fractional shares of New Common Stock or Cash in lieu thereof shall be distributed. No New Warrants shall be issued for fractional shares of New Common Stock. For purposes of distribution, fractional shares of New Common Stock and fractional New Warrants shall be rounded up to the next whole number.

     7.8. Setoffs and Recoupment.

     The Debtor may, but shall not be required to, setoff against, or recoup from, any Claim and the payments to be made pursuant to the Plan of Reorganization in respect of such Claim (other than Senior Note Claims, DIP Obligations or Secured Credit Agreement Claims), any claims of any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any such claim it may have against such claimant.

     7.9. Distributions After Consummation Date.

     Distributions made after the Consummation Date to holders of Disputed Claims that are not Allowed Claims as of the Consummation Date but which later become Allowed Claims shall be deemed to have been made on the Consummation Date.

     7.10. Rights and Powers of Disbursing Agent.

     (a) Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under this Plan of Reorganization,
(ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to this Plan of Reorganization, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

     (b) Expenses Incurred on or After the Consummation Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Consummation Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by Reorganized Grand Union.

     7.11. Exculpation.

     The Debtor, Reorganized Grand Union, each of the members of the Unofficial Noteholder Committee, each of the holders of Old Preferred Stock Interests, the Old Indenture Trustee and the Disbursing Agent, and their respective members, partners, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons) shall have no liability to any holder of any Claim or Equity Interest for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan of Reorganization, the solicitation of votes for and the pursuit of confirmation of this Plan of Reorganization, the consummation of this Plan of Reorganization, or the administration of this Plan of Reorganization or the property to be distributed under this Plan of Reorganization, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan of Reorganization.

     7.12. Allocation Relating to Old Senior Notes.

     All distributions to holders of Old Senior Note Claims shall be allocated first to the portion of each of such Claims representing the principal amount of the Old Senior Notes and then, to the extent the consideration exceeds such amount, to the remainder of such Claim.

     7.13. Voluntary Cancellation of Old Common Stock; Return of Warrants.

     Any holder of an Old Common Stock Interest that does not desire to receive any consideration under the Plan of Reorganization in consideration for the cancellation of its Old Common Stock Interests may send a letter to the Debtor so directing. In such event, if such holder nevertheless receives its Ratable Proportion of Series 1 Warrants in accordance with section 4.7 of this Plan of Reorganization, such holder should return such Series 1 Warrants to Reorganized Grand Union.

     7.14. Allowance of Certain Claims.

     The Supplemental Term Loan Claims and the DIP Obligations shall be allowed in full as set forth herein. On or before fifteen (15) days prior to the date first set for hearing on confirmation of the Plan of Reorganization, the Agent under the BT DIP Credit Agreement shall serve on counsel for the Debtor and the Unofficial Noteholder Committee a schedule setting forth the proposed amounts of allowed Supplemental Term Loan Claims and, in the event the BT DIP Credit Agreement is approved by the Bankruptcy Court, the DIP Obligations for each of the lenders who hold such claims as of the date such schedule is prepared. If no objection is raised by the Debtor or the Unofficial Noteholder Committee and served on the Agent under the BT DIP Credit Agreement within five (5) days after receipt of such schedule, the Supplemental Term Loan Claims and the DIP Obligations shall be deemed allowed in the amount set forth on the schedule together with such additional advances, interest, fees, expenses and other amounts which may accrue (less any repayments) subsequent to the date the schedule was prepared through and including the Consummation Date. In the event the Debtor or the Unofficial Noteholder Committee objects to the scheduled amounts, the only issue that may be determined by the Bankruptcy Court is the amount of each lender's allowed Claim.

SECTION 8. PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER PLAN OF REORGANIZATION

     8.1. Disputed Claims.

     (a) Process. Holders of Claims and Equity Interests need not file proofs of claim with the Bankruptcy Court and shall be subject to Bankruptcy Court process only to the extent provided in the Plan of Reorganization. On and after the Consummation Date, except as otherwise provided herein, all Claims shall be paid in the ordinary course of business of Reorganized Grand Union. If the Debtor disputes any Claim (including any Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Other Secured Claim or General Unsecured Claim), such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Reorganization Case had not been commenced and shall survive the Consummation Date as if the Reorganization Case had not been commenced; provided, however, that the Debtor may elect, at its sole option, to object under section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a holder of a Claim.

     (b) Tort Claims. All Tort Claims are Disputed Claims. Any unliquidated Tort Claim that is not otherwise settled or resolved pursuant to subsection 8.1(a) above shall be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in any administrative or judicial tribunal of appropriate jurisdiction. Pursuant to section 11.4 hereof, the automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be vacated as of the Consummation Date as to all Tort Claims. Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with this subsection 8.1(b) and applicable non-bankruptcy law that is no longer subject to appeal or other review shall be deemed to be an Allowed Claim in Class 5 in such liquidated amount and satisfied in accordance with this Plan of Reorganization. Nothing contained in this subsection 8.1(b) shall constitute or be deemed a waiver of any claim, right or cause of action that the Debtor or Reorganized Grand Union may have against any person in connection with or arising out of any Tort Claim, including, without limitation, any rights under section 157(b) of title 28, United States Code.

     8.2. Objections to Claims.

     Except insofar as a Claim is allowed hereunder, Reorganized Grand Union shall be entitled to object to Claims. Any objections to Claims shall be served and filed on or before the latest of (a) one hundred and twenty (120) days after the Consummation Date, (b) forty-five (45) days after a Claim is filed with the Bankruptcy Court or (c) such date as may be fixed by the Bankruptcy Court.

     8.3. No Distributions Pending Allowance.

     Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

     8.4. Distributions After Allowance.

     To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, a distribution shall be made to the holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of this Plan of Reorganization. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Equity Interest the distribution to which such holder is entitled under this Plan of Reorganization.

SECTION 9. PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     As of the Consummation Date, all executory contracts and unexpired leases that exist between the Debtor and any person are specifically assumed hereby, including the Senior Management Employment Agreements (as amended). Entry of the Confirmation Order shall constitute approval, pursuant to subsection 365(a) of the Bankruptcy Code, of such assumptions pursuant to this Plan of Reorganization.

SECTION 10. CONDITIONS PRECEDENT TO CONSUMMATION DATE

     10.1. Conditions Precedent to Consummation Date of Plan of Reorganization.

     The occurrence of the Consummation Date of this Plan of Reorganization is subject to satisfaction of the following conditions precedent:

          (a) Confirmation Order. The Clerk of the Bankruptcy Court shall have entered the Confirmation Order, and the Confirmation Order shall not have been amended or modified in a manner so as to materially and adversely affect the treatment of (i) the Secured Credit Agreement Claims, (ii) the DIP Obligations, (iii) the Old Senior Note Claims or (iv) the Old Preferred Stock Interests.

          (b) Exit Facility. The Exit Facility Documents shall have been executed and delivered and all conditions precedent to the effectiveness of such documents shall have been satisfied or waived.

          (c) New Warrant Agreement. The New Warrant Agreement shall have been executed and delivered.

          (d) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered.

          (e) Execution and Delivery of Other Documents. All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions hereof shall have been effected.

          (f) Regulatory Approvals. All authorizations, consents, and regulatory approvals required (if any) in connection with the effectiveness of this Plan of Reorganization shall have been obtained.

     10.2. Waiver of Conditions Precedent.

     Each of the conditions precedent in section 10.1 hereof may be waived, in whole or in part, by the Debtor, with the prior written consent of an Unofficial Noteholder Committee Majority and holders of the requisite majority of any Secured Credit Agreement Claims or DIP Obligations outstanding at the time of such proposed waiver necessary to bind such holders (which consent in all cases shall not be unreasonably withheld). The condition precedent in section 10.1(a)(iv) relating to the treatment of the Old Preferred Stock Interests cannot be waived without the prior written consent of the holders of two-thirds of the number of shares constituting the Old Preferred Stock Interests, which consent shall not be unreasonably withheld. Any such waivers of a condition precedent in section 10.1 hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action.

SECTION 11. EFFECT OF CONFIRMATION

     11.1. Vesting of Assets.

     On the Consummation Date, the Debtor, its properties and interests in property and its operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estate of the Debtor shall vest in Reorganized Grand Union. From and after the Consummation Date, Reorganized Grand Union may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of this Plan of Reorganization.

     11.2. Binding Effect.

     Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Consummation Date, on and after the Confirmation Date, the provisions of the Plan of Reorganization shall bind any holder of a Claim against, or Equity Interest in, the Debtor and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan of Reorganization and whether or not such holder has accepted the Plan of Reorganization.

     11.3. Discharge of Debtor.

     Except to the extent otherwise provided herein, the treatment of all Claims against or Equity Interests in the Debtor hereunder shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or Equity Interests in the Debtor of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against its estate or properties or interests in property. Except as otherwise provided herein, upon the Consummation Date, all Claims against and Equity Interests in the Debtor will be satisfied, discharged and released in full exchange for the consideration provided hereunder. Except as otherwise provided herein, all entities shall be precluded from asserting against the Debtor or Reorganized Grand Union or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Consummation Date.

     11.4. Term of Injunctions or Stays.

     Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Consummation Date.

     11.5. Indemnification Obligations.

     Subject to the occurrence of the Consummation Date, the obligations of the Debtor as of the Petition Date to indemnify, defend, reimburse or limit the liability of directors or officers who were directors or officers of the Debtor, respectively, against any claims or causes of action as provided in the Debtor's certificate of incorporation, bylaws or applicable state law, shall survive confirmation of this Plan of Reorganization, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the Petition Date.

     11.6. Limited Release.

     On the Consummation Date, the Debtor, on behalf of itself and its non-debtor subsidiaries, hereby releases the officers and directors of the Debtor and its subsidiaries holding office at any time prior to the Consummation Date, each of the members of the Unofficial Noteholder Committee, each of the Secured Banks (including the lenders under the BT DIP Credit Agreement if utilized by the Debtor), the Agent and each of the holders of Old Preferred Stock Interests and each of their respective agents, employees, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons or entities), affiliates and representatives from any and all claims or liabilities arising from or related to actions taken or omissions occurring in connection with this Plan of Reorganization or otherwise in their capacity as officers, directors, agents, members, employees, affiliates or advisors of each of the foregoing, as applicable.

SECTION 12. WAIVER OF CLAIMS

     12.1. Avoidance Actions.

     Effective as of the Consummation Date, the Debtor waives the right to prosecute any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code that belong to the Debtor or Debtor in Possession.

SECTION 13. RETENTION OF JURISDICTION

     The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Reorganization Case and this Plan of Reorganization pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

          (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

          (b) To determine any and all adversary proceedings, applications and contested matters.

          (c) To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein.

          (d) To hear and determine any timely objections to Administrative Expense Claims or to proofs of claim and equity interests, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part.

          (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.

          (f) To issue such orders in aid of execution of this Plan of Reorganization, to the extent authorized by section 1142 of the Bankruptcy Code.

          (g) To consider any amendments to or modifications of this Plan of Reorganization, or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

          (h) To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

          (i) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of this Plan of Reorganization, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

          (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

          (k) To hear any other matter not inconsistent with the Bankruptcy
     Code.

          (l) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under section 11.3 hereof.

          (m) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of this Plan of Reorganization.

          (n) To enter a final decree closing the Reorganization Case.

SECTION 14. MISCELLANEOUS PROVISIONS

     14.1. Payment of Statutory Fees.

     All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Consummation Date. Any such fees accrued after the Consummation Date will constitute an Allowed Administrative Expense Claim and be treated in accordance with section 2.1 hereof.

     14.2. Retiree Benefits.

     On and after the Consummation Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, Reorganized Grand Union shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtor has obligated itself to provide such benefits.

     14.3. Benefit Plans.

     Subject to the occurrence of the Consummation Date, all Benefit Plans will survive confirmation of this Plan of Reorganization; provided, however, that (i) The Grand Union Company Associate Stock Purchase Plan shall be terminated as of the Consummation Date and (ii) The Grand Union Company Executive Annual Incentive Bonus Plan and The Grand Union Company 1995 Equity Incentive Plan, as amended and attached to the Disclosure Statement as Exhibit 6, are each subject to a separate vote by the holders of the Old Senior Notes as reflected on their Ballots accompanying the Disclosure Statement and will be retained only if such plan is approved by the holders of a majority in principal amount of the Old Senior Notes that cast Ballots with respect thereto.

     14.4. Administrative Expenses Incurred After the Confirmation Date.

     Subject to the terms and conditions of any interim or Final Order of the Bankruptcy Court approving the DIP Credit Agreement or any order of the Bankruptcy Court authorizing the use of cash collateral, administrative expenses incurred by the Debtor or Reorganized Grand Union after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtor or Reorganized Grand Union, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval; provided, however, that no claims for professional fees and expenses incurred after the Confirmation Date shall be paid until after the occurrence of the Consummation Date.

     14.5. Section 1125(e) of the Bankruptcy Code.

     As of the Confirmation Date, the Debtor shall be deemed to have solicited acceptances of this Plan of Reorganization in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtor, each of the members of the Unofficial Noteholder Committee and each of the holders of Old Preferred Stock Interests (and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under this Plan of Reorganization, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of this Plan of Reorganization or the offer and issuance of securities under this Plan of Reorganization.

     14.6. Compliance with Tax Requirements.

     In connection with the consummation of this Plan of Reorganization, the Debtor shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

     14.7. Severability of Plan Provisions.

     In the event that, prior to the Confirmation Date, any term or provision of this Plan of Reorganization is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms. All actions taken under this section 14.7 shall require the consent of the Debtor, an Unofficial Noteholder Committee Majority and the holders of the requisite majority of any Secured Credit Agreement Claims or DIP Obligations outstanding at the time of such proposed action necessary to bind such holders, which consents shall not be unreasonably withheld. To the extent that action hereunder affects the treatment of the Old Preferred Stock Interests, such action shall require the consent of the holders of two-thirds of the number of shares constituting the Old Preferred Stock Interests, which consent shall not be unreasonably withheld.

     14.8. Governing Law.

     Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under this Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

     14.9. Notices.

     All notices, requests, and demands to or upon the Debtor to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                            The Grand Union Company
                            201 Willowbrook Boulevard
                            Wayne, New Jersey 07470
                            Attn: Glenn J. Smith, Esq.
                            Corporate Vice President and General Counsel
                            Telephone: (973) 890-6000
                            Telecopier: (973) 890-6012

                                   and

                            Weil, Gotshal & Manges LLP
                            767 Fifth Avenue
                            New York, New York 10153
                            Attn: Jeffrey L. Tanenbaum, Esq.
                            Telephone: (212) 310-8000
                            Telecopier: (212) 310-8007
                                   and
                            Ravin, Greenberg & Marks, P.A.
                            101 Eisenhower Parkway
                            Roseland, New Jersey 07068
                            Attn: Howard S. Greenberg, Esq.
                            Telephone: (973) 226-1500
                            Telecopier: (973) 226-6888

Dated: June   , 1998

                                       Respectfully submitted,
                                       The Grand Union Company
                                   By:
                                        ----------------------------------------
                                        Name:  Jeffrey P. Freimark
                                        Title: Executive Vice President and
                                               Chief Financial Officer

COUNSEL:

------------------------------------------------
Jeffrey L. Tanenbaum (JT 9797)
Judy G.Z. Liu (JL 6449)
Weil, Gotshal & Manges LLP
Co-Attorneys for The Grand Union Company
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000



------------------------------------------------
Howard S. Greenberg, Esq. (HG 8559)
Ravin, Greenberg & Marks, P.A.
101 Eisenhower Parkway
Roseland, New Jersey 07068
Telephone: (973) 226-1500

                                   EXHIBIT A
                             NEW WARRANT AGREEMENT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               WARRANT AGREEMENT
                                    between
                            THE GRAND UNION COMPANY
                                      and
                    AMERICAN STOCK TRANSFER & TRUST COMPANY
                                as Warrant Agent

                          4,324,015 Series 1 Warrants
                           942,791 Series 2 Warrants
                           306,122 Series 3 Warrants




                       Dated as of                , 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

 ARTICLE 1   DEFINITIONS...................................................    1

 ARTICLE 2   ISSUANCE OF WARRANTS..........................................    3

    2.1      Initial Issuance..............................................    3
    2.2      Initial Share Amount..........................................    3
    2.3      Form of Warrant Certificates..................................    3
    2.4      Execution of Warrant Certificates.............................    3
    2.5      Countersignature of Warrant Certificates......................    3

 ARTICLE 3   EXERCISE PERIOD...............................................    3

    3.1      Series 1 Warrants and Series 2 Warrants.......................    3
    3.2      Series 3 Warrants.............................................    3
    3.3      Expiration or Cancellation of Warrants........................    4

 ARTICLE 4   EXERCISE PRICES...............................................    4

    4.1      Series 1......................................................    4
    4.2      Series 2......................................................    4
    4.3      Series 3......................................................    4

 ARTICLE 5   EXERCISE OF WARRANTS..........................................    4

    5.1      Manner of Exercise............................................    4
    5.2      When Exercise Effective.......................................    4
    5.3      Delivery of Certificates, Etc.................................    4
    5.4      Fractional Shares.............................................    4

 ARTICLE 6   ADJUSTMENT OF THE AMOUNT OF COMMON STOCK ISSUABLE
             AND THE EXERCISE PRICES UPON EXERCISE.........................    5

    6.1      Stock Dividends, Split-ups and Combinations of Shares.........    5
    6.2      Distributions.................................................    5
    6.3      Exercise Price Adjustment.....................................    5
    6.4      Adjustments for Mergers and Consolidations....................    5
    6.5      Calculation to Nearest Cent and One-hundredth of Share........    5
    6.6      Notice of Adjustment in Exercise Price........................    5
    6.7      Other Notices.................................................    6
    6.8      No Change in Warrant Terms on Adjustment......................    6
    6.9      Treasury Shares...............................................    6

 ARTICLE 7   CONSOLIDATION, MERGER, ETC....................................    6

 ARTICLE 8   NO DILUTION OR IMPAIRMENT.....................................    6

 ARTICLE 9   REPORTS.......................................................    7

ARTICLE 10   NOTIFICATION OF CERTAIN EVENTS................................    7

   10.1      Corporate Action..............................................    7
   10.2      Available Information.........................................    7

                                                                            Page
                                                                            ----
ARTICLE 11   RESERVATION OF STOCK..........................................    7

   11.1      Reservation; Due Authorization, Etc...........................    7
   11.2      Compliance with Law...........................................    8

ARTICLE 12   PAYMENT OF TAXES..............................................    8

ARTICLE 13   LOSS OR MUTILATION............................................    8

ARTICLE 14   WARRANT REGISTRATION..........................................    8

   14.1      Registration..................................................    8
   14.2      Transfer or Exchange..........................................    8
   14.3      Valid and Enforceable.........................................    9
   14.4      Endorsement...................................................    9
   14.5      No Service Charge.............................................    9
   14.6      Cancellation..................................................    9

ARTICLE 15   WARRANT AGENT.................................................    9

   15.1      Obligations Binding...........................................    9
   15.2      No Liability..................................................    9
   15.3      Instructions..................................................    9
   15.4      Agents........................................................    9
   15.5      Cooperation...................................................    9
   15.6      Agent Only....................................................   10
   15.7      Right to Counsel..............................................   10
   15.8      Compensation..................................................   10
   15.9      Accounting....................................................   10
   15.10     No Conflict...................................................   10
   15.11     Resignation; Termination......................................   10
   15.12     Change of Warrant Agent.......................................   10
   15.13     Successor Warrant Agent.......................................   10

ARTICLE 16   REMEDIES, ETC.................................................   11

   16.1      Remedies......................................................   11
   16.2      Warrant Holder Not Deemed a Stockholder.......................   11
   16.3      Right of Action...............................................   11

ARTICLE 17   MISCELLANEOUS.................................................   11

   17.1      Notices.......................................................   11
   17.2      Governing Law and Consent to Forum............................   11
   17.3      Benefits of this Agreement....................................   12
   17.4      Agreement of Holders of Warrant Certificates..................   12
   17.5      Counterparts..................................................   12
   17.6      Amendments....................................................   12
   17.7      Consent to Jurisdiction.......................................   12
   17.8      Headings......................................................   12

                                    EXHIBITS

     Exhibit A: Form of Series 1 Warrant Certificate

     Exhibit B: Form of Series 2 Warrant Certificate

     Exhibit C: Form of Series 3 Warrant Certificate

                               WARRANT AGREEMENT

     THIS WARRANT AGREEMENT, is made and entered into as of , 1998 (the 'Agreement'), by and between THE GRAND UNION COMPANY, a Delaware corporation (the 'Company'), and AMERICAN STOCK TRANSFER & TRUST COMPANY, as Warrant Agent (the 'Warrant Agent').

                                  WITNESSETH:

     WHEREAS, in connection with the financial restructuring of the Company pursuant to its plan of reorganization (the 'Plan') and pursuant to its Chapter 11 Case (as defined herein), the Company proposes to issue three series of warrants which, in the aggregate, are exercisable to purchase up to 5,572,928 shares of Common Stock (as defined herein), subject to adjustment as provided herein (the 'Warrants'), to the holders of the Company's Old Common Stock and Old Preferred Stock (each as defined herein) in exchange for such Old Common Stock and Old Preferred Stock; and

     WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to act, in connection with the issuance, transfer, exchange, replacement and exercise of the Warrant Certificates and other matters as provided herein; and

     WHEREAS, the Company desires to enter into this Agreement to set forth the terms and conditions of the Warrants and the rights of the holders thereof;

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements set forth herein, the Company and the Warrant Agent hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     As used herein, the following terms have the following respective meanings:

     'Affiliate' means with respect to any Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, (a) 'control' when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting Common Stock (or equivalent equity interests), by contract or otherwise, and the terms 'controlling' or 'controlled' have meanings correlative to the foregoing, and (b) a subsidiary of a Person is an Affiliate of such Person and of each other subsidiary of that Person.

     'Agreement' means this Warrant Agreement, as the same may be amended or modified from time to time hereafter.

     'Bankruptcy Code' means title 11, United States Code.

     'Bankruptcy Court' means the United States Bankruptcy Court for the District of New Jersey.

     'Business Day' means any day other than a Saturday or a Sunday or a day on which commercial banking institutions in New York City, New York are authorized or required by law to be closed; provided that, in determining the period within which certificates or Warrants are to be issued and delivered at a time when shares of Common Stock (or Other Securities) are listed or admitted to trading on any national securities exchange or in the over-the-counter market and in determining the Fair Value of any securities listed or admitted to trading on any national securities exchange or in the over-the-counter market, 'Business Day' shall mean any day when the principal exchange on which such securities are then listed or admitted to trading is open for trading or, if such securities are traded in the over-the-counter market in the United States, such market is open for trading; and provided, further, that any reference in this Agreement to 'days' (unless Business Days are specified) shall mean calendar days.

     'Chapter 11 Case' means the case under Chapter 11 of the Bankruptcy Code concerning the Company which was commenced on , 1998 before the Bankruptcy Court.

     'Common Stock' means the Company's Common Stock, par value $.01 per share, as authorized from and after the Consummation Date.

     'Commission' means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act or the Exchange Act, whichever is the relevant statute for the particular purpose.

     'Company' means The Grand Union Company, a Delaware corporation.

     'Consummation Date' has the meaning specified in the Plan.

     'Exchange Act' means the Securities Exchange Act of 1934, or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be amended and in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934 shall include a reference to the comparable section, if any, of any such successor Federal statute.

     'Exercise Period' has the meaning specified in Article 3.

     'Exercise Price' has the meaning specified in Article 4.

     'Fair Value' means (i) with respect to Common Stock or any Other Security, in each case if such security is listed on one or more stock exchanges or quoted on the National Market System or SmallCap Market of NASDAQ (the 'NASDAQ Market'), the average of the closing sales prices of a share of such Common Stock or, if an Other Security in the minimum denomination in which such security is traded, on the primary national or regional stock exchange on which such security is listed or on the NASDAQ Market if quoted thereon or (ii) if the Common Stock or Other Security, as the case may be, is not so listed or quoted but is traded in the over-the-counter market (other than the NASDAQ Market), the average of the closing bid and asked prices of a share of such Common Stock or Other Security, in each case for the 30 Business Days (or such lesser number of Business Days as such Common Stock or other security shall have been so listed, quoted or traded) next preceding the date of measurement; provided, however, that if no such sales price or bid and asked prices have been quoted during the preceding 30-day period or there is otherwise no established trading market for such security, then 'Fair Value' means the value of such Common Stock or Other Security as determined reasonably and in good faith by the Board of Directors of the Company; and provided, further, however, that in the event the current market price of a share of such Common Stock or of the minimum traded denomination of such Other Security is determined during a period following the announcement by the Company of (i) a dividend or distribution on the Common Stock or Other Security payable in shares of Common Stock or in such Other Security, or (ii) any subdivision, combination or reclassification of the Common Stock or Other Security, and prior to the expiration of 30 Business Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the 'Fair Value' shall be appropriately adjusted to take into account ex-dividend trading. Anything herein to the contrary notwithstanding, in case the Company shall issue any shares of Common Stock, rights, options, or Other Securities in connection with the acquisition by the Company of the stock or assets of any other Person or the merger of any other Person into the Company, the Fair Value of the Common Stock or Other Securities so issued shall be determined as of the date the number of shares of Common Stock, rights, options or Other Securities was determined (as set forth in a written agreement between the Company and the other party to the transaction) rather than on the date of issuance of such shares of Common Stock, rights, options or Other Securities.

     'Old Common Stock' means the Company's common stock, par value $.01 per share, outstanding prior to the consummation of the Plan.

     'Old Preferred Stock' means the shares of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock of the Company, par value $1.00 per share, outstanding prior to the consummation of the Plan.

     'Original Issue Date' has the meaning specified in Section 2.1.

     'Other Securities' means any stock (other than Common Stock) and other securities of the Company or any other Person (corporate or otherwise) that the holders of the Warrants at any time shall be entitled to receive or shall have received, upon the exercise of the Warrants, in lieu of or in addition to Common Stock, or that at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

     'Person' means any individual, partnership, association, joint venture, corporation, business trust, unincorporated organization, government or department, agency or subdivision thereof, or other person or entity.

     'Plan' means the plan of reorganization of the Company, as confirmed by
order of the Bankruptcy Court entered on         , 1998.

     'Public Offering' means any offering of Common Stock (or Other Securities) to the public pursuant to an effective registration statement under the Securities Act.

     'Securities Act' means the Securities Act of 1933, or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be amended and in effect at the time. Reference to a particular section of the Securities Act of 1933 shall include a reference to the comparable section, if any, of any such successor Federal statute.

     'Series 1 Warrants' means the Company's Series 1 Warrants to purchase up to an aggregate of 4,324,015 shares of Common Stock at the Exercise Price specified herein, subject to adjustment as provided herein, issued in exchange for the Old Common Stock and Old Preferred Stock pursuant to the Plan.

     'Series 2 Warrants' means the Company's Series 2 Warrants to purchase up to an aggregate of 942,791 shares of Common Stock at the Exercise Price specified herein, subject to adjustment as provided herein, issued in exchange for the Old Preferred Stock pursuant to the Plan.

     'Series 3 Warrants' means the Warrants to purchase up to an aggregate of 306,122 shares of Common Stock at the Exercise Price described herein, subject to adjustment as provided herein, issued in exchange for the Old Preferred Stock pursuant to the Plan.

     'Warrant Agent' means American Stock Transfer & Trust Company.

     'Warrant Certificates' has the meaning specified in Section 2.3.

     'Warrants' means, collectively, the three series of the Company's Warrants to purchase up to an aggregate of 5,572,928 shares of Common Stock at the Exercise Price specified for each such series, subject to adjustment as provided herein, issued in exchange for the Old Common Stock and Old Preferred Stock pursuant to the Plan.

                                   ARTICLE 2
                              ISSUANCE OF WARRANTS

     2.1 Initial Issuance. On the date hereof (the 'Original Issue Date'), which is also the Consummation Date, the Company shall, pursuant to the Plan, deliver to the Company's disbursing agent under the Plan for re-distribution to the holders of the Old Common Stock and Old Preferred Stock a global certificate for an aggregate of 4,324,015 Series 1 Warrants, and for redistribution to the holders of the Old Preferred Stock Interests global certificates for an aggregate of 942,791 Series 2 Warrants and 306,122 Series 3 Warrants.

     2.2 Initial Share Amount. The number of shares of Common Stock purchasable upon exercise of the Warrants shall be one (1) Warrant to one (1) share of Common stock, subject to adjustments from and after the Original Issue Date as provided in Article 6 of this Agreement.

     2.3 Form of Warrant Certificates. The Series 1 Warrants, Series 2 Warrants and Series 3 Warrants shall be evidenced, respectively, by certificates substantially in the forms attached hereto as Exhibit A, Exhibit B and Exhibit C (collectively, the 'Warrant Certificates'). Each Warrant Certificate shall be dated as of the date on which it is countersigned by the Warrant Agent, which shall be on the Original Issue Date or, in the event of a division, exchange, substitution or transfer of any of the Warrants, on the date of such event. The Warrant Certificate may have such further legends and endorsements stamped, printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Warrants may be listed.

     2.4 Execution of Warrant Certificates. Warrant Certificates shall be executed on behalf of the Company by its Chairman of the Board, Vice Chairman of the Board, President, any Vice President, Treasurer or Secretary, either manually or by facsimile signature printed thereon. In case any such officer of the Company whose signature shall have been placed upon any Warrant Certificate shall cease to be such officer of the Company before countersignature by the Warrant Agent or issuance and delivery thereof, such Warrant Certificate nevertheless may be countersigned by the Warrant Agent and issued and delivered with the same force and effect as though such person had not ceased to be such officer of the Company.

     2.5 Countersignature of Warrant Certificates. Warrant Certificates shall be manually countersigned by an authorized signatory of the Warrant Agent and shall not be valid for any purpose unless so countersigned. Such manual countersignature shall constitute conclusive evidence of such authorization. The Warrant Agent is hereby authorized to countersign, in accordance with the provisions of this Section 2.5, and deliver any new Warrant Certificates, as directed by the Company pursuant to Section 2.1 and as and when required pursuant to the provisions of Articles 13 and 14. Each Warrant Certificate shall, when manually countersigned by an authorized signatory of the Warrant Agent, entitle the registered holder thereof to exercise the rights as the holder of the number of Warrants set forth thereon, subject to the provisions of this Agreement.

                                   ARTICLE 3
                                EXERCISE PERIOD

     3.1 Series 1 Warrants and Series 2 Warrants. Each Series 1 Warrant and Series 2 Warrant shall entitle the holder thereof to purchase from the Company one (1) share of Common Stock (subject to the adjustments provided herein), at any time during the five (5) year period that commences on the First Business Day that is one (1) day after the Original Issue Date, and that terminates at 5:00 p.m., New York City time on the First Business Day that is five (5) years after the Original Issue Date (the 'Series 1/Series 2 Exercise Period').

     3.2 Series 3 Warrants. Each Series 3 Warrant shall entitle the holder thereof to purchase from the Company one (1) share of Common Stock (subject to the adjustments provided herein), at any time during the four (4) year period that commences on the First Business Day that is one (1) day after the Original Issue Date, and that terminates at 5:00 p.m., New York City time on the

First Business Day that is four (4) years after the Original Issue Date (the 'Series 3 Exercise Period'; and together with the Series 1/Series 2 Exercise Period, the 'Exercise Period').

     3.3 Expiration or Cancellation of Warrants. Notwithstanding anything to the contrary in this Article 3, in the event of a reorganization of the Company of the nature described in Article 7 hereof, any Warrants that are not exercised prior to consummation of such transaction shall be cancelled upon consummation of such transaction, and the holders of such cancelled Warrants shall not be entitled to receive any property with respect to their cancelled Warrants.

                                   ARTICLE 4
                                EXERCISE PRICES

     4.1 Series 1. The Exercise Price for the Series 1 Warrants shall be $19.82 per share of Common Stock (subject to adjustment pursuant to Article 6 hereof).

     4.2 Series 2. The Exercise Price for the Series 2 Warrants shall be $23.15 per share of Common stock (subject to adjustment pursuant to Article 6 hereof).

     4.3 Series 3. The Exercise Price for the Series 3 Warrants shall be $12.32 per share of Common stock (subject to adjustment pursuant to Article 6 hereof).

                                   ARTICLE 5
                              EXERCISE OF WARRANTS

     5.1 Manner of Exercise. All or any of the Warrants represented by a Warrant Certificate may be exercised by the registered holder thereof during normal business hours on any Business Day, by surrendering such Warrant Certificate, with the subscription form set forth therein duly executed by such holder, by hand or by mail to the Warrant Agent at its office addressed to American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, or, if such exercise shall be in connection with an underwritten Public Offering, at the location designated by the Company. Such Warrant Certificate shall be accompanied by payment in respect of each Warrant that is exercised, which shall be made by certified or official bank or bank cashier's check payable to the order of the Company, except as otherwise provided herein. Such payment shall be in an amount equal to the product of the number of shares of Common Stock (without giving effect to any adjustment therein) designated in such subscription form multiplied by the original Exercise Price for the Series of Warrants being exercised (plus such additional consideration as may be provided herein). Upon such surrender and payment, such holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) determined as provided in Articles 2 and 3, and as and if adjusted pursuant to Article 6.

     5.2 When Exercise Effective. Each exercise of any Warrant pursuant to
Section 5.1 shall be deemed to have been effected immediately prior to the close of business on the Business Day on which the Warrant Certificate representing such Warrant, duly executed, with accompanying payment shall have been delivered as provided in Section 5.1, and at such time the Person or Persons in whose name or names the certificate or certificates for Common Stock (or Other Securities) shall be issuable upon such exercise as provided in Section 5.3 shall be deemed to have become the holder or holders of record thereof.

     5.3 Delivery of Certificates, Etc. (a) As promptly as practicable after the exercise of any Warrant, and in any event within five (5) Business Days thereafter (or, if such exercise is in connection with an underwritten Public Offering, concurrently with such exercise), the Company at its expense (other than as to payment of transfer taxes which will be paid by the holder) will cause to be issued and delivered to such holder, or as such holder may otherwise direct in writing (subject to Article 13),

          (i) a certificate or certificates for the number of shares of Common Stock (or Other Securities) to which such holder is entitled, and

          (ii) if less than all the Warrants represented by a Warrant Certificate are exercised, a new Warrant Certificate or Certificates of the same tenor and for the aggregate number of Warrants that were not exercised, executed and countersigned in accordance with Sections 2.4 and 2.5.

     (b) The Warrant Agent shall countersign any new Warrant Certificate, register it in such name or names as may be directed in writing by such holder, and shall deliver it to the person entitled to receive the same in accordance with this Section 5.3. The Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates executed on behalf of the Company for such purpose.

     5.4 Fractional Shares. No fractional shares of Common Stock (or Other Securities) shall be issued upon any exercise of Warrants. If more than one Warrant Certificate shall be delivered for exercise at one time by the same holder, the number of full shares or securities that shall be issuable upon exercise shall be computed on the basis of the aggregate number of Warrants exercised. As to any fraction of a share of Common Stock (or Other Securities), the Company shall pay a cash adjustment in respect thereto in an amount equal to the product of the Fair Value per share of Common Stock (or Other Securities) as of the Business Day next preceding the date of such exercise multiplied by such fraction of a share.

                                   ARTICLE 6
           ADJUSTMENT OF THE AMOUNT OF COMMON STOCK ISSUABLE AND THE
                         EXERCISE PRICES UPON EXERCISE

     6.1 Stock Dividends, Split-ups and Combinations of Shares. If after the date hereof the number of outstanding shares of Common Stock is increased by a dividend, share distribution or split up, in each case payable in shares of Common Stock, or if the number of outstanding shares of Common Stock is combined into a smaller number of such shares or in the event of any other reclassification of shares of Common Stock (other than a reclassification in connection with a merger, consolidation or other business combination which will be governed by Section 6.4), then the number of shares of Common Stock issuable upon exercise of each Warrant immediately after the occurrence of any such event shall be adjusted so that the holder of each Warrant shall be entitled to receive the kind and number of shares of Common Stock (or Other Securities) of the Company which such holder would have been entitled to receive upon the occurrence of such event had such Warrant been exercised immediately prior thereto or any record date with respect thereto (with any record date requirement being deemed to have been satisfied). Any adjustment made pursuant to this Section 6.1 shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

     6.2 Distributions. If after the date hereof the Company shall distribute to all holders of its shares of Common Stock evidences of its indebtedness or assets (excluding cash distributions made as a dividend payable out of earnings or out of surplus legally available for dividends under the laws of the jurisdiction of incorporation of the Company) or rights to subscribe to shares of Common Stock expiring more than 45 days after the issuance thereof, then in each such case the Exercise Price in effect immediately prior to such distribution shall be decreased to an amount determined by multiplying such Exercise Price by a fraction, the numerator of which is the Fair Value of a share of the Common Stock at the date of such distribution less the Fair Value per share of Common Stock outstanding at such date of the assets or evidences of indebtedness so distributed or of such subscription rights (as determined by the board of directors of the Company, whose determination shall be conclusive, and described in a statement filed with the Warrant Agent) and the denominator of which is the Fair Value of a share of Common Stock at such date. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactively on the date immediately after the record date for the determination of stockholders entitled to receive such distribution.

     6.3 Exercise Price Adjustment. Whenever the number of shares of Common Stock (or Other Securities) into which a Warrant is exercisable is adjusted as provided in this Article 6, then the Exercise Price payable upon exercise of the Warrant shall simultaneously be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares of Common Stock (or Other Securities) into which such Warrant was exercisable immediately prior to such adjustment, and the denominator of which shall be the number of shares of Common Stock (or Other Securities) into which such Warrant was exercisable immediately thereafter.

     6.4 Adjustments for Mergers and Consolidations. In case the Company, after the date hereof, shall merge or consolidate with another Person, then, in the case of any such transaction, proper provision shall be made so that, upon the basis and terms and in the manner provided in this Warrant Agreement, the holders of the Warrants, upon the exercise thereof at any time after the consummation of such transaction (subject to the Exercise Period), shall be entitled to receive (at the aggregate Exercise Price in effect at the time of the transaction for all Common Stock or Other Securities issuable upon such exercise immediately prior to such consummation), in lieu of the Common Stock or Other Securities issuable upon such exercise prior to such consummation, the greatest amount of securities, cash or other property to which such holder would have been entitled as a holder of Common Stock (or Other Securities) upon such consummation if such holder had exercised the rights represented by the Warrants held by such holder immediately prior thereto, subject to adjustments (subsequent to such consummation) as nearly equivalent as possible to the adjustments provided for in Sections 6.1 and 6.2 hereof.

     6.5 Calculation to Nearest Cent and One-hundredth of Share. All calculations under this Article 6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

     6.6 Notice of Adjustment in Exercise Price. Whenever the Exercise Price and securities issuable shall be adjusted as provided in this Article 6, the Company shall forthwith file with the Warrant Agent a statement, signed by the Chairman of the Board, Vice Chairman of the Board, the President or any Vice President of the Company and by its Treasurer or an Assistant Treasurer or its Secretary or an Assistant Secretary, stating in detail the facts requiring such adjustment, the Exercise Price that will be effective after such adjustment and the impact of such adjustment on the number and kind of securities issuable upon exercise of the Warrants. The Company shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each registered holder of Warrants at its address appearing on the Warrant register. The Warrant Agent shall have no duty with respect to any statement filed with it except to keep the same on file and available for inspection by registered holders of Warrants during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any holder of a Warrant to determine whether any facts exist which may require any adjustment to the Exercise Price or securities issuable, or with respect to the nature or extent of any adjustment of the Exercise Price or securities issuable when made or with respect to the method employed in making such adjustment.

     6.7 Other Notices. In case the Company after the date hereof shall propose to take any action of the type described in Sections 6.1, 6.2 or 6.3 of this
Article 6, the Company shall give notice to the Warrant Agent and to each registered holder of a Warrant in the manner set forth in Section 6.6 of this
Article 6, which notice shall specify, in the case of action of the type specified in Section 6.2 or 6.3, the date on which a record shall be taken with respect to any such action. Such notice shall be given, in the case of any action of the type specified in Section 6.2 or 6.3, at least ten (10) days prior to the record date with respect thereto. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action. Where appropriate, such notice may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 6.6 of this Article 6.

     6.8 No Change in Warrant Terms on Adjustment. Irrespective of any adjustments in the Exercise Price or the number of shares of Common Stock (or any inclusion of Other Securities) issuable upon exercise, Warrants theretofore or thereafter issued may continue to express the same prices and number of shares as are stated in the similar Warrants issuable initially, or at some subsequent time, pursuant to this Agreement, and the Exercise Price and such number of shares issuable upon exercise specified thereon shall be deemed to have been so adjusted.

     6.9 Treasury Shares. Shares of Common Stock at any time owned by the Company shall not be deemed to be outstanding for the purposes of any computation under this Article 6.

                                   ARTICLE 7
                          CONSOLIDATION, MERGER, ETC.

     Notwithstanding anything contained herein to the contrary, the Company will not effect a merger or consolidation unless, prior to the consummation of such transaction, each Person (other than the Company) which may be required to deliver any Common Stock, Other Securities, securities, cash or property upon the exercise of this Warrant as provided herein shall assume, by written instrument delivered to the Warrant Agent, the obligations of the Company under this Warrant Agreement and under each of the Warrants, including, without limitation, the obligation to deliver such shares of Common Stock, Other Securities, cash or property as may be required pursuant to Article 6 hereof.

                                   ARTICLE 8
                           NO DILUTION OR IMPAIRMENT

     The Company will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issuance or sale of securities or any other voluntary action or omission, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or any of the Warrants issued hereunder, but will at all times in good faith observe and perform all such terms and take all such action as may be necessary or appropriate in order to protect the rights of each holder of a Warrant against dilution or other impairment of the kind specified herein provided, however, that, subject to compliance with the applicable provisions of this Agreement, the Company shall not be prohibited by this Article 8 or by any provision of this Agreement from making decisions providing for, inter alia, the merger or consolidation of the Company or the sale of its assets which transactions, in the judgment of the Company's board of directors, are in the best interests of the Company and stockholders. Without limiting the generality of the foregoing, the Company (a) will not permit the par value of any shares of stock receivable upon the exercise of any Warrant to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock upon the exercise of all of the Warrants from time to time outstanding and (c) will not take any action that results in any adjustment of the shares issuable upon exercise of the Warrants (or which entitles the holders of the Warrants to receive Other Securities upon such exercise) if the total number of shares of Common Stock (or Other Securities) issuable after the action upon the exercise of all of the Warrants would exceed the total number of shares of Common Stock (or Other Securities) then authorized by the Company's certificate of incorporation and available for the purpose of issuance upon such exercise.

                                   ARTICLE 9
                                    REPORTS

     In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable upon the exercise of the Warrants, the Company at its expense will promptly compute such adjustment or readjustment after giving effect to such in accordance with the terms of this Agreement and shall prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based. The Company will forthwith mail a copy of each such report to the Warrant Agent, which shall promptly mail a copy to each holder of a Warrant. The Warrant Agent will cause the same to be available for inspection at its principal office during normal business hours by any holder of a Warrant or any prospective purchaser of a Warrant designated by the holder thereof.

                                   ARTICLE 10
                         NOTIFICATION OF CERTAIN EVENTS

     10.1 Corporate Action.  In the event of:

     (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a regular periodic dividend payable in cash out of earned surplus) or other distribution of any kind, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right or interest of any kind; or

     (b) (i) any capital reorganization of the Company, (ii) any reclassification of the capital shares of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a split-up or combination), (iii) the consolidation or merger of the Company with or into any other corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any change in the shares of Common Stock), (iv) the sale of the properties and assets of the Company as, or substantially as, an entirety to another Person, or (v) an exchange offer for Common Stock (or Other Securities); or

     (c) the voluntary or involuntary dissolution, liquidation, or winding up of the Company, the Company shall cause to be filed with the Warrant Agent and mailed to each holder of a Warrant a notice specifying (x) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution, rights, event, transaction or amendment (or vote thereon) and the amount and character of any such dividend, distribution, exchange, rights, or vote, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, exchange or rights are to be determined, and the amount and character of such dividend, distribution or rights, or (y) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, sale, transfer, exchange offer, dissolution, liquidation or winding up is expected to become effective, and the time, if any such time is to be fixed, as of which holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, sale, transfer, exchange offer, dissolution, liquidation or winding up. Such notice shall be delivered not less than twenty (20) days prior to such date therein specified, in the case of any such date referred to in clause (x) of the preceding sentence, and not less than thirty (30) days prior to such date therein specified, in the case of any such date referred to in clause (y) of the preceding sentence. Failure to give such notice within the time provided or any defect therein shall not affect the legality or validity of any such action.

     10.2 Available Information. The Company shall promptly file with the Warrant Agent copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not required to make such filings, the Company shall promptly deliver to the Warrant Agent copies of any annual, quarterly or other reports and financial statements that are provided to any holders of equity or debt securities of the Company (other than bank debt) in their capacity as holders of such securities.

                                   ARTICLE 11
                              RESERVATION OF STOCK

     11.1 Reservation; Due Authorization, Etc. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock (or out of authorized Other Securities), solely for issuance and delivery upon exercise of Warrants, the full number of shares of Common Stock (and Other Securities) from time to time issuable upon the exercise of all Warrants and any other outstanding warrants, options or similar rights, from time to time outstanding. All shares of Common Stock (and Other Securities) shall be duly authorized and, when issued upon such exercise, shall be duly and validly issued, and (in the case of shares) fully paid and nonassessable, and free from all taxes, liens, charges, security interests, encumbrances and other restrictions created by or through the Company.

     11.2 Compliance with Law. The Company will use its best efforts, at its expense and on a continual basis, to assure that all shares of Common Stock (and Other Securities) that may be issued upon exercise of Warrants may be so issued and delivered without violation of any Federal or state securities law or regulation, or any other law or regulation applicable to the Company or any of its subsidiaries, provided that with respect to any such exercise involving a sale or transfer of Warrants or any such securities issuable upon such exercise, the Company shall have no obligation to register such Warrants or securities under any such securities law.

                                   ARTICLE 12
                                PAYMENT OF TAXES

     The Company will pay any and all documentary stamp or similar issue taxes payable to the United States of America or any State, or any political subdivision or taxing authority thereof or therein, in respect of the issuance or delivery of shares of Common Stock (or Other Securities) on exercise of Warrants, provided, that the Company shall not be required to pay any tax that may be payable in respect of any transfer of a Warrant or any transfer involved in the issuance and delivery of Common Stock (or Other Securities) in a name other than that of the registered holder of the Warrants to be exercised, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid.

                                   ARTICLE 13
                               LOSS OR MUTILATION

     Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of any Warrant Certificate and of an indemnity bond reasonably satisfactory to them in form or amount, and (in the case of mutilation) upon surrender and cancellation thereof, then, in the absence of notice to the Company or the Warrant Agent that the Warrants represented thereby have been acquired by a bona fide purchaser, the Company shall execute and deliver to the Warrant Agent and, upon the Company's request, an authorized signatory of the Warrant Agent shall manually countersign and deliver, to the registered holder of the lost, stolen, destroyed or mutilated Warrant Certificate, in exchange for or in lieu thereof, a new Warrant Certificate of the same tenor and for a like aggregate number of Warrants. Upon the issuance of any new Warrant Certificate under this Article 13, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Warrant Agent) in connection therewith. Every new Warrant Certificate executed and delivered pursuant to this Article 13 in lieu of any lost, stolen or destroyed Warrant Certificate shall be entitled to the same benefits of this Agreement equally and proportionately with any and all other Warrant Certificates, whether or not the allegedly lost, stolen or destroyed Warrant Certificate shall be at any time enforceable by anyone. The provisions of this
Article 13 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, lost, stolen or destroyed Warrant Certificates.

                                   ARTICLE 14
                              WARRANT REGISTRATION

     14.1 Registration. The Warrant Certificates shall be issued in registered form only and shall be registered in the names of the record holders of the Warrant Certificates to whom they are to be delivered. The Company shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Warrants and of transfers or exchanges of Warrant Certificates as provided in this Agreement. Such register shall be maintained at the office of the Company or the Warrant Agent located at the respective address therefor as provided in Section 17.1. Such register shall be open for inspection upon notice at all reasonable times by the Warrant Agent and each holder of a Warrant.

     14.2 Transfer or Exchange. Subject to Section 2.1 hereof, at the option of the holder, Warrant Certificates may be exchanged or transferred for other Warrant Certificates for a like aggregate number of Warrants, upon surrender of the Warrant Certificates to be exchanged at the office of the Company or the Warrant Agent maintained for such purpose at the respective address therefor as provided in Section 17.1, and upon payment of the charges herein provided. Whenever any Warrant Certificates are so surrendered for exchange or transfer, the Company shall execute, and an authorized signatory of the Warrant Agent shall manually countersign and deliver, the Warrant Certificates that the holder making the exchange is entitled to receive.

     14.3 Valid and Enforceable. All Warrant Certificates issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Warrant Certificates surrendered for such registration of transfer or exchange.

     14.4 Endorsement. Every Warrant Certificate surrendered for registration of transfer or exchange shall (if so required by the Company or the Warrant Agent) be duly endorsed, or be accompanied by an instrument of transfer in form reasonably satisfactory to the Company and the Warrant Agent and duly executed by the registered holder thereof or such holder's officer or representative duly authorized in writing.

     14.5 No Service Charge. No service charge shall be made for any registration of transfer or exchange of Warrant Certificates.

     14.6 Cancellation. Any Warrant Certificate surrendered for registration of transfer, exchange or the exercise of the Warrants represented thereby shall, if surrendered to the Company, be delivered to the Warrant Agent, and all Warrant Certificates surrendered or so delivered to the Warrant Agent shall be promptly cancelled by the Warrant Agent. Any such Warrant Certificate shall not be reissued by the Company and, except as provided in this Article 14 in case of an exchange or transfer, in Article 13 in case of a mutilated Warrant Certificate and in Article 3 in case of the exercise of less than all the Warrants represented thereby, no Warrant Certificate shall be issued hereunder in lieu thereof. The Warrant Agent shall deliver to the Company from time to time or otherwise dispose of such cancelled Warrant Certificates in a manner reasonably satisfactory to the Company.

                                   ARTICLE 15
                                 WARRANT AGENT

     15.1 Obligations Binding. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the terms and conditions set forth in this Article 15. The Company, and the holders of Warrants by their acceptance thereof, shall be bound by all of such terms and conditions.

     15.2 No Liability. The Warrant Agent shall not by countersigning Warrant Certificates or by any other act hereunder be accountable with respect to or be deemed to make any representations as to the validity or authorization of the Warrants or the Warrant Certificates (except as to its countersignature thereon), as to the validity, authorization or value (or kind or amount) of any Common Stock or of any Other Securities or other property delivered or deliverable upon exercise of any Warrant, or as to the purchase price of such Common Stock, securities or other property. The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by the Warrant Agent in good faith in the belief that any Warrant Certificate or any other document or any signature is genuine or properly authorized, (ii) be responsible for determining whether any facts exist that may require any adjustment of the purchase price and the number of shares of Common Stock purchasable upon exercise of Warrants, or with respect to the nature or extent of any such adjustments when made, or with respect to the method of adjustment employed,
(iii) be responsible for any failure on the part of the Company to issue, transfer or deliver any Common Stock or Other Securities or property upon the surrender of any Warrant for the purpose of exercise or to comply with any other of the Company's covenants and obligations contained in this Agreement or in the Warrant Certificates or (iv) be liable for any act or omission in connection with this Agreement except for its own bad faith, negligence or willful misconduct.

     15.3 Instructions. The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, Vice Chairman of the Board, President, any Vice President, Treasurer or any Assistant Treasurer of the Company and to apply to any such officer for advice or instructions. The Warrant Agent shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with the instructions of any such officer.

     15.4 Agents. The Warrant Agent may execute and exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, provided reasonable care has been exercised in the selection and in the continued employment of any such attorney, agent or employee. The Warrant Agent shall not be under any obligation or duty to institute, appear in, or defend any action, suit or legal proceeding in respect hereof, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against the Warrant Agent arising out of or in connection with this Agreement.

     15.5 Cooperation. The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent in order to enable the Warrant Agent to carry out or perform its duties under this Agreement.

     15.6 Agent Only. The Warrant Agent shall act solely as agent. The Warrant Agent shall not be liable except for the performance of such duties as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Warrant Agent, whose duties and obligations shall be determined solely by the express provisions hereof.

     15.7 Right to Counsel. The Warrant Agent may at any time consult with legal counsel satisfactory to it (who may be legal counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant holder for any action taken, suffered or omitted by the Warrant Agent in good faith in accordance with the opinion or advice of such counsel.

     15.8 Compensation. The Company agrees to pay the Warrant Agent reasonable compensation for its services hereunder and to reimburse the Warrant Agent for its reasonable expenses hereunder; and further agrees to indemnify the Warrant Agent and hold it harmless against any and all liabilities, including, but not limited to, judgments, costs and reasonable counsel fees, for anything done, suffered or omitted by the Warrant Agent in the execution of its duties and powers hereunder, except for any such liabilities that arise as a result of the Warrant Agent's bad faith, negligence or willful misconduct.

     15.9 Accounting. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all moneys received by the Warrant Agent on behalf of the Company on the purchase of shares of Common Stock (or Other Securities) through the exercise of Warrants.

     15.10 No Conflict. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

     15.11 Resignation; Termination. The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent's bad faith, negligence or willful misconduct), after giving thirty (30) days' prior written notice to the Company. The Company may remove the Warrant Agent upon thirty (30) days' written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as to liabilities arising as a result of the Warrant Agent's bad faith, negligence or willful misconduct. The Company shall cause to be mailed (by first class mail, postage prepaid) to each registered holder of a Warrant at such holder's last address as shown on the register of the Company, at the Company's expense, a copy of such notice of resignation or notice of removal, as the case may be. Upon such resignation or removal the Company shall promptly appoint in writing a new warrant agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Pending appointment of a successor to the Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor warrant agent, whether appointed by the Company or by such a court, shall be a corporation, incorporated under the laws of the United States or of any state thereof and authorized under such laws to exercise corporate trust powers, be subject to supervision and examination by Federal or state authority, and have a combined capital and surplus of not less than $100,000,000 as set forth in its most recent published annual report of condition. After acceptance in writing of such appointment by the new warrant agent it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment the Company shall file notice thereof with the resigning or removed Warrant Agent and shall forthwith cause a copy of such notice to be mailed (by first class, postage prepaid) to each registered holder of a Warrant at such holder's last address as shown on the register of the Company. Failure to give any notice provided for in this Section 15.11, or any defect in any such notice, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new warrant agent, as the case may be.

     15.12 Change of Warrant Agent. If at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrant Certificates so countersigned; and if at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and this Agreement.

     15.13 Successor Warrant Agent. Any corporation into which the Warrant Agent or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any corporation succeeding to all or substantially all the agency business of the Warrant Agent or any new warrant agent shall be a successor Warrant Agent under this Agreement without any further act, provided, that such corporation would be eligible for appointment as a new warrant agent under the provisions of Section 15.11 of this Article 15. The Company shall promptly cause notice of the succession as Warrant Agent of any such successor Warrant Agent to be mailed (by first class mail, postage prepaid) to each registered holder of a Warrant at its last address as shown on the register of the Company.

                                   ARTICLE 16
                                 REMEDIES, ETC.

     16.1 Remedies. The Company stipulates that the remedies at law of each holder of a Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant Agreement are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

     16.2 Warrant Holder Not Deemed a Stockholder. Prior to the exercise of the Warrants represented thereby no holder of a Warrant Certificate, as such, shall be entitled to any rights of a stockholder of the Company, including, but not limited to, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or, except as otherwise provided herein, to receive any notice of meetings of stockholders, and no such holder shall be entitled to receive notice of any proceedings of the Company except as provided in this Agreement. Nothing contained in this Agreement shall be construed as imposing any liabilities on such holder to purchase any securities or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.

     16.3 Right of Action. All rights of action in respect of this Agreement are vested in the registered holders of the Warrants. Any registered holder of any Warrant, without the consent of the Warrant Agent or the registered holder of any other Warrant, may in such holder's own behalf and for such holder's own benefit enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, such holder's right to exercise such holder's Warrants in the manner provided in the Warrant Certificate representing such Warrants and the Company's obligations under this Agreement and the Warrants.

                                   ARTICLE 17
                                 MISCELLANEOUS

     17.1 Notices. Any notice, demand or delivery authorized by this Agreement shall be sufficiently given or made if sent by first class mail, postage prepaid, addressed to any registered holder of a Warrant at such holder's last known address appearing on the register of the Company, and to the Company or the Warrant Agent as follows:

                               If to the Company:

                            The Grand Union Company
                           201 Willowbrook Boulevard
                            Wayne, New Jersey 07470
                             Attn: General Counsel
                           Telephone: (973) 890-6000
                           Facsimile: (973) 890-6012

                            If to the Warrant Agent:

                    American Stock Transfer & Trust Company
                                 40 Wall Street
                            New York, New York 10005
                               Attn: Donna Ansbro
                           Telephone: (718) 921-8261
                           Facsimile: (718) 236-4588

     or such other address as shall have been furnished in writing, in accordance with this Section 17.1, to the party giving or making such notice, demand or delivery.

     17.2 Governing Law and Consent to Forum. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. THE COMPANY AND THE WARRANT AGENT EACH HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF

ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PERSON TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

     17.3 Benefits of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and the Warrant Agent and their respective successors and assigns, and the registered and beneficial holders from time to time of the Warrants and of holders of the Common Stock, where applicable. Nothing in this Agreement is intended or shall be construed to confer upon any other person, any right, remedy or claim under or by reason of this Agreement or any part hereof.

     17.4 Agreement of Holders of Warrant Certificates. Every holder of a Warrant Certificate, by accepting the same, covenants and agrees with the Company, the Warrant Agent and with every other holder of a Warrant Certificate that the Warrant Certificates are transferable on the registry books of the Warrant Agent only upon the terms and conditions set forth in this Agreement, and the Company and the Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the absolute owner for all purposes whatsoever and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

     17.5 Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     17.6 Amendments. The Warrant Agent may, without the consent or concurrence of the holders of the Warrants, by supplemental agreement or other writing, join with the Company in making any amendments or modifications of this Agreement that they shall have been advised by counsel (a) are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error herein contained and which do not accurately reflect the understanding of the parties hereto, (b) add to the covenants and agreements of the Company in this Agreement further covenants and agreements of the Company thereafter to be observed, or surrender any rights or power reserved to or conferred upon the Company in this Agreement or (c) do not and will not adversely affect, alter or change the rights, privileges or immunities of the registered holders of Warrants or of any person entitled to the benefits of this Agreement who has not assented to such change, in writing. This Agreement may otherwise be amended by the Company and the Warrant Agent only with the consent of the holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the consent of each holder of a Warrant affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of Common Stock (or Other Securities) purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided herein). The Warrant Agent shall join with the Company in the execution and delivery of any such amendment unless such amendment affects the Warrant Agent's own rights, duties or immunities hereunder, in which case the Warrant Agent may, but shall not be required to, join in such execution and delivery. Upon execution and delivery of any amendment pursuant to this Section 17.6, such amendment shall be considered a part of this Agreement for all purposes and every holder of a Warrant Certificate theretofore or thereafter countersigned and delivered hereunder shall be bound thereby.

     17.7 Consent to Jurisdiction. The parties hereby expressly acknowledge and agree that, to the extent permitted by applicable law, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine any and all disputes concerning the distribution of Warrants hereunder to holders of Old Common Stock and Old Preferred Stock pursuant to the Plan. The Warrant Agent hereby assents to the jurisdiction of the Bankruptcy Court with respect to any such disputes and waives any argument of lack of such jurisdiction.

     17.8 Headings. The table of contents hereto and the descriptive headings of the several sections hereof are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                       THE GRAND UNION COMPANY

                                       By:
                                      ------------------------------------------
                                         Name:
                                         Title:

                                       AMERICAN STOCK TRANSFER &
                                       TRUST COMPANY

                                       By:
                                      ------------------------------------------
                                         Name:
                                         Title:

                                   EXHIBIT A
                      FORM OF SERIES 1 WARRANT CERTIFICATE

                 [FORM OF FACE OF SERIES 1 WARRANT CERTIFICATE]


Series 1 Warrant          Number of Series 1 Warrant(s):
No.

         Exercisable During the Period Commencing               , 1998
               and Terminating at 5:00 p.m.               , 2003
                            except as provided below

                          SERIES 1 WARRANT TO PURCHASE
                                  COMMON STOCK
                                       OF
                            THE GRAND UNION COMPANY

     This Certifies that or registered assigns, is the owner of the number of SERIES 1 WARRANTS set forth above, each of which represents the right, at any time after , 1998 and on or before 5:00 p.m., New York City time, on , 2003, to purchase from The Grand Union Company, a Delaware corporation (the 'Company'), at the price of $19.82 (the 'Exercise Price'), one share of Common Stock, $.01 par value, of the Company as such stock was constituted as of , 1998, subject to adjustment as provided in the Warrant Agreement hereinafter referred to, upon surrender hereof, with the subscription form on the reverse hereof duly executed, by hand or by mail to American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, or to any successor thereto, as the warrant agent under the Warrant Agreement, at the office of such successor maintained for such purpose (any such warrant agent being herein called the 'Warrant Agent') (or, if such exercise shall be in connection with an underwritten Public Offering of shares of such Common Stock (or Other securities) (as such term and other capitalized terms used herein are defined in the Warrant Agreement) subject to the Warrant Agreement, at the location at which the Company shall have agreed to deliver such securities), and simultaneous payment in full (by certified or official bank or bank cashier's check payable to the order of the Company) of the Exercise Price in respect of each Warrant represented by this Warrant Certificate that is so exercised, all subject to the terms and conditions hereof and of the Warrant Agreement.

     Upon any partial exercise of the Warrants represented by this Warrant Certificate, there shall be issued to the holder hereof a new Warrant Certificate representing the Warrants that were not exercised.

     No fractional shares may be issued upon the exercise of rights to purchase hereunder, and as to any fraction of a share otherwise issuable, the Company will make a cash adjustment in lieu of such issuance, as provided in the Warrant Agreement.

     This Warrant Certificate is issued under and in accordance with a Warrant Agreement, dated as of , 1998 (the 'Warrant Agreement'), between the Company and American Stock Transfer & Trust Company, as Warrant Agent, and is subject to the terms and provisions contained therein, all of which terms and provisions the holder of this Warrant Certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the above-mentioned office of the Warrant Agent and may be obtained by writing to the Warrant Agent.

     REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Dated:                                 THE GRAND UNION COMPANY
                                       By: _____________________________________
                                         Title:

Countersigned:

American Stock Transfer & Trust Company, as Warrant Agent

By: ___________________________
    Authorized Signatory

                    [FORM OF REVERSE OF WARRANT CERTIFICATE]
                            THE GRAND UNION COMPANY

     The transfer of this Warrant Certificate and all rights hereunder is registrable by the registered holder hereof, in whole or in part, on the register of the Company upon surrender of this Warrant Certificate at the office or agency of the Company or the office of the Warrant Agent maintained for such purpose at American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, duly endorsed or accompanied by a written instrument of transfer duly executed and in form satisfactory to the Company and the Warrant Agent, by the registered holder hereof or his attorney duly authorized in writing and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer or registration thereof. Upon any partial transfer the Company will cause to be delivered to such holder a new Warrant Certificate or Certificates with respect to any portion not so transferred.

     This Warrant Certificate may be exchanged at the office or agency of the Company or the office of the Warrant Agent maintained for such purpose at American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, for Warrant Certificates representing the same aggregate number of Warrants, each new Warrant Certificate to represent such number of Warrants as the holder hereof shall designate at the time of such exchange.

     Prior to the exercise of the Warrants represented hereby, the holder of this Warrant Certificate, as such, shall not be entitled to any rights of a stockholder of the Company, including, but not limited to, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or, except as provided in the Warrant Agreement, to receive any notice of meetings of stockholders, and shall not be entitled to receive notice of any proceedings of the Company except as provided in the Warrant Agreement. Nothing contained herein shall be construed as imposing any liabilities upon the holder of this Warrant Certificate to purchase any securities or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.

     This Warrant Certificate shall he void and all rights represented hereby shall cease unless exercised on or before the close of business on
              , 2003.

     This Warrant Certificate shall not be valid for any purpose until it shall have been manually countersigned by an authorized signatory of the Warrant Agent.

     Witness the facsimile seal of the Company and the signature of its duly authorized officer.

                               SUBSCRIPTION FORM
                 (To be executed only upon exercise of warrant)

TO THE GRAND UNION COMPANY
American Stock Transfer & Trust Company, as Warrant Agent

     The undersigned (i) irrevocably exercises the Warrants represented by the within Warrant Certificate, (ii) purchases one share of Common Stock of The Grand Union Company (before giving effect to the adjustments provided in the Warrant Agreement referred to in the within Warrant Certificate) for each Warrant so exercised and herewith makes payment in full of the purchase price of $19.82 in respect of each Warrant so exercised as provided in the Warrant Agreement (such payment being by certified or official bank or bank cashier's check payable to the order of The Grand Union Company), all on the terms and conditions specified in the within Warrant Certificate and the Warrant Agreement, (iii) surrenders this Warrant Certificate and all right, title and interest therein to The Grand Union Company and (iv) directs that the securities or other property deliverable upon the exercise of such Warrants be registered or placed in the name and at the address specified below and delivered thereto.

Dated:               ,

                                       -----------------------------------------
                                                       (Owner)*

                                       -----------------------------------------

                                               (Signature of Authorized
                                                    Representative)

                                       -----------------------------------------
                                                   (Street Address)

                                       -----------------------------------------
                                               (City) (State) (Zip Code)

Securities or property to be
issued and delivered to:               -----------------------------------------
                                               Signature Guaranteed**

        Please insert social
        security or other
        identifying number


  --------------------------------

Name ___________________________________________________________________________

Street Address _________________________________________________________________

City, State and Zip Code _______________________________________________________

                               FORM OF ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned registered holder of the within Warrant Certificate hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the within Warrant Certificate, with respect to the number of warrants set forth below:


         Name of                                                 No. of
         Assignee                    Address                    Warrants
------------------------   ---------------------------- ------------------------



Please insert social
security or other
identifying number
of Assignee

------------------

and does hereby irrevocably constitute and appoint _____________________ attorney to make such transfer on the books of The Grand Union Company maintained for the purpose, with full power of substitution in the premises.

Dated: ______________, _____

                                       Name ___________________________________*
                                       Signature of Authorized
                                       Representative __________________________
                                       Signature Guaranteed __________________**

---------------------------

      * The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever.

     ** The signature must be guaranteed by a securities transfer agents medallion program ('stamp') participant or an institution receiving prior approval from the Warrant Agent.

                                   EXHIBIT B
                      FORM OF SERIES 2 WARRANT CERTIFICATE

                 [FORM OF FACE OF SERIES 2 WARRANT CERTIFICATE]

Series 2 Warrant                                  Number of Series 2 Warrant(s):

No.

          Exercisable During the Period Commencing             , 1998
                and Terminating at 5:00 p.m.             , 2003
                            except as provided below

                          SERIES 2 WARRANT TO PURCHASE
                                  COMMON STOCK
                                       OF
                            THE GRAND UNION COMPANY

     This Certifies that or registered assigns, is the owner of the number of SERIES 2 WARRANTS set forth above, each of which represents the right, at any time after , 1998 and on or before 5:00 p.m., New York City time, on , 2003, to purchase from The Grand Union Company, a Delaware Corporation (the 'Company'), at the price of $23.15 (the 'Exercise Price'), one share of Common Stock, $.01 par value, of the Company as such stock was constituted as of , 1998, subject to adjustment as provided in the Warrant Agreement hereinafter referred to, upon surrender hereof, with the subscription form on the reverse hereof duly executed, by hand or by mail to American Stock Transfer & Trust Company, as Warrant Agent under the Warrant Agreement, at 40 Wall Street, New York, New York 10005, or to any successor thereto, as the warrant agent under the Warrant Agreement, at the office of such successor maintained for such purpose (any such warrant agent being herein called the 'Warrant Agent') (or, if such exercise shall be in connection with an underwritten Public Offering of shares of such Common Stock (or Other Securities) (as such term and other capitalized terms used herein are defined in the Warrant Agreement) subject to the Warrant Agreement, at the location at which the Company shall have agreed to deliver such securities), and simultaneous payment in full (by certified or official bank or bank cashier's check payable to the order of the Company) of the Exercise Price in respect of each Warrant represented by this Warrant Certificate that is so exercised, all subject to the terms and conditions hereof and of the Warrant Agreement.

     Upon any partial exercise of the Warrants represented by this Warrant Certificate, there shall be issued to the holder hereof a new Warrant Certificate representing the Warrants that were not exercised.

     No fractional shares may be issued upon the exercise of rights to purchase hereunder, and as to any fraction of a share otherwise issuable, the Company will make a cash adjustment in lieu of such issuance, as provided in the Warrant Agreement.

     This Warrant Certificate is issued under and in accordance with a Warrant Agreement, dated as of , 1998 (the 'Warrant Agreement'), between the Company and American Stock Transfer & Trust Company, as Warrant Agent, and is subject to the terms and provisions contained therein, all of which terms and provisions the holder of this Warrant Certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the above-mentioned office of the Warrant Agent and may be obtained by writing to the Warrant Agent.

     REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Dated:

                                       THE GRAND UNION COMPANY

                                       By:
                                          --------------------------------------
                                         Title:

Countersigned:

American Stock Transfer & Trust Company, as Warrant Agent

By: __________________________________________
    Authorized Signatory

                    [FORM OF REVERSE OF WARRANT CERTIFICATE]
                            THE GRAND UNION COMPANY

     The transfer of this Warrant Certificate and all rights hereunder is registrable by the registered holder hereof, in whole or in part, on the register of the Company upon surrender of this Warrant Certificate at the office or agency of the Company or the office of the Warrant Agent maintained for such purpose at American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, duly endorsed or accompanied by a written instrument of transfer duly executed and in form satisfactory to the Company and the Warrant Agent, by the registered holder hereof or his attorney duly authorized in writing and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer or registration thereof. Upon any partial transfer the Company will cause to be delivered to such holder a new Warrant Certificate or Certificates with respect to any portion not so transferred.

     This Warrant Certificate may be exchanged at the office or agency of the Company or the office of the Warrant Agent maintained for such purpose at American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, for Warrant Certificates representing the same aggregate number of Warrants, each new Warrant Certificate to represent such number of Warrants as the holder hereof shall designate at the time of such exchange.

     Prior to the exercise of the Warrants represented hereby, the holder of this Warrant Certificate, as such, shall not be entitled to any rights of a stockholder of the Company, including, but not limited to, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or, except as provided in the Warrant Agreement, to receive any notice of meetings of stockholders, and shall not be entitled to receive notice of any proceedings of the Company except as provided in the Warrant Agreement. Nothing contained herein shall be construed as imposing any liabilities upon the holder of this Warrant Certificate to purchase any securities or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.

     This Warrant Certificate shall be void and all rights represented hereby shall cease unless exercised on or before the close of business on
              , 2003.

     This Warrant Certificate shall not be valid for any purpose until it shall have been manually countersigned by an authorized signatory of the Warrant Agent.

     Witness the facsimile seal of the Company and the signature of its duly authorized officer.

                               SUBSCRIPTION FORM
                 (To be executed only upon exercise of warrant)

TO THE GRAND UNION COMPANY
American Stock Transfer & Trust Company, as Warrant Agent

     The undersigned (i) irrevocably exercises the Warrants represented by the within Warrant Certificate, (ii) purchases one share of Common Stock of The Grand Union Company (before giving effect to the adjustments provided in the Warrant Agreement referred to in the within Warrant Certificate) for each Warrant so exercised and herewith makes payment in full of the purchase price of $23.15 in respect of each Warrant so exercised as provided in the Warrant Agreement (such payment being by certified or official bank or bank cashier's check payable to the order of The Grand Union Company), all on the terms and conditions specified in the within Warrant Certificate and the Warrant Agreement, (iii) surrenders this Warrant Certificate and all right, title and interest therein to The Grand Union Company and (iv) directs that the securities or other property deliverable upon the exercise of such Warrants be registered or placed in the name and at the address specified below and delivered thereto.

Dated:               ,


                                       -----------------------------------------
                                                       (Owner)*

                                       -----------------------------------------
                                               (Signature of Authorized
                                                    Representative)

                                       -----------------------------------------
                                                   (Street Address)

                                       -----------------------------------------
                                               (City) (State) (Zip Code)


Securities or property to be
 issued and delivered to:              -----------------------------------------
                                             Signature Guaranteed**


       Please insert social
       security or other
       identifying number

     ------------------------

Name ___________________________________________________________________________

Street Address _________________________________________________________________

City, State and Zip Code _______________________________________________________

                               FORM OF ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned registered holder of the within Warrant Certificate hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the within Warrant Certificate, with respect to the number of warrants set forth below:


      Name of                                         No. of
      Assignee                  Address               Warrants
--------------------  ------------------------  ----------------------



Please insert social
security or other
identifying number
of Assignee

------------------

and does hereby irrevocably constitute and appoint _____________________ attorney to make such transfer on the books of The Grand Union Company maintained for the purpose, with full power of substitution in the premises.

Dated: ______________, _____



                                       Name ___________________________________*

                                       Signature of Authorized
                                       Representative __________________________

                                       Signature Guaranteed __________________**

---------------------------

      * The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever.

     ** The signature must be guaranteed by a securities transfer agents medallion program ('stamp') participant or an institution receiving prior approval from the Warrant Agent.

                                   EXHIBIT C
                      FORM OF SERIES 3 WARRANT CERTIFICATE

                 [FORM OF FACE OF SERIES 3 WARRANT CERTIFICATE]

Series 3 Warrant                                  Number of Series 3 Warrant(s):

No.

          Exercisable During the Period Commencing             , 1998
                and Terminating at 5:00 p.m.             , 2002
                            except as provided below

                          SERIES 3 WARRANT TO PURCHASE
                                  COMMON STOCK
                                       OF
                            THE GRAND UNION COMPANY

     This Certifies that or registered assigns, is the owner of the number of SERIES 3 WARRANTS set forth above, each of which represents the right, at any time after , 1998 and on or before 5:00 p.m., New York City time, on , 2002 to purchase from The Grand Union Company, a Delaware Corporation (the 'Company'), at the price of $12.32 (the 'Exercise Price'), one share of Common Stock, $.01 par value, of the Company as such stock was constituted as of , 1998, subject to adjustment as provided in the Warrant Agreement hereinafter referred to, upon surrender hereof, with the subscription form on the reverse hereof duly executed, by hand or by mail to American Stock Transfer & Trust Company, as Warrant Agent under the Warrant Agreement, at 40 Wall Street, New York, New York 10005, or to any successor thereto, as the warrant agent under the Warrant Agreement, at the office of such successor maintained for such purpose (any such warrant agent being herein called the 'Warrant Agent') (or, if such exercise shall be in connection with an underwritten Public Offering of shares of such Common Stock (or Other Securities) (as such term and other capitalized terms used herein are defined in the Warrant Agreement) subject to the Warrant Agreement, at the location at which the Company shall have agreed to deliver such securities), and simultaneous payment in full (by certified or official bank or bank cashier's check payable to the order of the Company) of the Exercise Price in respect of each Warrant represented by this Warrant Certificate that is so exercised, all subject to the terms and conditions hereof and of the Warrant Agreement.

     Upon any partial exercise of the Warrants represented by this Warrant Certificate, there shall be issued to the holder hereof a new Warrant Certificate representing the Warrants that were not exercised.

     No fractional shares may be issued upon the exercise of rights to purchase hereunder, and as to any fraction of a share otherwise issuable, the Company will make a cash adjustment in lieu of such issuance, as provided in the Warrant Agreement.

     This Warrant Certificate is issued under and in accordance with a Warrant Agreement, dated as of , 1998 (the 'Warrant Agreement'), between the Company and American Stock Transfer & Trust Company, as Warrant Agent, and is subject to the terms and provisions contained therein, all of which terms and provisions the holder of this Warrant Certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the above-mentioned office of the Warrant Agent and may be obtained by writing to the Warrant Agent.

     REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Dated:

                                       THE GRAND UNION COMPANY
                                       By: _____________________________________
                                         Title:

Countersigned:
American Stock Transfer & Trust Company, as Warrant Agent

By: ________________________________________________
    Authorized Signatory

                    [FORM OF REVERSE OF WARRANT CERTIFICATE]
                            THE GRAND UNION COMPANY

     The transfer of this Warrant Certificate and all rights hereunder is registrable by the registered holder hereof, in whole or in part, on the register of the Company upon surrender of this Warrant Certificate at the office or agency of the Company or the office of the Warrant Agent maintained for such purpose at American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, duly endorsed or accompanied by a written instrument of transfer duly executed and in form satisfactory to the Company and the Warrant Agent, by the registered holder hereof or his attorney duly authorized in writing and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer or registration thereof. Upon any partial transfer the Company will cause to be delivered to such holder a new Warrant Certificate or Certificates with respect to any portion not so transferred.

     This Warrant Certificate may be exchanged at the office or agency of the Company or the office of the Warrant Agent maintained for such purpose at American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, for Warrant Certificates representing the same aggregate number of Warrants, each new Warrant Certificate to represent such number of Warrants as the holder hereof shall designate at the time of such exchange.

     Prior to the exercise of the Warrants represented hereby, the holder of this Warrant Certificate, as such, shall not be entitled to any rights of a stockholder of the Company, including, but not limited to, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or, except as provided in the Warrant Agreement, to receive any notice of meetings of stockholders, and shall not be entitled to receive notice of any proceedings of the Company except as provided in the Warrant Agreement. Nothing contained herein shall be construed as imposing any liabilities upon the holder of this Warrant Certificate to purchase any securities or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.

     This Warrant Certificate shall be void and all rights represented hereby shall cease unless exercised on or before the close of business on
              , 2002.

     This Warrant Certificate shall not be valid for any purpose until it shall have been manually countersigned by an authorized signatory of the Warrant Agent.

     Witness the facsimile seal of the Company and the signature of its duly authorized officer.

                               SUBSCRIPTION FORM
                 (To be executed only upon exercise of warrant)

TO THE GRAND UNION COMPANY
American Stock Transfer & Trust Company, as Warrant Agent

     The undersigned (i) irrevocably exercises the Warrants represented by the within Warrant Certificate, (ii) purchases one share of Common Stock of The Grand Union Company (before giving effect to the adjustments provided in the Warrant Agreement referred to in the within Warrant Certificate) for each Warrant so exercised and herewith makes payment in full of the purchase price of $12.32 in respect of each Warrant so exercised as provided in the Warrant Agreement (such payment being by certified or official bank or bank cashier's check payable to the order of The Grand Union Company), all on the terms and conditions specified in the within Warrant Certificate and the Warrant Agreement, (iii) surrenders this Warrant Certificate and all right, title and interest therein to The Grand Union Company and (iv) directs that the securities or other property deliverable upon the exercise of such Warrants be registered or placed in the name and at the address specified below and delivered thereto.


Dated:               ,

                                       -----------------------------------------
                                                       (Owner)*

                                       -----------------------------------------
                                               (Signature of Authorized
                                                    Representative)

                                       -----------------------------------------
                                                   (Street Address)

                                       -----------------------------------------
                                               (City) (State) (Zip Code)


Securities or property to be
issued and delivered to:              ------------------------------------------
                                                     Signature Guaranteed**

     Please insert social
     security or other
     identifying number


--------------------------------------

Name ___________________________________________________________________________

Street Address _________________________________________________________________

City, State and Zip Code _______________________________________________________

                               FORM OF ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned registered holder of the within Warrant Certificate hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the within Warrant Certificate, with respect to the number of warrants set forth below:


     Name of                                                        No. of
     Assignee                           Address                    Warrants
------------------------------  ---------------------------  -------------------



Please insert social
security or other
identifying number
of Assignee

------------------

and does hereby irrevocably constitute and appoint _____________________ attorney to make such transfer on the books of The Grand Union Company maintained for the purpose, with full power of substitution in the premises.

Dated: ______________, _____

                                       Name ___________________________________*

                                       Signature of Authorized
                                       Representative __________________________

                                       Signature Guaranteed __________________**

---------------------------

      * The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever.

     ** The signature must be guaranteed by a securities transfer agents medallion program ('stamp') participant or an institution receiving prior approval from the Warrant Agent.

                                   EXHIBIT 5
                               BOARD OF DIRECTORS

                                               Exhibit 5 to Disclosure Statement

                     IDENTITY AND BIOGRAPHICAL INFORMATION
                      OF MEMBERS OF THE BOARD OF DIRECTORS

Management Directors

     Mr. J. Wayne Harris. Mr. Harris (age 59) has been a Director, Chairman and Chief Executive Officer of the Company since August 1, 1997. From September, 1992 until joining the Company, Mr. Harris served as: Senior Vice President, North East Operations for The Great Atlantic and Pacific Tea Company ('A&P'), a leading supermarket chain; Executive Vice President and Chief Operating Officer for A&P's US Operations; and, most recently, Chairman and Chief Executive Officer of A&P Canada Ltd. Between 1986 and 1992, Mr. Harris was President of the Cincinnati/Dayton Division of the Kroger Company.

     Mr. Jack W. Partridge, Jr. Mr. Partridge (age 52) has been a director of Grand Union since January 15, 1998 and was elected Vice Chairman and Chief Administrative Officer effective January 5, 1998. Mr. Partridge, joined Grand Union after a 23-year career with The Kroger Co., the largest food retailer in the United States, where he served as Group Vice President and as a member of the company's Senior Management Committee.

     Mr. Gary M. Philbin. Mr. Philbin (age 41) has been a Director of the Company since October 30, 1997, and was elected President and Chief Merchandising Officer of the Company effective October 3, 1997. From June, 1996 until joining the Company, Mr. Philbin was Executive Vice President in charge of Merchandising and Operations for the Cub Food Store Division of SuperValu, Inc. Before joining Cub Foods, Mr. Philbin was Vice President of Merchandising with the Waldbaum's Division of A&P from July, 1993. Prior to his employment with Waldbaum's, Mr. Philbin served in merchandising and operations capacities with the Kroger Company commencing in January, 1990.

Noteholder Directors

     The identity and biographical information of the Noteholder nominees to the Board of Directors will be filed with the Bankruptcy Court in a supplement to this Exhibit 5 not later than five (5) business days prior to the Confirmation Date.

                                   EXHIBIT 6
                          THE GRAND UNION COMPANY 1995
                       EQUITY INCENTIVE PLAN, AS AMENDED

                            THE GRAND UNION COMPANY
             1995 EQUITY INCENTIVE PLAN, AS PROPOSED TO BE AMENDED1

1. PURPOSE

     The purpose of this Equity Incentive Plan (the 'Plan') is to advance the interests of The Grand Union Company (the 'Company') by enhancing its ability to attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries through ownership of shares of the Company's common stock ('Stock').

     The Plan is intended to accomplish these goals by enabling the Company to grant Awards in the form of Options, Stock Appreciation Rights, Restricted Stock or Unrestricted Stock Awards, Deferred Stock Awards, Performance Awards, Loans or Supplemental Grants, or combinations thereof, all as more fully described below.

2. ADMINISTRATION


     The Plan shall be administered by a committee (the 'Committee') of the Board of Directors (the 'Board') of the Company designated by the Board for that purpose. Unless and until a Committee is appointed, the Plan shall be administered by the entire Board, and references in the Plan to the 'Committee'Committee' shall be deemed references to the Board. The Committee shall consist of at least two directors, all of whom shall be 'Non-Employee Directors' within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the 'Exchange Act') and, unless otherwise determined by the Board, all of whom shall also be 'outside directors' within the meaning of Treasury Regulation 1.162- 27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.

     The Committee will have authority, not inconsistent with the express provisions of the Plan and in addition to other authority granted under the Plan, to (a) grant Awards at such time or times as it may choose; (b) determine the size of each Award, including the number of shares of Stock subject to the Award; (c) determine the type or types of each Award; (d) determine the terms and conditions of each Award; (e) waive compliance by a Participant (as defined below) with any obligations to be performed by the Participant under an Award and waive any term or condition of an Award (other than any Awards intended to qualify as performance-based compensation under Section 162(m) of the Code); (f) amend or cancel an existing Award in whole or in part (and if an Award is canceled, grant another award in its place on such terms as the Committee shall specify), except that the Committee may not, without the consent of the holder of an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder; (g) prescribe the form or forms of instruments that are required or deemed appropriate under the Plan, including any written notices and elections required of Participants, and change such forms from time to time; (h) adopt, amend and rescind rules and regulations for the administration of the Plan; and (i) interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, will be conclusive and will bind all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee to make adjustments under Section 7.3 or Section 8.6.

3. EFFECTIVE DATE AND TERM OF PLAN
     The Plan willbe administered by a committee (the 'Committee') of the Board of Directors (the 'Board') of the Company. The Committee shall consist of at least two directors, all of whom shall be 'Non-Employee Directors' within the meaning of Rule 16b-3 under the 1934 Act. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committeebecome effective on the date on which it is approved by the stockholders of the Company. Grants of Awards under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.prior to that date (but after Board adoption of the Plan), subject to such approval of the Plan.


     No Award may be granted under the Plan after October 26, 2005, but Awards previously granted may extend beyond that date.

------------------
1 The amendments which are being submitted for approval by vote of the holders of Old Senior Notes are indicated herein as double-underlined text for proposed insertions and struck-through text for proposed deletions as compared to the text included in the 1997 Proxy Statement.

4. SHARES SUBJECT TO THE PLAN


     Subject to the adjustment as provided in Section 8.6 below, the aggregate number of shares of Stock that may be delivered under the Plan will be 6,000,000.3,250,000, and the maximum number of shares of Stock as to which Options or Stock Appreciation Rights may be granted under the Plan to any participant is 3,000,000. If any Award requiring exercise by the Participant for delivery of Stock terminates without having been exercised in full, or if any Award payable in Stock or cash is satisfied in cash rather than Stock, the number of shares of Stock as to which such Award was not exercised or for which cash was substituted will be available for future grants. The preceding sentence shall apply only for purposes of determining the aggregate number of shares of Stock subject to Awards and shall not apply for purposes of determining the aggregate number of shares of Stock subject to Options or Stock Appreciation Rights that any Participant may receive. For purposes of this paragraph, except as otherwise provided in regulations or other guidelines under Section 162(m) of the Code, any repricing of an Option or Stock Appreciation Right shall be treated as an original grant.

     Stock delivered under the Plan may be either authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan. _____Subject to
Section 8.6(a), the maximum number of shares of Stock as to which Options or Stock Appreciation Rights may be granted under the Plan to any Participant is 2,000,000 . For purposes of this paragraph, except as otherwise provided in regulations or other guidelines issued under Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'), any repricing of an Option or Stock Appreciation Right shall be treated as an original grant.


5. ELIGIBILITY AND PARTICIPATION

     Those eligible to receive Awards under the Plan ('Participants') will be 'employees' or 'salaried employees' of the Company or any of its subsidiaries ('Employees') and other persons or entities (including without limitation non-Employee directors of the Company or a subsidiary of the Company) who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company or its subsidiaries. A 'subsidiary' for purposes of the Plan will be a corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock.

6. TYPES OF AWARDS

     6.1. Options.

     (a) Nature of Options. An Option is an Award entitling the recipient on exercise thereof to purchase Stock at a specified exercise price.

     Both 'incentive stock options,' as defined in Section 422 of the Code (any Option intended to qualify as an incentive stock option being hereinafter referred to as an 'ISO'), and Options that are not incentive stock options, may be granted under the Plan. ISOs shall be awarded only to Employees.

     (b) Exercise Price. The exercise price of an Option will be determined by the Committee subject to the following:

          (1) The exercise price of an ISO shall not be less than 100% (110% in the case of an ISO granted to a ten-percent shareholder) of the fair market value of the Stock subject to the Option, determined as of the time the Option is granted. A 'ten-percent shareholder' is any person who at the time of grant owns, directly or indirectly, or is deemed to own by reason of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries.

          (2) In no case may the exercise price paid for Stock which is part of an original issue of authorized Stock be less than the par value per share of the Stock.


          (3) TheOther than as to any Option intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may reduce the exercise price of an Option at any time after the time of grant, but in the case of an Option originally awarded as an ISO, only with the consent of the Participant.


     (c) Duration of Options. The latest date on which an Option may be exercised will be the tenth anniversary (fifth anniversary, in the case of an ISO granted to a ten-percent shareholder) of the day immediately preceding the date the Option was granted, or such earlier date as may have been specified by the Committee at the time the Option was granted.

     (d) Exercise of Options. Options granted under any single Award will become exercisable at such time or times, and on such conditions, as the Committee may specify; provided, however, that if the Committee does not so specify, 25% of the shares subject to the Award may be purchased commencing one year after the date of grant, and an additional 25% of such shares may be purchased commencing on the second, third and fourth anniversaries of the grant. The Committee may at any time and from time to time accelerate the time at which all or any part of the Option may be exercised.

     Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any documents required by the Committee and (2) payment in full in accordance with paragraph
(e) below for the number of shares for which the Option is exercised.

     (e) Payment for Stock. Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company or (2) if so permitted by the instrument evidencing the Option (or in the case of an Option which is not an ISO, by the Committee at or after grant of the Option), (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Committee expressly approves a shorter period) and which have a fair market value on the last business day preceding the date of exercise equal to the exercise price, or (ii) by delivery of a promissory note of the Option holder to the Company, payable on such terms as are specified by the Committee, or (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or
(iv) by any combination of the permissible forms of payment; provided, that if the Stock delivered upon exercise of the Option is an original issue of authorized Stock, at least so much of the exercise price as represents the par value of such Stock must be paid other than by the Option holder's promissory note or personal check.

     (f) Discretionary Payments. If the market price of shares of Stock subject to an Option (other than an Option which is in tandem with a Stock Appreciation Right as described in Section 6.2 below) exceeds the exercise price of the Option at the time of its exercise, the Committee may cancel the Option and cause the Company to pay in cash or in shares of Common Stock (at a price per share equal to the fair market value per share) to the person exercising the Option an amount equal to the difference between the fair market value of the Stock which would have been purchased pursuant to the exercise (determined on the date the Option is canceled) and the aggregate exercise price which would have been paid. The Committee may exercise its discretion to take such action only if it has received a written request from the person exercising the Option, but such a request will not be binding on the Committee.

     6.2. Stock Appreciation Rights.

     (a) Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient on exercise of the Right to receive an amount, in cash or Stock or a combination thereof (such form to be determined by the Committee), determined in whole or in part by reference to appreciation in Stock value.

     Except as provided below, a Stock Appreciation Right entitles the Participant to receive, with respect to each share of Stock as to which the Right is exercised, the excess of the share's fair market value on the date of exercise over its fair market value on the date the Right was granted. The Committee may provide at the time of grant that the amount the recipient is entitled to receive will be adjusted upward or downward under rules established by the Committee to take into account the performance of the Stock in comparison with the performance of other stocks or an index or indices of other stocks. The Committee may also grant Stock Appreciation Rights providing that following a change in control of the Company, as determined by the Committee, the holder of such Right will be entitled to receive, with respect to each share of Stock subject to the Right, an amount equal to the excess of a specified value (which may include an average of values) for a share of Stock during a period preceding such change in control over the fair market value of a share of Stock on the date the Right was granted.

     (b) Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan. A Stock Appreciation Right granted in tandem with an Option which is not an ISO may be granted either at or after the time the Option is granted. A Stock Appreciation Right granted in tandem with an ISO may be granted only at the time the Option is granted.

     (c) Rules Applicable to Tandem Awards. When Stock Appreciation Rights are granted in tandem with Options, the following will apply:

          (1) The Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable and will be exercisable in accordance with the procedure required for exercise of the related Option.

          (2) The Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right.

          (3) The Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right.

          (4) The Stock Appreciation Right will be transferable only with the related Option.

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
          (5) A Stock Appreciation Right granted in tandem with an ISO may be exercised only when the market price of the Stock subject to the Option exceeds the exercise price of such option.

     (d) Exercise of Independent Stock Appreciation Rights. A Stock Appreciation Right not granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which all or any part of the Right may be exercised.

     Any exercise of an independent Stock Appreciation Right must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by any other documents required by the Committee.

     6.3. Restricted and Unrestricted Stock.

     (a) Nature of Restricted Stock Award. A Restricted Stock Award entitles the recipient to acquire, for a purchase price equal to par value, shares of Stock subject to the restrictions described in paragraph (d) below ('Restricted Stock').

     (b) Acceptance of Award. A Participant who is granted a Restricted Stock Award will have no rights with respect to such Award unless the Participant accepts the Award by written instrument delivered or mailed to the Company accompanied by payment in full of the specified purchase price, if any, of the shares covered by the award. Payment may be by certified or bank check or other instrument acceptable to the Committee.

     (c) Rights as a Stockholder. A Participant who receives Restricted Stock will have all the rights of a stockholder with respect to the Stock, including voting and dividend rights, subject to the restrictions described in paragraph
(d) below and any other conditions imposed by the Committee at the time of grant. Unless the Committee otherwise determines, certificates evidencing shares of Restricted Stock will remain in the possession of the Company until such shares are free of all restrictions under the Plan.

     (d) Restrictions. Except as otherwise specifically provided by the Plan, Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, and if the Participant ceases to be an Employee or otherwise suffers a Status Change (as defined at Section 7.2(a) below) for any reason, must be offered to the Company for purchase for the amount of cash paid for the Stock, or forfeited to the Company if no cash was paid. These restrictions will lapse at such time or times, and on such conditions, as the Committee may specify. Upon lapse of all restrictions, Stock will cease to be restricted for purposes of the Plan. The Committee may at any time accelerate the time at which the restrictions on all or any part of the shares will lapse.

     (e) Notice of Election. Any Participant making an election under Section 83(b) of the Code with respect to Restricted Stock must provide a copy thereof to the Company within 10 days of the filing of such election with the Internal Revenue Service.

     (f) Other Awards Settled with Restricted Stock. The Committee may, at the time any award described in this Section 6 is granted, provide that any or all the Stock delivered pursuant to the Award will be Restricted Stock.

     (g) Unrestricted Stock. The Committee may, in its sole discretion, approve the sale to any Participant of shares of Stock free of restrictions under the Plan for a price which is not less than the par value of the Stock.

     6.4. Deferred Stock.

     A Deferred Stock Award entitles the recipient to receive shares of Stock to be delivered in the future. Delivery of the Stock will take place at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which delivery of all or any part of the Stock will take place. At the time any award described in this Section 6 is granted, the Committee may provide that, at the time Stock would otherwise be delivered pursuant to the Award, the Participant will instead receive an instrument evidencing the Participant's right to future delivery of Deferred Stock.

     6.5. Performance Awards; Performance Goals.

     (a) Nature of Performance Awards. A Performance Award entitles the recipient to receive, without payment, an amount in cash or Stock or a combination thereof (such form to be determined by the Committee) following the attainment of Performance Goals. 'Performance Goals' are goals which may be related to personal performance, corporate performance, departmental performance or any other category of performance deemed by the Committee to be important to the success of the Company. The Committee will determine the Performance Goals, the period or periods during which performance is to be measured and all other terms and conditions applicable to the award.

     (b) Other Awards Subject to Performance Conditions. The Committee may, at the time any Award described in this Section 6 is granted, impose the condition (in addition to any conditions specified or authorized in this Section 6 or any other provision of the Plan) that Performance Goals be met prior to the Participant's realization of any payment or benefit under the Award.

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

     (c) Certification of Attainment of Performance Goals. The attainment of any Performance Goals imposed as a condition to the Participant's realization of any payment of, or benefit under, an Award and the satisfaction of any other material terms shall be certified by the Committee in writing (or in approved minutes of the Committee meeting in which the certification is made) prior to the payment or the realization of such benefit by the Participant.


     6.6. Loans and Supplemental Grants.

     (a) Loans. The Company may make a loan to a Participant ('Loan'), either on the date of or after the grant of any Award to the Participant. A Loan may be made either in connection with the purchase of Stock under the Award or with the payment of any Federal, state and local income tax with respect to income recognized as a result of the Award. The Committee will have full authority to decide whether to make a Loan and to determine the amount, terms and conditions of the Loan, including the interest rate (which may be zero), whether the Loan is to be secured or unsecured or with or without recourse against the borrower, the terms on which the Loan is to be repaid and the conditions, if any, under which it may be forgiven. However, no Loan may have a term (including extensions) exceeding ten years in duration.

     (b) Supplemental Grants. In connection with any award, the Committee may at the time such Award is made or at a later date, provide for and grant a cash award to the Participant ('Supplemental Grant') not to exceed an amount equal to
(1) the amount of any federal, state and local income tax on ordinary income for which the Participant may be liable with respect to the Award, determined by assuming taxation at the highest marginal rate, plus (2) an additional amount on a grossed-up basis intended to make the Participant whole on an after-tax basis after discharging all the Participant's income tax liabilities arising from all payments under this Section 6. Any payments under this subsection (b) will be made at the time the Participant incurs Federal income tax liability with respect to the Award.

7. EVENTS AFFECTING OUTSTANDING AWARDS

     7.1. Death.

     If a Participant dies, the following will apply:

     (a) All Options and Stock Appreciation Rights held by the Participant immediately prior to death, to the extent then exercisable, may be exercised by the Participant's executor or administrator or the person or persons to whom the Option or Right is transferred by will or the applicable laws of descent and distribution, at any time within the one year period ending with the first anniversary of the Participant's death (or such shorter or longer period as the Committee may determine), and shall thereupon terminate. In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7. Except as otherwise determined by the Committee, all Options and Stock Appreciation Rights held by a Participant immediately prior to death that are not then exercisable shall terminate at death.

     (b) Except as otherwise determined by the Committee, all Restricted Stock held by the Participant must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with Section 6.3 above.

     (c) Any payment or benefit under a Deferred Stock Award, Performance Award, or Supplemental Grant to which the Participant was not irrevocably entitled prior to death will be forfeited and the Award canceled as of the time of death, unless otherwise determined by the Committee.

     7.2. Termination of Service (Other Than By Death).

     If a Participant who is an Employee ceases to be an Employee for any reason other than death, or if there is a termination (other than by reason of death) of the consulting, service or similar relationship in respect of which a non-Employee Participant was granted an Award hereunder (such termination of the employment or other relationship being herein referred to as a 'Status Change'), the following will apply:

     (a) Except as otherwise determined by the Committee: (i) all Options and Stock Appreciation Rights held by the Participant that were not exercisable immediately prior to the Status Change shall terminate at the time of the Status Change, (ii) any ISOs that were immediately exercisable prior to the Status Change will continue to be exercisable for a period of three months from the date of the Status Change and shall thereupon terminate unless the Status Change results from a discharge for cause which in the opinion of the Committee casts such discredit on the Participant as to justify immediate termination of the Option, and (iii) any other Options or Rights that were exercisable immediately prior to the Status Change will continue to be exercisable for a period of one year from the date of the Status Change (or such other period as the Committee may determine), and shall thereupon terminate, unless the Award provides by its terms for immediate termination in the event of a Status Change or unless the Status Change results from discharge for cause which in the opinion of the Committee casts such discredit on the Participant as to justify immediate termination of the Award. In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this
Section 7. For purposes of this paragraph, in the case of a Participant who is an Employee, a Status Change shall not be deemed to have resulted by reason of
(i) a sick leave or other bona fide leave of absence of one year or less or approved for purposes of the Plan by the Committee, or (ii) a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which Section 424(a) of the Code applies.

     (b) Except as otherwise determined by the Committee, all Restricted Stock held by the Participant at the time of the Status Change must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with Section 6.3 above.

     (c) Any payment or benefit under a Deferred Stock Award, Performance Award, or Supplemental Grant to which the Participant was not irrevocably entitled prior to the Status Change will be forfeited and the Award canceled as of the date of such Status Change unless otherwise determined by the Committee.

     7.3. Certain Corporate Transactions.

     (a) Subject to paragraph (c) below, as of the twentieth (20th) trading day prior to the effective date of a Change of Control, (1) each outstanding Option and each outstanding Stock Appreciation Right shall become exercisable in full,
(2) the restrictions shall be removed from each outstanding share of Restricted Stock, (3) the Company shall make all payments and provide all benefits under each outstanding Deferred Stock Award, Performance Award, and Supplemental Grant which would have been made or provided with the passage of time had the transaction not occurred and the Participant not suffered a Status Change (or died), (4) subject to paragraph (c) of this section, the Company shall pay to each holder of Options and Restricted Stock whose Options (other than ISOs granted prior to July 1, 1996) and Restricted Stock have been terminated, an amount equal to the Award Value with respect to such Options or Restricted Stock, such payment to be made by cash or certified check within 30 days after the Change in Control, and (5) the Committee may, in its sole discretion, forgive all or any portion of the principal of or interest on a Loan. For purposes of this section, the Award Value shall be determined as the difference between (i) the exercise price of the Option or the purchase price of the Restricted Stock and (ii) the Market Price, times (iii) the number of shares covered by the Option or the Restricted Stock award, as the case may be. The Market Price shall be determined as the average of the fair market value of the Stock for the period of twenty (20) trading days ending on the effective date of the covered transaction.

     (b) 'Change of Control' means any of the following: (1) any person, entity or Group (persons or entities acting together) is or becomes the beneficial owner of more than 50% of the Voting Stock of the Company; (2) a consolidation, merger, or sale of substantially all of the assets of the Company, with the effect that any person, entity or Group becomes the beneficial owner of more than 50% of the Voting Stock of the Company or the Company is not the surviving entity; (3) during any consecutive two-year period commencing July 1, 1996, individuals who constituted the Board of Directors at the beginning of such period, together with any new directors whose election by the Board or nomination for election by stockholders was approved by 2/3 of the directors who were in office at the beginning of the period or whose election or nomination was so approved, cease to constitute a majority of the Board then in office; or
(4) any order, judgment or decree of dissolution or split-up of the Company, and such order remains undischarged or unstayed for a period in excess of 60 days. For purposes of this provision, 'more than 50% of the Voting Stock' means more than 50% of one or more classes of stock pursuant to which the holders have the general power to vote for the election of members of the Board of Directors, and the aggregate of such classes for which the person, entity or Group holds more than 50% has the power to elect more than 50% of the members of the Board of Directors.

     (c) Notwithstanding the foregoing, the termination of Options and the payment of OptionAward Values described in paragraph (a) of this section shall not apply with respect to any transaction in which the holder of an Option or Restricted Stock receives either: (i) replacement options or restricted stock, as the case may be, allowing the holder to receive, on the same terms as in the original Option or Restricted Stock, the greatest amount of securities, cash or other property to which such holder would have been entitled as a holder of Common Stock upon consummation of the transaction if such holder had exercised the rights represented by the Option or restricted stock held by such holder immediately prior to the transaction, or (ii) if pooling of interests is a condition of the transaction, a replacement equity interest which enables the transaction to qualify for pooling of interests.

8. GENERAL PROVISIONS

     8.1. Documentation of Awards.

     Awards will be evidenced by such written instruments, if any, as may be prescribed by the Committee from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof.

     8.2. Rights as a Stockholder, Dividend Equivalents.

     Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a stockholder; the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, upon actual receipt of Stock. However, the Committee may, on such conditions as it deems appropriate, provide that a Participant will receive a benefit in lieu of cash dividends that would have been payable on any or all Stock subject to the Participant's Award had such Stock been outstanding. Without limitation, the Committee may provide for payment to the Participant of amounts representing such dividends, either currently or in the future, or for investment of such amounts on behalf of the Participant.

     8.3. Conditions on Delivery of Stock.

     The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove restriction from shares previously delivered under the Plan (a) until all conditions of the Award have been satisfied or removed, (b) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, (c) if the outstanding Stock is at the time listed on any stock exchange, until the shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and (d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

     If an Award is exercised by the Participant's legal representative, the Company will be under no obligation to deliver Stock pursuant to such exercise until the company is satisfied as to the authority of such representative.

     8.4. Tax Withholding,

     The Company will withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all federal, state and local withholding tax requirements (the 'withholding requirements').

     In the case of an Award pursuant to which Stock may be delivered, the Committee will have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Stock. If and to the extent that such withholding is required, the Committee may permit the Participant or such other person to elect at such time and in such manner as the Committee provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the withholding requirement.

     If at the time an ISO is exercised, the Committee determines that the Company could be liable for withholding requirements with respect to a disposition of the Stock received upon exercise, the Committee may require as a condition of exercise that the person exercising the ISO agree (a) to inform the Company promptly of any disposition (within the meaning of section 424(c) of the Code) of Stock receiving upon exercise, and (b) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

     8.5. Nontransferability of Awards.

     Unless otherwise provided in the Participant's agreement, no Award (other than an Award in the form of an outright transfer of cash or Unrestricted Stock) may be transferred other than by will or by the laws of descent and distribution, and during a Participant's lifetime an Award requiring exercise may be exercised only by him or her (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf).

     8.6. Adjustments in the Event of Certain Transactions.

     (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution to common stockholders other than normal cash dividends, after the effective date of the Plan, the Committee will make any appropriate adjustments to the maximum number of shares that may be delivered under the Plan under
Section 4 above.

     (b) In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan.

     8.7. Employment Rights, Etc.

     Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued retention by the Company or any subsidiary as an Employee or otherwise, or affect in any way the right of the Company or any subsidiary to terminate an employment, service or similar relationship at any time. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Awards granted under the Plan will not constitute an element of damages in the event of termination of an employment, service or similar relationship event if the termination is in violation of an obligation of the Company to the Participant.

     8.8. Deferral of Payments.

     The Committee may agree at any time, upon request of the Participant, to defer the date on which any payment under an Award will be made.

     8.9. Past Services as Consideration.

     Where a Participant purchases Stock under an Award for a price equal to the par value of the Stock the Committee may determine that such price has been satisfied by past services rendered by the Participant.

     8.10 Applicable Law

     This Employee Plan, all options granted hereunder and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as superseded by applicable federal law.

9. EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT AND TERMINATION

     Neither adoption of the Plan nor the grant of Awards to a Participant will affect the Company's right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock be issued to Employees.

     The Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify for the award of ISOs under Section 422 of the Code or for the award of performance-based compensation under Section 162(m) of the Code and to continue to qualify under Rule 16b-3 promulgated under Section 16 of the 1934 Act.

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